Exhibit 10.34

EXECUTION VERSION

INVESTMENT AGREEMENT

dated as of November 30, 2017

between

FGL HOLDINGS

and

The persons listed on Annex 1 and Annex 2

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INDEX OF DEFINED TERMS

Term	Location of Definition
Action	2.1(m)
Affiliate	5.8(a)
Agreement	Preamble
Articles of Association	Recitals
Amended Articles	1.3(a)(iv)
Board of Directors	2.1(d)(i)
BTO Commitment	Recitals
BTO Fund	Recitals
business day	5.8(e)
Certificates of Designations	2.1(u)(ii)
Class A Shares	Recitals
Closing	1.2(a)
Closing Date	1.2(a)
Code	2.1(i)
Company	Preamble
Company Financial Statements	2.1(f)
Company Parties	2.1(x)
Company Reports	2.1(g)(i)
Company Subsidiary	2.1(a)(ii)
Company’s knowledge	5.8(g)
control/controlled by/under common control with	5.8(a)
Debt Commitment Letter	1.3(a)(iii)
ECLs	Recitals
Equity Funding Documents	2.1(s)
Exchange Act	2.1(g)(i)
FGL	Recitals
FNF	Recitals
FNF Amendment Fee	Recitals
FNF Amendment Fee Letter	Recitals
FNF Backstop Commitment	Recitals
FNF Backstop Warrant Commitment	Recitals
FNF Commitment Fee	Recitals
FNF Fee Letter	Recitals
FNF Investment Commitment	Recitals
FNF Investment Purchase Price	1.1(b)
FNF OID	Recitals
FNF Ordinary Shares	1.1(b)
FNF Preferred Shares	1.1(b)
FNF Purchasers	Preamble
FNF Securities	1.1(b)
FNF Warrant Commitment	Recitals

Term	Location of Definition
Forward Purchase Agreements	Recitals
FPA ECLs	Recitals
FPA Shortfall	Recitals
FSR Bermuda	Recitals
FSR Cayman	Recitals
GAAP	2.1(f)
Governmental Entity	2.1(e)
GSO	Recitals
GSO Amendment Fee	Recitals
GSO Amendment Fee Letter	Recitals
GSO Backstop Commitment	Recitals
GSO Backstop Warrant Commitment	Recitals
GSO Commitment Fee	Recitals
GSO Fee Letter	Recitals
GSO Investment Commitment	Recitals
GSO Investment Purchase Price	1.1(a)
GSO OID	Recitals
GSO Preferred Shares	1.1(a)
GSO Purchasers	Preamble
GSO Securities	1.1(a)
GSO Side Letter	Recitals
GSO Warrant Commitment	Recitals
HRG	Recitals
including/includes/included/include	5.8(c)
Indebtedness	2.1(b)
Information	3.2(b)
Investor Letter	Recitals
knowledge of the Company	5.8(g)
Liens	2.1(c)
Limited Guarantees	2.1(x)
Material Adverse Effect	2.1(d)(ii)
Merger	Recitals
Merger Agreement	Recitals
Merger Sub	Recitals
NYSE	1.3(a)(v)
Ordinary Shares	Recitals
Parent	Recitals
person	5.8(f)
Pledge	4.1(a)
Preferred Shares	2.1(b)
Purchased Preferred Shares	1.1(b)
Purchased Securities	1.2(a)
Purchaser	Preamble

Term	Location of Definition
Purchaser Parties	2.2(n)
Qualifying Ownership Interest	3.2(a)
Registration Rights	2.2(b)
SEC	2.1(f)
Securities	2.1(b)
Securities Act	2.1(g)(i)
Series A Preferred Shares	Recitals
Series A Certificate of Designations	Recitals
Series B Certificate of Designations	Recitals
Series B Preferred Shares	Recitals
Share Purchase Agreement	Recitals
Shareholder Proposal	3.3(a)
Shareholder Redemptions	Recitals
Subject Transactions	Recitals
Subsidiary	2.1(a)(ii)
Taxes	2.1(i)
Tax Return	2.1(i)
Transfer	4.1(a)
Voting Debt	2.1(b)

LIST OF SCHEDULES AND EXHIBITS

Annex 1	GSO Purchasers

Annex 2	FNF Purchasers

Annex 3	Capital Structure

Annex 4	Registration Rights

Exhibit A	Form of Certificate of Designations of the Series A Preferred Shares

Exhibit B	Form of Certificate of Designations of the Series B Preferred Shares

Exhibit C	Forms of Opinions of Maples and Calder and Skadden, Arps, Slate, Meagher & Flom LLP

Exhibit D	Articles of Association

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INVESTMENT AGREEMENT, dated as of November 30, 2017 (this “Agreement”), between FGL HOLDINGS, a Cayman Islands exempted company (the “Company”), the persons listed on Annex 1 (the “GSO Purchasers”) and the persons listed on Annex 2 (the “FNF Purchasers”, collectively with the GSO Purchasers, the “Purchasers”, and each, a “Purchaser”).

RECITALS:

A.         The Subject Transactions. The Company, FGL US Holdings Inc., a Delaware corporation and wholly owned indirect subsidiary of the Company (“Parent”), FGL Merger Sub Inc., a Delaware corporation and wholly owned direct subsidiary of Parent (“Merger Sub”), and Fidelity & Guaranty Life, a Delaware corporation (“FGL”), have entered into that certain Agreement and Plan of Merger, dated as of May 24, 2017 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”). The Merger Agreement provides for the merger of Merger Sub with and into FGL, with FGL surviving (the “Merger”). In addition, the Company, HRG Group, Inc., the controlling shareholder of FGL (“HRG”), Parent, Front Street RE (Delaware) Ltd., a wholly owned subsidiary of HRG, Front Street Re (Cayman) Ltd. (“FSR Cayman”) and Front Street Re Ltd. (“FSR Bermuda”), have entered into that certain Share Purchase Agreement, dated as of May 24, 2017 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Share Purchase Agreement”). The Share Purchase Agreement provides for the purchase by Parent of all the issued and outstanding shares of FSR Cayman and FSR Bermuda (together with the Merger, the “Subject Transactions”).

B.         The Commitments and Other Arrangements.

1)	In connection with the Subject Transactions, the Company received equity commitment letters, dated May 24, 2017 (as amended, the “ECLs”), committing (i) GSO Capital Partners LP, a Delaware limited partnership (“GSO”) to purchase preferred equity of the Company for an aggregate cash purchase price of (A) $275,000,000 (the “GSO Investment Commitment”) plus (B) up to an additional $465,000,000 (the “GSO Backstop Commitment”) to offset any redemptions by the Company of its existing Class A Shares, par value $0.01 per share (the “Class A Shares”) required pursuant to its constitutive documents in connection with the Company’s shareholder vote to approve the Merger (any such redemptions, the “Shareholder Redemptions”), (ii) Blackstone Tactical Opportunities Fund II L.P. (“BTO Fund”) to purchase common equity of the Company for an aggregate cash purchase price of $225,000,000 (the “BTO Commitment”), and (iii) Fidelity National Financial, Inc. (“FNF”) to purchase common and preferred equity of the Company for an aggregate cash purchase price of (A) $235,000,000 (the “FNF Investment Commitment”) plus (B) up to an additional $195,000,000 (“FNF Backstop Commitment”) to offset any Shareholder Redemptions.

2)	Pursuant to the investor letter agreement, dated May 24, 2017, by and among the Company, BTO Fund, FNF and GSO (as amended, the “Investor Letter”), $100,000,000 of the FNF Investment Commitment will be allocated to the purchase of preferred equity and warrants of the Company.

3)	The Company and GSO entered into a side letter agreement, dated May 24, 2017 (as amended, the “GSO Side Letter”), providing for, among other things, certain terms of the preferred equity to be acquired by GSO and FNF.

4)	The Company and GSO entered into a fee letter agreement, dated May 24, 2017 (as amended, the “GSO Fee Letter”), providing for, among other things, (i) the payment by the Company to GSO of an original issue discount of $5,500,000 in respect of the preferred equity to be issued to GSO pursuant to the GSO Investment Commitment (the “GSO OID”), (ii) the payment by the Company to GSO of a commitment fee of $6,975,000 (the “GSO Commitment Fee”), and (iii) the issuance and delivery by the Company to GSO of warrants exercisable for, in the aggregate, 3.3% of the ordinary shares, par value $0.0001 per share, of the Company (“Ordinary Shares”) (on a fully diluted basis), with an exercise price per Ordinary Share of $0.01 (the “GSO Warrant Commitment”) and, if and to the extent GSO funds any amount of the GSO Backstop Commitment, warrants exercisable for, in the aggregate, the product of (A) the proportion of the GSO Backstop Commitment that is funded, and (B) 3.5% of the Company’s issued and outstanding Ordinary Shares (on a fully diluted basis) (the “GSO Backstop Warrant Commitment”). The Company has also agreed to pay or reimburse GSO for fees and expenses of counsel in connection with GSO’s anticipated purchase of the preferred shares.

5)	The Company and FNF entered into a fee letter agreement, dated May 24, 2017 (as amended, the “FNF Fee Letter”), providing for, among other things, (i) the payment by the Company to FNF of an original issue discount of $2,000,000 in respect of the preferred equity to be issued to FNF pursuant to the FNF Investment Commitment (the “FNF OID”), (ii) the payment by the Company to FNF of a commitment fee of $2,925,000 (the “FNF Commitment Fee”), and (iii) the issuance and delivery by the Company to FNF of warrants exercisable for, in the aggregate, 1.2% of the Company’s Ordinary Shares (on a fully diluted basis), with an exercise price per Ordinary Share of $0.01 (the “FNF Warrant Commitment”) and, if and to the extent FNF funds any amount of the FNF Backstop Commitment, warrants exercisable for, in the aggregate, the product of (A) the proportion of the FNF Backstop Commitment that is funded, and (B) 1.5% of the Company’s issued and outstanding Ordinary Shares (on a fully diluted basis) (the “FNF Backstop Warrant Commitment”). The Company has also agreed to pay or reimburse FNF for fees and expenses of counsel in connection with FNF’s anticipated purchase of the preferred shares.

6)	On August 4, 2017, the deadline for Shareholder Redemptions under the Company’s constitutive documents passed with no Shareholder Redemptions occurring, and as a result no preferred shares will be issued in respect of the GSO Backstop Commitment or the FNF Backstop Commitment, and no warrants will be issued to GSO in respect of the GSO Backstop Warrant Commitment or to FNF in respect of the FNF Backstop Warrant Commitment.

7)	On October 6, 2017, in connection with the amendment of the GSO Side Letter, the Company agreed to pay (i) GSO an amendment fee of $2,900,000 (the “GSO Amendment Fee”) under an amendment fee letter agreement (the “GSO Amendment Fee Letter”) and (ii) FNF an amendment fee of $1,100,000 (the “FNF Amendment Fee”) under an amendment fee letter agreement (the “FNF Amendment Fee Letter”).

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8)	In connection with the execution of this Agreement, the parties hereto have determined that Ordinary Shares be issued in satisfaction of the GSO Warrant Commitment and FNF Warrant Commitment as set forth herein.

C.          Forward Purchase Arrangements. The Company received forward purchase backstop equity commitment letters, dated as of May 24, 2017 (the “FPA ECLs”), committing (i) BTO Fund to purchase equity of the Company for an aggregate cash purchase price equal to one-third (1/3) of the aggregate amount, if any, not funded by one or more purchasers under forward purchase agreements between the Company, CF Capital Growth, LLC and each of the counterparties thereto (the “Forward Purchase Agreements”) at or prior to the Closing pursuant to the Forward Purchase Agreements (the “FPA Shortfall”), up to an aggregate amount of $100 million, and (ii) FNF to purchase equity of the Company for an aggregate cash purchase price equal to two-thirds (2/3) of the FPA Shortfall, up to an aggregate amount of $200 million.

D.          The Investment. Immediately prior to the completion of the Merger and pursuant to the GSO Investment Commitment and the FNF Investment Commitment, the Company intends to sell:

1)	to the GSO Purchasers, and the GSO Purchasers intend to purchase from the Company, as an investment in the Company and on the terms and conditions hereof: (a) Series A Cumulative Convertible Preferred Shares, par value $0.0001 per share, of the Company (the “Series A Preferred Shares”), having the terms reflected in the certificate of designations set forth in Exhibit A (the “Series A Certificate of Designations”) and made a part of the Company’s Second Amended and Restated Memorandum and Articles of Association (the “Articles of Association”) pursuant to the terms thereof, and (b) Ordinary Shares; and

2)	to the FNF Purchasers, and the FNF Purchasers intend to purchase from the Company, as an investment in the Company and on the terms and conditions hereof: (a) Series B Cumulative Convertible Preferred Shares, par value $0.0001 per share, of the Company (the “Series B Preferred Shares”), having the terms reflected in the certificate of designations set forth in Exhibit B (the “Series B Certificate of Designations”) made a part of the Articles of Association pursuant to the terms thereof; and (b) Ordinary Shares.

NOW, THEREFORE, in consideration of the premises, representations, warranties and the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

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Article I

PURCHASE; CLOSING

1.1         Purchase. On the terms and subject to the conditions set forth herein, at the Closing, the Purchasers will purchase from the Company, and the Company will sell to the Purchasers, free and clear of all Liens (other than those arising by reason of any act of the Purchasers or under applicable securities laws):

(a)       the number of Series A Preferred Shares set forth opposite the name of each GSO Purchaser under the heading “Preferred Shares” on Annex 1 (the “GSO Preferred Shares”) and the number of Ordinary Shares set forth opposite the name of each GSO Purchaser under the heading “Ordinary Shares”, (the “GSO Ordinary Shares”, and together with the GSO Preferred Shares, the “GSO Securities”), for an aggregate cash purchase price of $259,625,000 (the “GSO Investment Purchase Price”), which reflects a face amount of Series A Preferred Shares of $275,000,000, less (i) $5,500,000 in respect of the GSO OID, (ii) $6,975,000 in respect of the GSO Commitment Fee and (iii) $2,900,000 in respect of the GSO Amendment Fee; and

(b)       the number of Series B Preferred Shares set forth opposite the name of each FNF Purchaser under the heading “Preferred Shares” on Annex 2 (the “FNF Preferred Shares”, collectively with the GSO Preferred Shares, the “Purchased Preferred Shares”) and the number of Ordinary Shares set forth opposite the name of each FNF Purchaser under the heading “Ordinary Shares”, (the “FNF Ordinary Shares”, collectively with the FNF Preferred Shares, the “FNF Securities”) for an aggregate cash purchase price of $93,975,000 (the “FNF Investment Purchase Price”), which reflects a face amount of Series B Preferred Shares of $100,000,000, less (i) $2,000,000 in respect of the FNF OID, (ii) $2,925,000 in respect of the FNF Commitment Fee and (iii) $1,100,000 in respect of the FNF Amendment Fee.

1.2       Closing.

(a)       The closing of the purchase of the GSO Securities and the FNF Securities (collectively, the “Purchased Securities”) referred to in Section 1.1 by the Purchasers pursuant hereto (the “Closing”) shall occur at 9:00 A.M., New York City time, on the date hereof, at the New York offices of Winston and Strawn LLP, or at such other time and location as agreed by the Purchasers and the Company in writing. The date of the Closing is referred to as the “Closing Date.”

(b)       At least one calendar day before the Closing, (i) the GSO Purchasers shall have delivered the GSO Investment Purchase Price, and (ii) the FNF Purchasers shall have delivered the FNF Investment Purchase Price, in each case by wire transfer of immediately available funds to a bank account that has been designated by the Company.

(c)       At the Closing, (i) the Company will (A) make entries in its register of members in order to record and give effect to the issue to the Purchasers of the Purchased Securities, (B) deliver to the Purchasers a certified copy of the register of members of the Company reflecting the Purchasers as the holders of the Purchased Securities, free and clear of all Liens (other than those arising by reason of any act of the Purchasers or under applicable securities laws) and (C) deliver all other items required to be delivered pursuant to Section 1.3(a), and (ii) the Purchasers shall deliver all other items required to be delivered pursuant to Section 1.3(b).

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1.3         Closing Deliveries.

(a)         At the Closing, the Company shall deliver, or shall cause to be delivered, to the Purchasers, the following:

(i)       evidence, in such form as is reasonably acceptable to the Purchasers, (A) of the satisfaction (or waiver) of the conditions set forth in the Merger Agreement and Share Purchase Agreement (other than those conditions that by their terms are to be satisfied at the respective closings of the Subject Transactions), and (B) that the closings of the Subject Transactions shall occur substantially concurrently with the Closing;

(ii)       evidence, in such form as is reasonably acceptable to the Purchasers, that the transactions contemplated by the ECLs (other than with respect to the GSO Backstop Commitment and the FNF Backstop Commitment) and the Forward Purchase Agreements shall be completed substantially concurrently with the Closing;

(iii)       evidence, in such form as is reasonably acceptable to the Purchasers, that the transactions contemplated by the commitment letter, dated October 10, 2017, between the Company and Royal Bank of Canada, RBC Capital Markets, Bank of America, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BNP Paribas and Associated Bank, National Association (the “Debt Commitment Letter”) shall be completed substantially concurrently with the Closing;

(iv)        evidence, in such form as is reasonably acceptable to the Purchasers, that the Second Amended and Restated Memorandum and Articles of Association (“the Amended Articles”) have been authorized and approved by all required corporate action, and have become effective;

(v)       evidence that the GSO Ordinary Shares and FNF Ordinary Shares shall have been authorized for listing on the New York Stock Exchange (“NYSE”), subject to official notice of issuance;

(vi)       a certificate executed by the Chief Financial Officer of the Company certifying that the representations and warranties set forth in Section 2.1 are true and correct as of the Closing Date, except that those representations and warranties that address matters only as of a specified date are true and correct as of such date; and

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(vii)       an opinion of each of Maples and Calder and Skadden, Arps, Slate, Meagher & Flom LLP addressed to the Purchasers, dated as of the Closing Date, in the forms attached as Exhibit C hereto.

(b)       At the Closing, the Purchasers shall deliver, or shall cause to be delivered, to the Company, the following:

(i)       a letter to Continental Stock Transfer & Trust Company executed by a duly authorized person authorizing the release of the Private Placement Fund as defined in the escrow agreement between the Company and Continental Stock Transfer & Trust Company dated November 29, 2017; and

(ii)       a certificate executed by a duly authorized person of each Purchaser certifying that the representations and warranties set forth in Section 2.2 are true and correct as of the date hereof and the Closing Date, except that those representations and warranties that address matters only as of a specified date are true and correct as of such date, in each case, in respect of itself only.

Article II

REPRESENTATIONS AND WARRANTIES

2.1         Representations and Warranties of the Company. The Company represents and warrants to the Purchasers as follows:

(a)       Incorporation and Authority.

(i)       The Company is duly incorporated, validly existing and in good standing as an exempted company under the laws of the Cayman Islands and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company has furnished to the Purchasers true, correct and complete copies of the Articles of Association as in effect on the date of this Agreement.

(ii)       Each Company Subsidiary is duly organized, validly existing, duly qualified to do business and in good standing under the laws of the jurisdiction of its organization (if the concept of “good standing” is a recognized concept in such jurisdiction) and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted. The organizational chart set forth in Annex 3 is true, correct and complete as of the date of this Agreement. As used herein, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or other entity (A) of which such person or a subsidiary of such person is a general partner or (B) of which a majority of the voting securities or other voting interests, or a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or persons performing similar functions with respect to such entity, is directly or indirectly owned by such person and/or one or more subsidiaries thereof; and “Company Subsidiary” means any Subsidiary of the Company.

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(b)       Capitalization. Annex 3 sets forth (i) the authorized capital stock and Indebtedness of the Company as of immediately prior to the Effective Time of the Merger (as such terms are defined in the Merger Agreement), and (ii) the authorized capital stock and Indebtedness of the Company as of immediately after the Effective Time of the Merger. Except as reflected on Annex 3, the Company has not (A) issued or authorized the issuance of any Ordinary Shares, any preferred shares in the capital of the Company (“Preferred Shares”), or any securities convertible into or exchangeable or exercisable for Ordinary Shares or Preferred Shares, (B) reserved for issuance any Ordinary Shares or Preferred Shares or (C) repurchased or redeemed, or authorized the repurchase or redemption of, any Ordinary Shares or Preferred Shares. All of the issued and outstanding Ordinary Shares and Preferred Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No bonds, debentures, notes or other Indebtedness having the right to vote on any matters on which the shareholders of the Company may vote (“Voting Debt”) are issued and outstanding. Except as reflected on Annex 2, the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable for, any Ordinary Shares or Preferred Shares or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). The Company has obtained valid and effective waivers of any rights of first refusal, rights of first offer, rights of co-sale, preemptive rights and any other similar rights regarding the Purchased Securities and the Ordinary Shares into which the GSO Preferred Shares and the FNF Preferred Shares can be converted in accordance with the terms thereof and of this Agreement (collectively, the “Securities”). For the purposes of this Section 2.1(b) “Indebtedness” means, with respect to any person, without duplication, (i) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such person, (iv) all guarantees and arrangements having the economic effect of a guarantee of such person of any Indebtedness of any other person, or (v) all obligations or undertakings of such person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others.

(c)       Company’s Subsidiaries. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of the Company Subsidiaries, free and clear of any liens, charges, adverse rights or claims, pledges, covenants, title defects, security interests and other encumbrances of any kind (“Liens”), and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock, any other equity security or any Voting Debt of such Company Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock, any other equity security or Voting Debt of such Company Subsidiary.

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(d)       Authorization.

(i)       The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby have been duly and unanimously authorized by the board of directors of the Company (the “Board of Directors”). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by the Purchasers, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. The Company has received the requested approvals by its shareholders of the proposals set forth in its definitive proxy statement, dated July 26, 2017, and all such approvals continue to be valid and effective.

(ii)       Neither the execution and delivery by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof or of the Certificates of Designation, will (A) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Lien upon any of the material properties or assets of the Company or any Company Subsidiary under any of the terms, conditions or provisions of (i) its Articles of Association or the certificate of incorporation, charter, bylaws or other governing instrument of any Company Subsidiary or (ii) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (B) subject to compliance with the statutes and regulations referred to in Section 2.1(e), violate any law, statute, ordinance, rule, regulation, permit, concession, grant, franchise or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets, in each case, except in the case of clauses (A)(ii) and (B) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect. As used in this Agreement, the term “Material Adverse Effect” means (1) a material adverse change in, or a material adverse effect upon, the business, properties, results of operations or condition (financial or otherwise) of the Company and Company Subsidiaries taken as a whole or (2) a material impairment of the ability of the Company to perform under this Agreement.

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(e)         Governmental Consents. No material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority or any arbitral body (a “Governmental Entity”), or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement, other than such authorizations, orders, consents or approvals as have already been obtained by the Company.

(f)          Financial Statements. Each of the consolidated balance sheets of the Company and the Company Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows, together with the notes thereto (collectively, the “Company Financial Statements”), included in any Company Report filed with the United States Securities and Exchange Commission (“SEC”) prior to the date of this Agreement, (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) complied as to form, as of their respective date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (iii) have been prepared in accordance with generally accepted accounting principles of the United States of America consistently applied, as in effect at the date of such financial statements or information to which it refers (“GAAP”) applied on a consistent basis during the periods involved, except as may be otherwise specified in such Company Financial Statements and (iv) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates set forth therein and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein, subject, in the case of any unaudited financial statements, to normal recurring year-end adjustments.

(g)         Reports.

(i)       Since May 25, 2016 and until the date of this Agreement, the Company and each Company Subsidiary has timely filed all material reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective dates of filing, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities. To the knowledge of the Company, as of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report. In the case of each such Company Report filed with or furnished to the SEC, such Company Report did not, as of its date or if amended prior to the date of this Agreement, as of the date of such amendment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). With respect to all other Company Reports, the Company Reports were complete and accurate in all material respects as of their respective dates. No executive officer of the Company or any Company Subsidiary has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002.

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(ii)       The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including the consolidated Company Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2016 and until the date of this Agreement, (x) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (y) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

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(h)       Properties and Leases. The Company and the Company Subsidiaries have good and marketable title to all properties and assets owned by them, in each case free from Liens that would affect the value thereof or interfere with the use made or to be made thereof by them, other than such Liens as would not reasonably be expected to have a Material Adverse Effect. The Company and the Company Subsidiaries hold all leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them, other than such exceptions as would not reasonably be expected to have a Material Adverse Effect.

(i)       Taxes. (A) Each of the Company and the Company Subsidiaries has (1) duly and timely filed (including pursuant to applicable extensions granted without penalty) all material Tax Returns required to be filed by it and (2) paid in full all Taxes due or made adequate provision in the financial statements of the Company (in accordance with GAAP) for any such Taxes, whether or not shown as due on such Tax Returns; (B) no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of the Company or any of the Company Subsidiaries which deficiencies have not since been resolved, except for Taxes proposed, asserted or assessed that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided; and (C) there are no material Liens for Taxes upon the assets of either the Company or the Company Subsidiaries except for statutory Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided. None of the Company or any of the Company Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) is applicable. None of the Company or any Company Subsidiary has engaged in any transaction that is a “listed transaction” for federal income tax purposes within the meaning of Treasury Regulations section 1.6011-4, which has not yet been the subject of an audit. For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including any income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, together with any interest or penalties attributable thereto, and any payments made or owing to any other person measured by such taxes, charges, levies, penalties or other assessment, whether pursuant to a tax indemnity agreement, tax sharing payment or otherwise (other than pursuant to commercial agreements or any employee benefit plan, policy, program, practice or agreement (whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic) providing compensation or other benefits to any current or former employee of the Company). For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including without limitation all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

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(j)       No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the Company Financial Statements to the extent required to be so reflected or reserved against in accordance with GAAP, except for (i) liabilities that have arisen since December 31, 2016, (ii) liabilities that have been incurred in connection with the Subject Transactions, and (iii) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect. Except as contemplated by the Merger Agreement and the Share Purchase Agreement, since December 31, 2016, the Company and its Subsidiaries have conducted their business in the ordinary and usual course of business. Since December 31, 2016, no Material Adverse Effect has occurred.

(k)       Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement under the Securities Act, and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of the Securities to the Purchasers pursuant to this Agreement to the registration requirements of the Securities Act.

(l)       Status of Securities. The Purchased Securities to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action. When issued and sold against receipt of the consideration therefor as provided in this Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company. The Ordinary Shares issuable upon conversion of the Preferred Shares have been duly authorized by all necessary corporate action and when so issued upon such conversion or exercise will be validly issued, fully paid and nonassessable, will not subject the holders thereof to personal liability and will not be subject to preemptive rights of any other shareholder of the Company.

(m)       Litigation and Other Proceedings. There is no action, suit, arbitration, inquiry, investigation or proceeding by or before any Governmental Entity (each an “Action”) pending or, to the knowledge of the Company, threatened in writing against or affecting the Company or any Company Subsidiary or to which any of their assets are subject, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, in each case except as would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report or relating to any examinations or inspections of the Company or any Company Subsidiaries.

(n)       Compliance with Laws. The Company and each Company Subsidiary have all material permits, licenses, franchises, authorizations, orders and approvals of, and have made all filings, applications and registrations with, Governmental Entities that are required in order to permit them to own or lease their properties and assets and to carry on their business as presently conducted and that are material to the business of the Company or such Company Subsidiary. The Company and each Company Subsidiary has complied in all material respects and is not in default or violation in any material respect of, and none of them is, to the knowledge of the Company, under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, any applicable material domestic (federal, state or local) or foreign law, statute, ordinance, license, rule, regulation, policy or guideline, order, demand, writ, injunction, decree or judgment of any Governmental Entity, other than such noncompliance, defaults or violations that would not reasonably be expected to have a Material Adverse Effect. Except for statutory or regulatory restrictions of general application, no Governmental Entity has placed any material restriction on the business or properties of the Company or any Company Subsidiary.

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(o)         Investment Company. Neither the Company nor any of the Company Subsidiaries is an “investment company” as defined under the Investment Company Act of 1940, and neither the Company nor any of the Company Subsidiaries sponsors any person that is such an investment company.

(p)         Interim Operations.

(i)       The Company has not engaged in any business activity, other than (A) as described in the Company Reports filed with the SEC and (B) in connection with the evaluation, negotiation and consummation of the Subject Transactions.

(ii)       The Company has complied with all its obligations under the ECLs, FPA ECLs, the GSO Side Letter, the Investor Letter, the GSO Fee Letter, the GSO Amendment Fee Letter, the FNF Fee Letter and the FNF Amendment Fee Letter.

(q)         NYSE Listing. Immediately after the Closing, the issued and outstanding Ordinary Shares shall be registered pursuant to Section 12(b) of the Exchange Act and shall be listed for trading on the NYSE. There is no Action or investigation pending or, to the knowledge of the Company, threatened against the Company by any stock exchange or the SEC with respect to any intention by such entity to deregister the Ordinary Shares or prohibit the listing of Ordinary Shares on NYSE.

(r)         Shareholder Redemptions. There were no Shareholder Redemptions.

(s)        Other Investments. Except for this Agreement, the GSO Fee Letter, GSO Amendment Fee Letter, FNF Fee Letter, the FNF Amendment Fee Letter, the Forward Purchase Agreements and the ECLs (collectively, the “Equity Funding Documents”) and the Debt Commitment Letter, the Company has no other contractually committed sources of debt or equity financing to consummate the Merger. True, correct and complete copies of the Equity Funding Documents have been delivered by the Company to the Purchasers.

(t)         Brokers and Finders. No broker or finder is entitled to any brokerage or finder’s fee or other commission payable by any of the Purchasers in connection with this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, the Company Subsidiaries or any of their respective directors, officers or employees.

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(u)        Articles of Association; Certificates of Designations.

(i)       The Articles of Association in the form attached as Exhibit D hereto are current and in effect.

(ii)       The Board of Directors and the Company have taken all action necessary to cause the Series A Certificate of Designations and the Series B Certificate of Designations (collectively, the “Certificates of Designations”) to be adopted pursuant to the Articles of Association, and the terms of the Series A Preferred Shares and the Series B Preferred Shares have been established pursuant to the terms thereof in compliance with applicable law.

(v)        Indemnification. Except with respect to indemnification obligations set forth in (i) Annex 4 to this Agreement, (ii) the Registration Rights Agreement, dated May 19, 2016, among the Company, CF Capital Growth, LLC and the other parties thereto, (iii) Exhibit A to the Forward Purchase Agreements and (iii) Exhibit A to the Additional Equity Purchase Agreements, dated June 21, 2017, between the Company and the investors party thereto, the Company has not agreed to indemnify, and has not indemnified, any current shareholder in the Company or any party that has agreed to become a shareholder in the Company in connection with the transactions contemplated by the Merger Agreement.

(w)       No Waiver or Modification of Closing Conditions. None of the conditions to Closing for the Subject Transactions as set forth in the Merger Agreement and the Share Purchase Agreement have been waived or modified.

(x)        No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2.1 and in any certificate or agreement delivered pursuant hereto, none of the Company, any person on behalf of the Company or any of the Company’s Affiliates (collectively, the “Company Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Company or the Subject Transactions and the Company Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Purchaser in Section 2.2, the ECLs, the GSO Side Letter, the limited guarantees between GSO and the Company, dated as of May 24, 2017 (the “Limited Guarantees”), and in any certificate or agreement delivered pursuant hereto, the Company Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Purchaser.

2.2         Representations and Warranties of the Purchasers. Each Purchaser hereby represents and warrants to the Company, in respect of itself only, as follows:

(a)       Organization and Power. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation (if the concept of “good standing” is a recognized concept in such jurisdiction) and has all requisite power and authority to carry on its business as presently conducted and as proposed to be conducted.

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(b)       Authorization. It has full power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement, when executed and delivered by it, will constitute the valid and legally binding obligation of such Purchaser, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the registration rights set forth on Annex 4 (the “Registration Rights”) may be limited by applicable federal or state securities laws.

(c)       Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of it in connection with the consummation of the transactions contemplated by this Agreement.

(d)       Compliance with Other Instruments. The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated by this Agreement will not result in any violation or default (i) of any provisions of its organizational documents, (ii) of any instrument, judgment, order, writ or decree to which it is a party or by which it is bound, (iii) under any note, indenture or mortgage to which it is a party or by which it is bound, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound or (v) of any provision of federal or state statute, rule or regulation applicable to it, in each case (other than clause (i)), which would have a material adverse effect on it or its ability to consummate the transactions contemplated by this Agreement.

(e)       Purchase Entirely for Own Account. This Agreement is made with it in reliance upon its representation to the Company, which by such Purchaser’s execution of this Agreement, it hereby confirms, that the Securities to be acquired by it will be acquired for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that it has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of law.

(f)       Disclosure of Information. It has had an opportunity to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Securities and the Subject Transactions with the Company’s management.

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(g)       Restricted Securities. It understands that the offer and sale of the Securities to it has not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as expressed herein. It understands that the Securities are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, it may only transfer the Securities if they are registered with the SEC and qualified by state authorities, or pursuant to an exemption from such registration and qualification requirements. It acknowledges that the Company has no obligation to register or qualify the Securities for resale, except for the Registration Rights. It further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of its control, and which the Company is under no obligation and may not be able to satisfy.

(h)       High Degree of Risk. It understands that its agreement to purchase the Securities involves a high degree of risk which could cause it to lose all or part of its investment.

(i)       Accredited Investor. It is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(j)       General Solicitation. It is not acquiring the Securities as a result of any advertisement, article, notice or other communication regarding the Securities published in any newspaper, magazine or similar media, broadcast over television or radio, disseminated over the Internet or presented at any seminar or any other general solicitation or general advertisement.

(k)       Legends. It understands that certificates evidencing the Securities will bear a restrictive legend in substantially the form set forth in Section 4.3 (and, with respect to Securities held in uncertificated form, the transfer agent will record such a legend or other notation on the share register of the Company).

(l)       No Legal, Tax or Investment Advice. It understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to it in connection with the acquisition of the Securities constitutes legal, tax or investment advice. It has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its acquisition of the Securities.

(m)       Residence. Its principal place of business are the offices located at the address set forth on the signature page hereof.

(n)       No Other Representations and Warranties; Non-Reliance. Except for the specific representations and warranties contained in this Section 2.2 and in any certificate or agreement delivered pursuant hereto, none of the Purchaser nor any person acting on behalf of the Purchaser nor any of the Purchaser’s Affiliates (the “Purchaser Parties”) has made, makes or shall be deemed to make any other express or implied representation or warranty with respect to the Purchaser and the Purchaser Parties disclaim any such representation or warranty. Except for the specific representations and warranties expressly made by the Company in Section 2.1, the ECLs, the GSO Side Letter, the Limited Guarantees, and in any certificate or agreement delivered pursuant hereto, the Purchaser Parties specifically disclaim that they are relying upon any other representations or warranties that may have been made by the Company or any Company Party.

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Article III

COVENANTS

3.1         Actions. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other parties may reasonably request to consummate or implement the transactions contemplated hereby.

3.2         Access, Information and Confidentiality.

(a)       For so long as (i) in the case of the GSO Purchasers, the GSO Purchasers together with their Affiliates own at least the Qualifying Ownership Interest of the GSO Securities, or (ii) in the case of the FNF Purchasers, the FNF Purchasers together with their Affiliates own at least the Qualifying Ownership Interest of the FNF Securities, the Company will permit such Purchasers and their Affiliates to visit and inspect, at such Purchasers’ expense, the properties of the Company and the Company Subsidiaries, to examine the corporate books and to discuss the affairs, finances and accounts of the Company and the Company Subsidiaries with the principal officers of the Company, all upon reasonable notice and at such reasonable times and as often as such Purchasers may reasonably request. Any investigation pursuant to this Section 3.2 shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the conduct of the business of the Company, and nothing herein shall require the Company or any Company Subsidiary to disclose any information to the extent (i) prohibited by applicable law or regulation, (ii) that the Company reasonably believes such information to be competitively sensitive proprietary information (except to the extent the Purchasers provide assurances reasonably acceptable to the Company that such information shall not be used by the Purchasers or their respective Affiliates to compete with the Company and Company Subsidiaries), or (iii) that such disclosure would reasonably be expected to cause a violation of any agreement to which the Company or any Company Subsidiary is a party or would cause a risk of a loss of attorney-client privilege to the Company or any Company Subsidiary. The Company shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances where any of the restrictions in the foregoing clauses apply, and shall provide, to the extent feasible, a simple description of any information withheld on the basis of the foregoing restrictions. In the event, and to the extent, that, as a result of any change in applicable law or regulation or a judicial or administrative interpretation of applicable law or regulation, it is reasonably determined that the rights afforded pursuant to this Section 3.2 are not sufficient for purposes of the Department of Labor’s “plan assets” regulations, to the extent such plan assets regulation applies to the investment in the Securities, the Purchasers and the Company shall cooperate in good faith to agree upon mutually satisfactory management access and information rights which satisfy such regulations. “Qualifying Ownership Interest” means 25% of Securities acquired by such person hereunder, calculated on an as converted basis (assuming a Conversion Price equal to the value of clause (iii) of the definition of Floor Price (each as defined in the applicable Certificate of Designations)).

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(b)       Each party to this Agreement will hold, and will cause its respective Affiliates and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a regulatory authority is necessary or appropriate or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange, all non-public records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement except to the extent that such information can be shown to have been (i) previously known by such party on a non-confidential basis, (ii) in the public domain through no fault of such party or (iii) later lawfully acquired from other sources by the party to which it was furnished, and neither party hereto shall release or disclose such Information to any other person, except (A) its auditors, attorneys, financial advisors, other consultants and advisors, (B) in the case of the GSO Purchasers, their Affiliates, financing sources, current or prospective investors in funds or accounts managed or advised by GSO or its Affiliates and any bona fide prospective purchaser of Securities, and (C) in the case of the FNF Purchasers, their Affiliates, financing sources, current or prospective investors in funds or accounts managed or advised by FNF or its Affiliates and any bona fide prospective purchaser of Securities; provided that the Purchasers shall not release or disclose any information to its financing sources which is furnished to any non-voting observer appointed pursuant to Section 4.2 without the consent of the Company.

3.3         Board of Director’s Recommendation; Proxy Statement

(a)       The Company shall call a special meeting of its shareholders, as promptly as practicable following the Closing (but in any event on or before May 31, 2018) to vote on proposals (collectively, the “Shareholder Proposal”) to (i) approve the conversion of the Series A Preferred Shares and Series B Preferred Shares into Ordinary Shares for purposes of Section 312.03 of the NYSE Listed Company Manual or any equivalent rule of any stock exchange on which the Ordinary Shares are listed from time to time, and (ii) amend the Amended Articles such that they comply with the provisions of Section 313.00(C) of the NYSE Listed Company Manual regarding the right to elect directors upon default of dividend payments for six quarterly periods or any equivalent rule of any stock exchange on which the Ordinary Shares are listed from time to time. The Board of Directors shall unanimously recommend to the Company’s shareholders that such shareholders vote in favor of the Shareholder Proposal. In connection with such meeting, the Company shall promptly prepare (and Purchasers will reasonably cooperate with the Company to prepare) and file (but in no event later than March 31, 2018, unless otherwise agreed by the parties) with the SEC a preliminary proxy statement, shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such shareholders' meeting to be mailed to the Company’s shareholders not more than five business days after clearance thereof by the SEC, and shall use its reasonable best efforts to solicit proxies for such shareholder approval. The Company shall notify Purchasers promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and will supply Purchasers with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to such shareholders' meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail to its shareholders such an amendment or supplement. Purchasers and the Company agree promptly to correct any information provided by them or on their behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its shareholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with Purchasers prior to filing any proxy statement, or any amendment or supplement thereto, and provide Purchasers with a reasonable opportunity to comment thereon. In the event that the approval of the Shareholder Proposal is not obtained at such special shareholders meeting, the Company shall include a proposal to approve (and the Board of Directors shall unanimously recommend approval of) each such proposal at a meeting of its shareholders no less than once in each subsequent six-month period beginning on May 31, 2018 until such approval is obtained.

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(b)       Purchasers, on the one hand, agree to furnish the Company, and the Company, on the other hand, agrees, upon request, to furnish to each Purchaser, all information concerning itself, its Affiliates, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with any such shareholders meeting.

(c)       Purchasers hereby agree that at any meeting of the shareholders of the Company held to vote on the Shareholder Proposal, however called, Purchasers shall vote, or cause to be voted, all Ordinary Shares or other voting securities beneficially owned by Purchasers, in favor of the Shareholder Proposal.

3.4         Tax Matters

(a)       With respect to each taxable year of the Company and each Company Subsidiary with respect to which a reasonable likelihood exists that the Company and/or a Company Subsidiary is treated as a “passive foreign investment company” (as defined in Section 1297(a) of the Code), the Company and/or such Company Subsidiary shall comply with the requirements of Section 1295(a)(2) of the Code (and the Treasury Regulations promulgating such requirements) and timely deliver to the Purchasers the information necessary to permit them to make a valid election to treat the Company and/or such Company Subsidiary as a “qualified electing fund” (as defined in Section 1295(a) of the Code) and to subsequently comply with the requirements applicable to shareholders who have made a valid election to treat a “passive foreign investment company” as a “qualified electing fund.”

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(b)       Upon reasonable request from the Purchaser, the Company shall provide such information as is reasonably necessary to permit the Purchasers to comply with applicable requirements regarding the filing of Tax Returns that arise in connection with their ownership of the Securities.

(c)       The Company and the GSO Purchasers agree to treat the GSO Commitment Fee and the GSO Amendment Fee as a discount to the GSO Investment Commitment and not as separately bargained for consideration for United States federal (and other applicable) tax purposes.

(d)       The Company and the FNF Purchasers agree to treat the FNF Commitment Fee and the FNF Amendment Fee as a discount to the FNF Investment Commitment and not as separately bargained for consideration for United States federal (and other applicable) tax purposes.

(e)       The parties agree to allocate to each Ordinary Share that is a GSO Ordinary Share or FNF Ordinary Share an amount of the GSO Investment Purchase Price or FNF Investment Purchase Price, as applicable, equal to $10.00.

(f)       The Company will exercise reasonable efforts to cooperate with the Purchasers to seek to have any redemption pursuant to Section 6 of the Certificates of Designations qualify as a sale or exchange pursuant to Section 302(a) of the Internal Revenue Code of 1986, as amended; provided, however, that this covenant shall not have any effect on the Company's right to redeem the Preferred Shares in accordance with such Section 6 of the Certificates of Designations.

(g)       The Company shall not incur or accumulate, and shall cause each Company Subsidiary to prevent the Company from incurring or accumulating, any earnings and profits for United States federal income tax purposes (including as a result of receiving a distribution of property from any Company Subsidiary), unless, in each taxable year in which the Company has (or is reasonably expected to have) current or accumulated earnings and profits for United States federal income tax purposes, the Board of Directors shall have or shall declare cash dividends to the Purchasers in an amount that is sufficient to allow the Purchasers (or the direct or indirect owners of the Purchasers) to pay any U.S. federal and state income tax due with respect to any dividend income attributable to such current (or reasonably expected current) or accumulated earnings and profits for such taxable year; provided, however, that this paragraph (g) shall not have any effect on the Purchasers’ entitlement to dividends under the terms of any of their Preferred Shares and that the Company shall not be required to pay or declare any dividends (whether in cash or in kind) in excess of such entitlement.

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Article IV

ADDITIONAL AGREEMENTS

4.1         Transfer Restrictions.

(a)       Restrictions on Transfer. Until the first anniversary of the Closing Date, except as otherwise permitted in this Agreement, the Purchasers will not transfer, sell, assign or otherwise dispose of (including any transfer of constructive economic ownership, whether through any security, contract right, or derivative position) (“Transfer”) any Preferred Shares acquired pursuant to this Agreement. Notwithstanding the foregoing, the Purchasers may pledge (a “Pledge”) any or all of the Preferred Shares in the ordinary course of business for bona fide financing purposes, including as collateral for any loan, so long as the counterparty to such Pledge enters into a written agreement agreeing to be bound by these transfer restrictions with respect to the pledged Preferred Shares. The Transfer restrictions set forth in this Section 4.1(a) shall terminate and be of no further force or effect on the first anniversary of the Closing Date. Any Preferred Shares acquired by the Purchasers and their Affiliates other than pursuant to this Agreement will not be subject to this Section 4.1(a).

(b)      Permitted Transfers. Notwithstanding Section 4.1(a), each Purchaser and its permitted transferees shall be permitted to Transfer any portion or all of its Preferred Shares at any time under the following circumstances:

(i)       Transfers to (A) any Affiliate of a Purchaser under common control with a Purchaser’s ultimate parent, general partner or investment advisor (any such transferee shall be included in the term “Purchaser”), or (B) any limited partner, member or shareholder of any Purchaser, but in each case only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement.

(ii)       Transfers pursuant to a merger, tender offer or exchange offer or other business combination, acquisition of assets or similar transaction or change of control involving the Company.

(c)       Additional Restrictions with respect to Ordinary Shares. Each Purchaser shall not, and (subject to the last sentence of this Section 4.1(c)) shall cause its Affiliates to not, directly or indirectly, establish any short position in or with respect to the Ordinary Shares (including through the use of derivatives but excluding any such position with regards to a broad-based market basket or index in which the Ordinary Shares are included) (i) during the 30 consecutive Trading Days used to calculate the Conversion Price (as defined in the applicable Certificate of Designation) with respect to such Purchaser’s Preferred Shares, or (ii) prior to such period to the extent intended to cause material market activity with respect to the Ordinary Shares during such 30 consecutive Trading Day period. Notwithstanding the foregoing, nothing contained in this Section 4.1(c) shall prohibit any Purchaser or any Affiliate of any Purchaser from establishing or maintaining a short position in, or with respect to, Ordinary Shares (including through the use of derivatives) unrelated to the potential conversion of the Preferred Shares into Ordinary Shares.

21

4.2         Governance Matters. Each of (i) the GSO Purchasers, as a group, and (ii) the FNF Purchasers, as a group, shall have the right, exercisable by delivering written notice to the Company, to collectively designate their own non-voting observer to attend any meetings of the Board of Directors and any committee thereof, in each case for so long as such the GSO Purchasers or FNF Purchasers, as applicable, together with their respective Affiliates own at least two times the Qualifying Ownership Interest. Each of the GSO Purchasers and the FNF Purchasers shall have the right to remove and replace their respective non-voting observer at any time and from time to time. The Company shall furnish to each non-voting observer (a) notices of all Board of Directors and committee meetings (as applicable) no later than, and using the same form of communication as, notice of such Board of Directors and committee meetings are furnished to Directors, and (b) copies of the materials with respect to meetings of the Board of Directors and any committees thereof, which are furnished to Directors, no later than such materials are so furnished to such Directors; provided, however, that such representative shall agree to hold in confidence all information so provided on customary terms; and provided, further, that such representative may be excluded from access to any material or meeting or portion thereof if the Board of Directors or any committee thereof determines in good faith (and, with respect to items (i) and (iii) below, upon advice of counsel) that (i) such exclusion is reasonably necessary in the opinion of counsel to preserve attorney-client privilege, (ii) there exists, with respect to any deliberation or board or committee materials, an actual or potential conflict of interest between the observer, any Purchaser and the Company, or (iii) such recusal is required by applicable laws (including any federal securities laws). The GSO Purchasers or the FNF Purchasers may elect to suspend their right to appoint their respective non-voting observer and receive materials provided to the Board of Directors at any time and from time to time by delivery of written notice thereof to the Company. The GSO Purchasers and the FNF Purchasers may terminate any such suspension by delivery of written notice of such termination to the Company.

4.3         Legend.

(a)       The Purchasers agree that each register and book entry for the Purchased Securities shall contain a notation, and each certificate (if any) evidencing the Securities shall be stamped or otherwise imprinted with a legend, in substantially the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE TRANSFERRED IN VIOLATION OF SUCH ACT AND LAWS.

THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTMENT AGREEMENT BY AND AMONG THE HOLDER AND THE OTHER PARTIES THERETO. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

22

(b)       Upon the request of a Purchaser, if such legend is no longer required under the Securities Act and applicable state laws, the Company shall promptly cause clause (1) of the legend to be removed from any certificate for any Securities to be Transferred in accordance with the terms of this Agreement and clause (2) of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this Agreement. In connection therewith, if required by the Company’s transfer agent, the Company will reasonably cooperate with such Purchaser to cause an opinion of counsel to be delivered to its transfer agent, together with any other authorizations, certificates and directions required by the transfer agent that authorize and direct the transfer agent to issue such Securities without any such legend.

(c)       The Purchaser shall have registration rights with respect to the Securities as set forth in the Registration Rights.

4.4         Reservation for Issuance. The Company will reserve that number of Ordinary Shares sufficient for issuance upon conversion of the Preferred Shares owned at any time by the Purchasers without regard to any limitation on such conversion.

4.5         Certain Transactions. The Company will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property or assets to, any other person unless the successor, transferee or lessee party, as the case may be (if not the Company), expressly assumes the due and punctual performance and observance of each and every covenant, obligation and condition of this Agreement to be performed and observed by the Company (including the Registration Rights in Annex 4).

4.7         Exchange Listing. The Company shall cause the GSO Ordinary Shares, FNF Ordinary Shares and Ordinary Shares reserved for issuance pursuant to the conversion of the Preferred Shares to continue to be approved for listing on NYSE.

4.8         Certificates of Designations. For so long as the Purchasers, together with any of their Affiliates, own any Preferred Shares, the Company shall not amend or change any terms of the applicable Certificate of Designation except in accordance with the terms thereof.

4.9         Use of Proceeds. The proceeds from the issuance and sale of the Preferred Shares shall be used solely for the purposes specified in the ECLs.

4.10       MFN Provision. If the Company enters into an agreement, or modifies either Certificate of Designations, so as to provide terms more favorable to any Purchaser than the terms provided to any other Purchaser under this Agreement, then the Company will enter into an agreement with such other Purchaser or modify the terms of this Agreement, the applicable Certificate of Designation, as applicable, to reflect such more favorable terms.

4.11       ECLs. Upon the execution and delivery of this Agreement by the parties hereto, the ECLs delivered by GSO and FNF shall be superseded hereby and automatically terminate and be of no further force and effect.

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Article V

MISCELLANEOUS

5.1         Expenses. Each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement, except that the Company shall reimburse the Purchasers for the fees and expenses of counsel to the extent provided in the GSO Fee Letter and the FNF Fee Letter.

5.2         Amendment; Waiver. No amendment or waiver of any provision of this Agreement will be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement, as the case may be, will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. The right of a party to any remedy pursuant to this Agreement shall not be waived or otherwise affected by any investigation or examination conducted, or any knowledge possessed or acquired (or capable of being possessed or acquired), by such party at any time concerning any circumstance, action, omission or event relating to the accuracy or performance of any representation, warranty, covenant or obligation.

5.3         Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by email and such emails will be deemed as sufficient as if actual signature pages had been delivered.

5.4         Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan, State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

5.5         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.6         Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

24

(a)	If to a GSO Purchaser to:

GSO Capital Partners LP

345 Park Avenue

New York, New York 10154

Attention: Robert Petrini and Marisa Beeney

Email: robert.petrini@gsocap.com; marisa.beeney@gsocap.com

with a copy to (which copy alone shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: C. Andrew Gerlach

Telephone: (212) 558-4789

Email: gerlacha@sullcrom.com

Fax: (212) 291-9299

(b)	If to an FNF Purchaser to:

Fidelity National Financial, Inc.

601 Riverside Ave.

Jacksonville, FL 32204

Attention: Executive Vice President, General Counsel and Corporate Secretary

Fax: (702) 243-3251

If to the Company:

CF Corporation

1701 Village Center Circle

Las Vegas, Nevada 89134

Attn: Douglas Newton

Telephone: (212) 207-8647

Email: newton@cc.capital

Fax: (212) 588-8713

25

with a copy to (which copy alone shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attn: Nicholas F. Potter

Telephone: (212)-909-6459

Email: nfpotter@debevoise.com

Facsimile: (212)-909-6836

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attn: Gregory A. Fernicola

Telephone: (212)-735-2918

Email: gregory.fernicola@skadden.com

Facsimile: (917)-777-2918

Winston & Strawn LLP

200 Park Avenue

New York, New York 10166

Attn: Joel L. Rubinstein

Telephone: (212)-294-5336

Email: jrubinstein@winston.com

Facsimile: (212)-294-4700

5.7         Entire Agreement, Etc. (a) Except as otherwise provided herein, this Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement, and supersedes all other prior agreements, including the FNF Fee Letter, FNF Amendment Fee Letter, GSO Fee Letter, GSO Amendment Fee Letter and other understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; and (b) this Agreement will not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void); provided that a Purchaser may assign its rights and obligations under this Agreement (i) to any Affiliate, but only if the transferee agrees in writing for the benefit of the Company (with a copy thereof to be furnished to the Company) to be bound by the terms of this Agreement (any such transferee shall be included in the term “Purchaser”); provided, further, that no such assignment shall relieve such Purchaser of its obligations hereunder and (ii) as provided in the Registration Rights on Annex 4.

5.8         Interpretation; Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. In addition, the following terms are ascribed the following meanings:

26

(a)       the term “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities by contract or otherwise; provided, that other than for purposes of Section 3.2(b) and Section 5.14 of this Agreement, any reference to an “Affiliate” of any GSO Purchaser shall exclude any person outside of the credit-focused business of The Blackstone Group L.P.;

(b)       the word “or” is not exclusive;

(c)       the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(d)       the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(e)       “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental action to close;

(f)       “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act; and

(g)       to the “knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the “officers” (as such term is defined in Rule 3b-2 under the Exchange Act, but excluding any Vice President or Secretary) of the Company.

5.9         Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

5.10       Severability. If any provision of this Agreement or the application thereof to any person (including the officers and directors the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

27

5.11       No Third-Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies, except that the provisions of Section 4.5 shall inure to the benefit of the persons referred to in that Section.

5.12       Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation or the rules of any stock exchange upon which its securities are listed, each of the parties hereto will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement, and neither the Company nor any Purchaser will make any such news release or public disclosure without first consulting with the other, and, in each case, also receiving the other’s consent (which shall not be unreasonably withheld, conditioned or delayed) and each party shall coordinate with the party whose consent is required with respect to any such news release or public disclosure.

5.13       Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms of this Agreement, this being in addition to any other remedies to which they are entitled at law or equity.

5.14       No Recourse. This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of any Purchaser or any party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby and by the other certificates delivered pursuant thereto.

* * *

28

      IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

FGL HOLDINGS

By:	/s/ Douglas B. Newton
Name: Douglas B. Newton
Title: Chief Financial Officer

[Signature Page to Investment Agreement]

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General
Counsel and Corporate Secretary

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General
Counsel and Corporate Secretary

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:	/s/ Michael L. Gravelle
	Name:	Michael L. Gravelle
	Title:	Executive Vice President, General
Counsel and Corporate Secretary

[Signature Page to Investment Agreement]

GSO COF III AIV-5 LP

By: GSO Capital Opportunities Associates III LLC,
its general partner

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO COF III Co-Investment AIV-5 LP

By: GSO COF III Co-Investment Associates LLC,
its general partner

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO CO-INVESTMENT FUND-D LP

By: GSO Co-Investment Fund-D Associates LLC,
its general partner

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO CREDIT ALPHA FUND LP

By: GSO Credit Alpha Associates LLC,
its general partner

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

Annex 1

GSO AIGUILLE DES GRANDS MONTETS FUND II LP

By: GSO Capital Partners LP,
its attorney-in-fact

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO CHURCHILL PARTNERS LP

By: GSO Churchill Associates LLC,
its general partner

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO CREDIT-A PARTNERS LP

By: GSO Capital Partners LP,
its investment manager

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

GSO HARRINGTON CREDIT ALPHA FUND (CAYMAN) L.P.

By: GSO Harrington Credit Alpha Associates L.L.C.,
its general partner

By:	/s/ Marisa Beeney
	Name:	Marisa Beeney
	Title:	Authorized Signatory

Annex 1

Annex 1

GSO Purchasers

GSO Purchasers	Preferred Shares	Ordinary Shares
GSO COF III AIV-5 LP	185,811	4,147,302
GSO COF III Co-Investment AIV-5 LP	64,611	1,442,118
GSO Co-Investment Fund-D LP	2,281	50,912
GSO Credit Alpha Fund LP	7,396	165,079
GSO Aiguille des Grands Montets Fund II LP	6,367	142,111
GSO Churchill Partners LP	2,354	52,541
GSO Credit-A Partners LP	5,104	113,921
GSO Harrington Credit Alpha Fund (Cayman) L.P.	1,076	24,016

Annex 1

Annex 2

FNF Purchasers

FNF Purchasers	Preferred Shares	Ordinary Shares
Fidelity National Title Insurance Company	24,000	535,680
Chicago Title Insurance Company	56,000	1,249,920
Commonwealth Land Title Insurance Company	20,000	446,400

Annex 2

Annex 3

Capital Structure

Annex 3

Annex 4

Registration Rights

1.         Within thirty (30) days after the Closing Date, the Company shall use reasonable best efforts to file a registration statement on Form S-3 for a secondary offering (including any successor registration statement, a “Resale Shelf”) of the Ordinary Shares and any other equity security of the Company issued or issuable with respect thereto by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (the “Ordinary Registrable Securities”) pursuant to Rule 415 under the Securities Act.

2.         Within thirty (30) days after the written request of the GSO Purchasers with respect to the Series A Shares, or the FNF Purchasers with respect to the Series B Shares, the Company shall use reasonable best efforts to file a Resale Shelf covering (x) the Series A Shares or the Series B Shares, as the case may be, (y) the Converted Shares (as defined below), in each case plus (z) any other equity security of the Company issued or issuable with respect to the securities referred to in clauses (x) and (y), as applicable, by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization (the “Preferred Registrable Securities” and, together with the Ordinary Registrable Securities, the “Registrable Securities”) pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, the Company shall have no obligation to file a Resale Shelf (i) with respect to the securities referred to in clause (x) above earlier than ninety (90) days prior to the first anniversary of the Closing Date, and (ii) with respect to the securities referred to in clause (y) above, earlier than ninety (90) days prior to the date on which the Preferred Shares become convertible, or actually convert, into Ordinary Shares pursuant to the applicable Certificate of Designations and Articles of Association.

3.         If Form S-3 is unavailable for a registration described in paragraphs 1 and 2 hereof, the Company shall register the resale of the Registrable Securities on another appropriate form (including Form S-1) as promptly as practicable after Form S-3 becomes unavailable, and undertake to register the Registrable Securities on Form S-3 as soon as such form is available.

4.         The Company shall use reasonable best efforts to cause each Resale Shelf to be declared effective under the Securities Act promptly after the filing thereof, but in no event later than sixty (60) days after the filing thereof, and to maintain the effectiveness of such Resale Shelf with respect to the Registrable Securities covered by such Resale Shelf until the earlier of (A) the date on which the Purchasers cease to hold Registrable Securities covered by such Resale Shelf and (B) the date all of the Purchasers’ Registrable Securities covered by such Resale Shelf can be sold publicly without restriction or limitation under Rule 144 under the Securities Act and without the requirement to be in compliance with Rule 144(c)(1) under the Securities Act.

Annex 4

5.         If at any time the Company proposes to file a registration statement (a “Registration Statement”) on its own behalf, or on behalf of any other persons (as defined below) who have previously exercised demand registration rights with respect to such registration statement (“Other Holders”), relating to an underwritten offering of Ordinary Shares, or engage in an Underwritten Shelf Takedown (as defined below) (in each case, a “Company Offering”), then the Company will provide the Purchasers with notice in writing (an “Offer Notice”) at least ten (10) Business Days prior to such filing, which Offer Notice will offer to include in the Registration Statement for such Company Offering the Purchasers’ Ordinary Registrable Securities and Converted Shares (as defined below), if any. Within five (5) Business Days (or, in the case of an Offer Notice delivered to the Purchasers in connection with an Underwritten Shelf Takedown, within three (3) Business Days) after receiving the Offer Notice, each Purchaser may make a written request (a “Piggyback Request”) to the Company to include some or all of such Purchaser’s Ordinary Registrable Securities or Converted Shares in the Company Offering. If the underwriter(s) for any Company Offering advise the Company that marketing factors require a limitation on the number of securities that may be included in the Company Offering, the number of securities to be so included shall be allocated as follows: (i) first, to the Company and any Other Holders, if any; and (ii) second, to the Piggyback Holders (as defined in the Forward Purchase Agreements) and other holders of Ordinary Shares who validly exercised piggyback registration rights based on the pro rata percentage of Ordinary Shares requested to be included therein, and (iii) to the Purchasers based on the pro rata percentage of Ordinary Registrable Securities and Converted Shares, as applicable, held by the Purchasers and requested to be included in the Company Offering.

6.         At any time during which the Company has an effective Resale Shelf with respect to the Purchasers’ Registrable Securities, (i) the Purchasers shall be entitled, at any time and from time to time, to sell Registrable Securities, and (ii) each Purchaser may make a written request (which request shall specify the intended method of disposition thereof) (a “Shelf Takedown Request”) to the Company to effect a sale, of all or a portion of such Purchaser’s Registrable Securities that are covered by the Resale Shelf for which a prospectus supplement (a “Shelf Takedown Prospectus Supplement”) is required by applicable law, and the Company shall use commercially reasonable efforts to file such Shelf Takedown Prospectus Supplement for such purpose as soon as reasonably practicable following receipt of a Shelf Takedown Request.

Annex 4

7.         Each of (i) the GSO Purchasers, taken as a group and (ii) the FNF Purchasers, taken as a group, may request (any such group, the “Requesting Purchasers”) that any sale of Ordinary Shares issued upon the conversion of the Preferred Shares (and any other equity security of the Company issued or issuable with respect to such Ordinary Shares by way of a share dividend or share split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization, the “Converted Shares”) covered by a Resale Shelf be conducted as an underwritten public offering (an “Underwritten Shelf Takedown”). The Company shall not be obligated to effect more than two Underwritten Shelf Takedowns for each of (i) the GSO Purchasers, taken as a group, and (ii) the FNF Purchasers, taken as a group. Each of the GSO Purchasers, taken as a group, and the FNF Purchasers, taken as a group, shall have the right, pursuant to a timely Piggyback Request, to include securities that are covered by the Resale Shelf (“Requesting Holder Securities”) in the prospectus supplement relating to any Underwritten Shelf Takedown and such Purchaser agrees to cooperate with the Company and such other Purchaser in furtherance thereof. If the underwriter(s) for any Underwritten Shelf Takedown advise the Company that marketing factors require a limitation on the number of securities that may be included in the Underwritten Shelf Takedown, the number of securities to be so included shall be allocated as follows: (i) first, to the Requesting Purchasers; and (ii) second, to the Piggyback Holders and other holders of ordinary shares who validly exercised piggyback registration rights based on the pro rata percentage of Ordinary Shares to be included therein, and (iii) third, to the Purchasers making the Piggyback Request based on the pro rata percentage of the Converted Shares held by the Purchasers making the Piggyback Request and requested to be included in the Underwritten Shelf Takedown. It is understood that any Purchaser electing to include securities on an Underwritten Shelf Takedown pursuant to a Piggyback Request shall not have the ability to withdraw such securities from such offering without the consent of the Requesting Purchasers, it being understood that the terms of the offering may not be known at the time of such offering and that the Requesting Purchasers shall have the sole discretion to approve such terms (and such other Purchasers shall not have the right to make any determinations other than whether they wish to include their Converted Shares in the prospectus supplement). In this regard, by electing to include securities in such offering, such other Purchasers agree to cooperate with the Company and the Requesting Purchasers in furtherance of such offering, including entering into such customary agreements and take all such actions (including supplying all reasonably requested information) within forty-eight (48) hours of a reasonable request by the Company, underwriters or Requesting Purchasers. The Requesting Purchasers shall have the right, after consultation with the Company, to determine the plan of distribution for any Underwritten Shelf Takedown, including the price at which the Converted Shares are to be sold and the underwriting commissions, discounts and fees. The Requesting Purchasers shall select the investment banker or bankers and managers to administer the Underwritten Shelf Takedown, including the lead managing underwriter (provided that such investment banker or bankers and managers shall be reasonably satisfactory to the Company. The Company shall consider, in good faith, any reasonable request by any Purchaser from time to time for an Underwritten Shelf Takedown of Ordinary Registrable Securities owned by such Purchaser that are not Converted Shares.

8.         Each of (i) the GSO Purchasers, taken as a group and (ii) the FNF Purchasers, taken as a group, may request a sale of Ordinary Registrable Securities that are not Converted Shares covered by a Resale Shelf be conducted as an underwritten block trade (an “Underwritten Block Trade”); provided that aggregate offering value of such Registrable Ordinary Securities requested to be sold in any Underwritten Block Trade must be equal to at least $25,000,000. The Company shall not be obligated to effect more than one Underwritten Block Trade for each of (i) the GSO Purchasers, taken as a group, and (ii) the FNF Purchasers, taken as a group, and the total Registration Expenses payable by the Company under paragraph 10 below for all Underwritten Block Trades shall not exceed $500,000 in the aggregate.

9.         In connection with any underwritten offering, the Company shall enter into such customary agreements and take all such other actions in connection therewith (including those requested by the Purchasers) in order to facilitate the disposition of such Registrable Securities as are reasonably necessary or required, and in such connection enter into a customary underwriting agreement that provides for customary opinions, comfort letters and officer’s certificates and other customary deliverables.

10.       The Company shall pay all fees and expenses incident to the performance of or compliance with its obligation to prepare, file and maintain the Resale Shelf (including the fees of its counsel and accountants). The Company shall also pay all Registration Expenses. For purposes of this paragraph 10, “Registration Expenses” shall mean the out-of-pocket expenses of a Company Offering or an Underwritten Shelf Takedown, including, without limitation, the following: (i) all registration and filing fees (including fees with respect to filings required to be made with FINRA) and any securities exchange on which the Registrable Securities are then listed; (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities); (iii) printing, messenger, telephone and delivery expenses; (iv) reasonable fees and disbursements of counsel for the Company; (v) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Underwritten Shelf Takedown; and (vi) reasonable fees and expenses of one legal counsel selected by the applicable Purchasers.

Annex 4

11.       The Company may suspend the use of a prospectus included in a Resale Shelf or Company Offering by furnishing to the Purchasers a written notice (“Suspension Notice”) stating that in the good faith judgment of the Company, it would be either (i) prohibited by the Company’s insider trading policy (as if the Purchasers were covered by such policy) or (ii) materially detrimental to the Company and its shareholders for such prospectus to be used at such time. The Company’s right to suspend the use of such prospectus under clause (ii) of the preceding sentence may be exercised for a period of not more than sixty (60) days after the date of such notice to the Purchasers; provided such period may be extended for an additional thirty (30) days with the consent of a majority-in-interest of the holders of Registrable Securities covered by the Resale Shelf; provided further, that such right to suspend the use of a prospectus in the case of clause (ii) of the preceding sentence shall be exercised by the Company not more than once in any twelve (12) month period (it being understood that the right to suspend the use of a prospectus in the case of clause (i) of the preceding sentence shall not be so limited). A holder of Registrable Securities shall not effect any sales of Registrable Securities pursuant to a Resale Shelf or Company Offering at any time after it has received a Suspension Notice from the Company and prior to receipt of an End of Suspension Notice (as defined below). The holders may recommence effecting sales of the Registrable Securities pursuant to the Resale Shelf following further written notice to such effect (an “End of Suspension Notice”) from the Company to the holders, which shall be provided by the Company prior to the end of the applicable suspension period. The Company shall act in good faith to permit any suspension period contemplated by this paragraph to be concluded as promptly as reasonably practicable.

12.       The Purchaser agrees that, except as required by applicable law, the Purchaser shall treat as confidential the receipt of any Suspension Notice (provided that in no event shall such notice contain any material nonpublic information of the Company) hereunder and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of the Company until such time as the information contained therein is or becomes public, other than as a result of disclosure by a holder of Registrable Securities in breach of the terms of this Agreement.

Annex 4

13.       The Company shall indemnify and hold harmless the Purchasers, their respective directors and officers, partners, members, managers, employees, agents, and representatives and each person, if any, who controls each Purchaser within the meaning of the Securities Act and the Exchange Act and any agent thereof (collectively, “Indemnified Persons”), to the fullest extent permitted by applicable law, from and against any losses, claims, damages, liabilities, joint or several, costs (including reasonable costs of preparation and reasonable attorneys’ fees) and expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (collectively, “Losses”), promptly as incurred, arising out of, based upon or resulting from any untrue statement or alleged untrue statement of any material fact contained in the Resale Shelf (or any amendment or supplement thereto), the related prospectus, or any amendment or supplement thereto, or arise out of, are based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that the Company shall not be liable in any such case or to any Indemnified Person to the extent that any such Loss arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission or so made in reliance upon or in conformity with information furnished by or on behalf of such Indemnified Person in writing specifically for use in the preparation of the Resale Shelf, the related prospectus, or any amendment or supplement thereto. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Indemnified Person, and shall survive the transfer of any Registrable Securities by the Purchasers.

14.       The Company’s obligations under this Annex 4 are subject to the Purchasers’ furnishing to the Company in writing such information as the Company reasonably requests for use in connection with each Resale Shelf and Company Offering, the related prospectus, or any amendment or supplement thereto. Each Purchaser shall indemnify the Company, its officers, directors, managers, employees, agents and representatives, and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement of material fact contained in each Resale Shelf and Company Offering, the related prospectus, or any amendment or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by a Purchaser expressly for inclusion in such document; provided that the obligation to indemnify shall be individual, not joint and several, for each Purchaser and shall be limited to the net amount of proceeds received by such Purchaser from the sale of Registrable Securities pursuant to such Resale Shelf or Company Offering.

15.       The Company shall cooperate with the Purchasers, to the extent the Registrable Securities become freely tradable and are sold by a Purchaser, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legend) representing the Registrable Securities to be offered pursuant to a Resale Shelf and enable such certificates to be in such denominations or amounts, as the case may be, as the Purchasers may reasonably request and registered in such names as the Purchasers may request.

16.       If requested by a Purchaser, the Company shall as soon as practicable, subject to any Suspension Notice, (i) incorporate in a prospectus supplement or post-effective amendment such information as such Purchaser reasonably requests to be included therein relating to the sale and distribution of Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being offered or sold, the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering; (ii) make all required filings of such prospectus supplement or post-effective amendment after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment; and (iii) supplement or make amendments to any Registration Statement if reasonably requested by such Purchaser holding any Registrable Securities.

Annex 4

17.       As long as the Purchasers shall own Registrable Securities, the Company, at all times while it shall be reporting under the Exchange Act, covenants to file timely (or file Forms 12b-25 for extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act, and to promptly furnish the Purchaser with true and complete copies of all such filings, unless filed through the SEC’s EDGAR system. The Company further covenants that it shall take such further action as the Purchaser may reasonably request, all to the extent required from time to time, to enable the Purchaser to sell the Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions relating thereto. Upon the request of a Purchaser, the Company shall deliver to the Purchaser a written certification of a duly authorized officer as to whether it has complied with such requirements.

18.       The rights, duties and obligations of the Purchasers under this Annex 4 may be assigned or delegated by any Purchaser in conjunction with and to the extent of any transfer or assignment of Registrable Securities by such Purchaser to any transferee or assignee.

19.       The Company covenants and agrees that it will not grant registration rights to any other person that are more favorable (including with respect to priority) to those provided to the Purchasers under this Annex 4 unless the Purchasers have provided their prior written consent thereto to the Company.

20.       The terms set forth in this Annex 4 shall not apply to any Preferred Shares that a Purchaser elects to include in a remarketing pursuant to Section 11 of the Certificate of Designations for each of the Series A Shares and the Series B Shares during such remarketing.

21.       Any action to be taken or right to be exercised by the holders of the Series A Shares or the Series B Shares, as the case may be, pursuant to this Annex 4 may be taken with the written consent of or at the direction of the holders of a majority of such Series A Shares or Series B Shares, as the case may be. The provisions of this Annex 4, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the holders of a majority of each of the Series A Shares and the Series B Shares.

22.       The provisions of this Annex 4 shall apply, to the full extent set forth herein, with respect to the Registrable Securities, to any and all equity securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Registrable Securities, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any of such events, the provisions hereunder shall be appropriately adjusted with the consent of the Purchasers.

Annex 4

23.       The Company agrees that to the extent necessary to ensure that the Registrable Securities are freely transferable pursuant to applicable laws and in order to facilitate the disposition by the Purchasers of such securities, if the Company’s Ordinary Shares (or any successor security) are no longer registered under the Exchange Act and become registered under the laws of a non-U.S. jurisdiction, or listed on a stock exchange in a non-U.S. jurisdiction, then the Company and the Purchasers shall cooperate in good faith to revise the terms of this Annex 4 to refer to the appropriate applicable laws and stock exchange(s), and make other appropriate adjustments to give full effect to the intent and purposes of this Annex 4.

Annex 4

Exhibit A

Form of Certificate of Designations of the Series A Preferred Shares

EXECUTION VERSION

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CUMULATIVE CONVERTIBLE PREFERRED SHARES

OF

FGL HOLDINGS

FGL HOLDINGS, an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”), does hereby certify:

That the Board of Directors of the Company (the “Board of Directors”), pursuant to the authority conferred upon the Board of Directors by the provisions of the Amended and Restated Memorandum and Articles of Association of the Company and applicable law, by way of written resolution dated November 30, 2017, duly adopted resolutions creating a class of preferred shares of the Company designated as “Series A Cumulative Convertible Preferred Shares”.

Section 1.          Designation. The designation of the class of preferred shares shall be “Series A Cumulative Convertible Preferred Shares” (the “Series A Shares”). Each Series A Share shall be identical in all respects to every other Series A Share. The Series A Shares will rank, on the terms set forth in Section 4(c) and Section 5, equally with Parity Shares and senior to Junior Shares, with respect to the payment of dividends and/or the distribution of assets following the commencement of any voluntary or involuntary liquidation of the Company.

Section 2.          Number of Shares. The number of authorized Series A Shares shall be 275,000, provided, that an additional 325,000 Series A Shares shall be authorized for issuance solely as PIK Shares. That number from time to time may be increased solely with the affirmative vote or consent of the holders of the Series A Shares pursuant to Section 12 and the Board of Directors; provided that no such increase shall be permitted that would cause the total number of authorized Preferred Shares, including the Series A Shares, to exceed the amount of Preferred Shares authorized by the Articles of Association.

Section 3.          Definitions. As used herein with respect to the Series A Shares:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this Certificate of Designations, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” has the meaning set forth in Section 21(c).

“Appoint” has the meaning set forth in Section 12(b)(v).

“AOI” means, for any period, the adjusted operating income of the Company, calculated on a basis consistent with that adopted by Fidelity & Guaranty Life for the 2016 fiscal year, as reflected in its publicly filed financial statements.

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“Arrearage” has the meaning set forth in Section 4(b).

“Articles of Association” means the Second Amended and Restated Memorandum and Articles of Association of the Company, as they may be amended from time to time, and shall include this Certificate of Designations and the certificate of designations for any other authorized class of Preferred Shares.

“Blackstone Funds” means, individually or collectively, any investment fund, coinvestment vehicles and/or other similar vehicles or accounts, in each case, managed by an Affiliate of The Blackstone Group L.P., or any of their respective successors.

“Board of Directors” has the meaning set forth in the Recitals or a committee thereof duly authorized to act for such Board of Directors.

“Business Day” means each weekday on which banking institutions in New York, New York are not authorized or obligated by law, regulation or executive order to close.

“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series A Shares, and its successors and assigns.

“Capital Stock” of any Person means (i) with respect to any Person that is a corporation or a company, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Ordinary Shares or Preferred Shares, and (ii) with respect to any Person that is not a corporation or a company, any and all partnership, limited liability company, membership or other equity interests of such Person, but in each case excluding any debt securities convertible into any of the foregoing.

“Certificate of Designations” means this Certificate of Designations relating to the Series A Shares, as it may be amended from time to time.

“Change of Control” means the occurrence of one of the following:

(i)          a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than a Permitted Holder, becomes or files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Ordinary Shares or other common equity of the Company representing more than 50% of the voting power of the issued and outstanding Ordinary Shares or other common equity of the Company;

(ii)         one or more Permitted Holders become, or commence a tender, exchange or similar offer and/or file a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such Permitted Holder(s) intends to become, in the aggregate, the direct or indirect ultimate “beneficial owners,” as defined in Rule 13d-3 under the Exchange Act, of Ordinary Shares or other common equity of the Company representing more than 60% of the voting power of the outstanding Ordinary Shares or other common equity of the Company; or

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(iii)        consummation of any consolidation, merger, amalgamation or scheme of arrangement of or involving the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the Company to any Person other than one of the Company’s Subsidiaries, in each case pursuant to which the Ordinary Shares or other common equity of the Company will be converted into cash, securities or other property, other than pursuant to a transaction in which (A) the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all issued and outstanding classes of voting shares of the continuing or surviving Person immediately after such transaction, or (B) the members of the Board of Directors or other governing body of the Company immediately prior to such transaction comprise a majority of the members of the Board of Directors or other governing body of the Company or such other continuing or surviving Person immediately after such transaction.

“Closing Price” of the Ordinary Shares on any date of determination means the last reported sale price of the Ordinary Shares regular way on such date (or, if no such sale occurs on such date, the average of the reported closing bid and asked prices for such shares regular way on such date) on the Principal Market or, if there is no Principal Market for the Ordinary Shares, the average of the closing bid and asked prices quoted for the Ordinary Shares in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or if such closing prices are not so reported (or if the relevant price or prices required to be used to calculate the Closing Price as provided in this paragraph are not available in the relevant market on such date for any reason, the market price of the Ordinary Shares on such date as determined by a nationally recognized investment banking firm retained by the Company for this purpose).

“Company” has the meaning set forth in the Recitals.

“Competing Remarketing” means any ongoing Remarketing pursuant to Section 11, and any ongoing remarketing of the Series B Shares pursuant to Section 11 of the Series B Certificate of Designations; provided that no such Remarketing or remarketing shall be deemed to be ongoing past the applicable Remarketing Window for such Remarketing.

“Constituent Person” has the meaning set forth in Section 10(a)(ii).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Shares, and its successors and assigns.

“Conversion Date” has the meaning set forth in Section 8(d).

“Conversion Notice Date” has the meaning set forth in Section 8(d).

“Conversion Price” means, at any time, a dollar amount equal to the higher of (i) a 5.0% discount to the arithmetic average of the VWAP per Ordinary Share on each of the 30 consecutive Trading Days from, but excluding the Conversion Notice Date, and (ii) the Floor Price.

“Conversion Rate” means, at any time, the number of duly authorized, fully paid and nonassessable Ordinary Shares into which each Series A Share is convertible, after taking into account any adjustments pursuant to Section 9, determined by dividing (i) the Liquidation Preference (calculated as if the Conversion Date was the date fixed for liquidation the Company, and as adjusted pursuant hereto for share splits, share dividends, reclassifications and the like), by (ii) the Conversion Price.

“Credit Agreement” means the Credit Agreement, dated as of November 30, 2017, by and among Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation, CF Bermuda Holdings Limited, a Bermuda exempted limited liability company, the lenders from time to time a party thereto and Royal Bank of Canada, as administrative agent for the lenders and the other agents and arrangers party thereto.

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“Current Market Price” as of any day means the average of the VWAP per Ordinary Share on each of the 10 consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in Section 9. For the purpose of calculating the Current Market Price, consecutive Trading Days shall end on the day before the date in question.

“Depositary” means DTC or its nominee, or any successor depositary appointed by the Company or its nominee.

“Director Acceptance Letter” has the meaning set forth in Section 12(b)(ii).

“Dividend Payment Date” has the meaning set forth in Section 4(a)(i). Each Dividend Payment Date “relates” to the Dividend Period most recently ending before such Dividend Payment Date, and vice versa (with the words “related” and “relating” having correlative meanings).

“Dividend Period” means each period from and including a Dividend Payment Date (except that the initial Dividend Period shall commence on the Original Issue Date, and the initial Dividend Period for any Series A Shares issued in kind pursuant to Section 4 shall commence on the date such Series A Shares are issued) and continuing to but not including the next succeeding Dividend Payment Date.

“Dividend Rate” means (i) for any day during the Fixed Rate Period, 7.5%, and (ii) for any date during the Floating Rate Period, the greater of (A) 7.5% and (B) a rate equal to Three-month LIBOR plus 5.5%; provided that in the event of an Modified Dividend Rate, such Modified Dividend Rate shall be the Dividend Rate.

“Dividend Record Date” has the meaning specified in Section 4(a)(iii).

“DTC” means The Depository Trust Company.

“Engagement Date” has the meaning set forth in the definition of “Remarketing Window”.

“Engagement Deadline” has the meaning set forth in Section 11(b).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 10(a)(ii).

“Ex-date”, when used with respect to any issuance or distribution, means the first date on which the Ordinary Shares or other relevant securities trade without the right to receive such issuance or distribution.

“Expiration Date” has the meaning set forth in Section 9(a)(iv).

“Expiration Time” has the meaning set forth in Section 9(a)(iv).

“Fixed Rate Period” means each Dividend Period relating to a Dividend Payment Date occurring on or before November 30, 2027.

“Floating Rate Period” means each Dividend Period relating to a Dividend Payment Date occurring after November 30, 2027.

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“Floor Price” means (i) for a Conversion Date from and including November 30, 2027 to but not including November 30, 2028, $8.00, (ii) for a Conversion Date from and including November 30, 2028 to but not including November 30, 2029, $7.00, and (iii) for a Conversion Date from and after November 30, 2029, $6.00, in each case after taking into account any adjustment pursuant to Section 9.

“FNF” means Fidelity National Financial, Inc., and its successors and permitted assigns.

“Global Preferred Share” has the meaning set forth in Section 21(a).

“GSO” means GSO Capital Partners LP, and its successors and permitted assigns.

“GSO Group” means funds and accounts managed, advised or sub-advised by GSO and its Affiliates within the credit-focused business unit of The Blackstone Group L.P.

“Holder” means, as to any Series A Share, the Person in whose name such share is registered in the register of members of the Company, which may be treated by the Company, Transfer Agent, Registrar, Calculation Agent, paying agent and Conversion Agent as the absolute owner of such share for the purpose of making payment and settling the related conversions and for all other purposes. References herein to “holders” of preferred shares of the Company shall mean, insofar as such shares are Series A Shares, the Holders thereof.

“Included Series B Shares” has the meaning set forth in Section 11(h).

“Junior Liquidation Shares” has the meaning set forth in the definition of “Junior Shares”.

“Junior Payments” has the meaning set forth in Section 4(c)(i).

“Junior Shares” means the Ordinary Shares and any other class or series of shares in the capital of the Company now existing or hereafter authorized over which the Series A Shares have preference or priority in the payment of dividends or in the distribution of assets following the commencement of any voluntary or involuntary liquidation of the Company. Junior Shares over which the Series A Shares have preference or priority in such distribution of assets are herein called “Junior Liquidation Shares”.

“Liquidation Preference” has the meaning set forth in Section 5(a). References to the “liquidation preference” of any Preferred Shares of the Company in the Articles of Association shall mean the Liquidation Preference if such Preferred Shares are Series A Shares.

“London Banking Day” means any day on which commercial banks are open in London for general business (including dealings in foreign exchange and foreign currency deposits).

“Market Disruption Event” means, on any day when the Ordinary Shares are listed or admitted to trading or quoted on a securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), any of the following events that occurs or continues to exist on such day:

(i)          any suspension of, or limitation imposed on, trading by the Principal Market during the one-hour period prior to the close of trading for the regular trading session (or for purposes of determining the VWAP per Ordinary Share, any period or periods aggregating one half-hour or longer during the regular trading session) on the Principal Market on such day, and whether by reason of movements in price exceeding limits permitted by the Principal Market, or otherwise, relating to the Ordinary Shares (specifically or among other shares generally) or to futures or options contracts relating to the Ordinary Shares (specifically or among other shares generally) on the Principal Market;

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(ii)         any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants, during the one-hour period prior to the close of trading for the regular trading session (or for purposes of determining the VWAP per Ordinary Share, any period or periods aggregating one half-hour or longer during the regular trading session) on the Principal Market on such day, to effect transactions in, or obtain market values for, the Ordinary Shares (specifically or among other shares generally) on the Principal Market on such day or to effect transactions in, or obtain market values for, futures or options contracts relating to the Ordinary Shares (specifically or among other shares generally) on the Principal Market on such day; or

(iii)        the principal exchange or quotation facility (whether or not the Principal Market) on which futures or options contracts relating to the Ordinary Shares are listed or admitted to trading or quoted fails to open, or closes prior to its respective scheduled closing time, for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours), unless such earlier closing time is announced by such exchange or facility at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such day and (B) the submission deadline for orders to be entered into such exchange or facility for execution at the actual closing time on such day.

“Modified Dividend Rate” means, in connection with a Remarketing, the dividend rate per annum (which may be fixed or floating, and any spread with respect to a floating dividend rate) rounded to the nearest one one-thousandth (0.001) of one percent that the Series A Shares shall bear as determined by the Board of Directors pursuant to the Remarketing Agreement and Section 11(j).

“Modified Redemption Date” means, in connection with a Remarketing, the earliest redemption date for the Series A Shares (which shall be no earlier than the earliest redemption date prior to such Remarketing) that shall apply after such Remarketing as determined by the Company pursuant to the Remarketing Agreement.

“Modified Remarketing Price” has the meaning set forth in Section 11(d).

“Modified Terms” has the meaning set forth in Section 11(d).

“NC Date” has the meaning set forth in Section 6(a); provided that if there is a Modified Redemption Date, the NC Date shall be the Modified Redemption Date.

“Nonpayment” has the meaning set forth in Section 12(b)(i).

“Normalized AOI” means the AOI for any period subject to the following adjustments: (i) add back any amounts for “legacy incentive compensation”, and “back project expenses”, (ii) add back (if negative) or subtract (if positive) any amounts for “single premium immediate annuities mortality & other reserve adjustments”; (iii) add back (if negative) or subtract (if positive) any amounts for “assumption review & DAC unlocking”, and (iv) “other, including bond prepayment income and tax valuation allowance adjustments”, in each case, calculated on a basis consistent with that adopted in prior years by Fidelity Life & Guaranty in its publicly filed financial statements.

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“Officer” means the Director, Chief Executive Officer, the Chief Operating Officer, the Chief Administrative Officer, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.

“Officers’ Certificate” means a certificate signed (i) by a Director, the Chief Executive Officer, the Chief Operating Officer, the Chief Administrative Officer, the Chief Financial Officer, the Controller or the Chief Accounting Officer, and (ii) by the Treasurer, any Assistant Treasurer, the General Counsel, Corporate Secretary or any Assistant Secretary of the Company, and delivered to the Conversion Agent.

“Ordinary Shares” means the ordinary shares in the capital of the Company, par value $0.0001 per share.

“Original Holder” means any Holder that is (i) a member of the GSO Group or (ii) any transferee of such member that is an Affiliate of GSO.

“Original Issue Date” means November 30, 2017.

“Original Liquidation Preference” means $1,000.00 per Series A Share.

“Original Remarketing Price” means an amount equal to the Liquidation Preference for the Series A Shares to be remarketed.

“Original Series B Holders” means any Holder of Series B Shares that is (i) FNF, or (ii) any transferee of FNF that is an Affiliate of FNF.

“Parity Dividend Shares” has the meaning set forth in the definition of “Parity Shares”.

“Parity Liquidation Shares” has the meaning set forth in the definition of “Parity Shares”.

“Parity Shares” means any class or series of shares in the capital of the Company hereafter authorized that ranks equally with the Series A Shares in the payment of dividends or in the distribution of assets following the commencement of any voluntary or involuntary liquidation of the Company. Parity Shares so ranking equally in the payment of dividends are herein called “Parity Dividend Shares”. Parity Shares so ranking equally in such distribution of assets are herein called “Parity Liquidation Shares”. The Series B Shares shall be deemed to be Parity Shares, Parity Dividend Shares and Parity Liquidation Shares.

“Participation Deadline” has the meaning set forth in Section 11(a).

“Participating Holders” has the meaning set forth in Section 11(a).

“Participating Series B Holders” has the meaning set forth in Section 11(h).

“Permitted Holders” means:

(i) each of Blackstone Tactical Opportunities Fund II, L.P., GSO, FNF, Cannae Holdings, Inc., BilCar, LLC, CC Capital Management, LLC, CFS Holdings (Cayman), LP, CFS II Holdings (Cayman), LP and the Blackstone Funds;

(ii) any Affiliate or Related Party of any Person specified in clause (i); and

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(iii) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (i) and (ii) or any group in which the Persons specified in clauses (i) and (ii) own a majority of the voting power of the Voting Stock held by such group, and any Person that is a member of any such group.

“Person” means a legal person, including any individual, company, corporation, estate, body corporate, partnership, limited liability company, trust, joint venture, association or other legal entity.

“PIK Shares” has the meaning set forth in Section 4(a)(ii).

“Preferred Shares” means any and all series or classes of preferred shares in the capital of the Company, having a par value of $0.0001 per share, including the Series A Shares and Series B Shares.

“Preferred Share Director” has the meaning specified in Section 12(b)(i).

“Principal Market” means, with respect to any day on which the Ordinary Shares are listed or admitted to trading or quoted on any securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), the principal such exchange or facility on which the Ordinary Shares are so listed or admitted or so quoted.

“Purchased Shares” has the meaning set forth in Section 9(a)(iv).

“Record Date” has the meaning set forth in Section 9(d).

“Redemption Price” has the meaning set forth in Section 6(a).

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Shares, and its successors and assigns.

“Regulatory Entities” means all governmental or self-regulatory authorities in the United States or elsewhere having jurisdiction over the Company or any of its Subsidiaries.

“Reimbursed Holders” has the meaning set forth in Section 11(g).

“Related Party” means:

(i)          any controlling stockholder, majority owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(ii)         any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consist of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i).

“Remarketing” has the meaning set forth in Section 11(a).

“Remarketing Agent” means any Remarketing Agent(s) appointed by the Company pursuant to Section 11.

“Remarketing Agreement” means a Remarketing Agreement to be entered into between the Company and one or more Remarketing Agents setting forth the terms of a Remarketing.

“Remarketing Date” means the date the Series A Shares offered in the Remarketing Period are priced by the Company and the Remarketing Agent(s).

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“Remarketing Fee” means, in the event of a Successful Remarketing, a remarketing fee, if any, paid to the Remarketing Agent(s) to be agreed upon in writing by the Company and the Remarketing Agent(s) prior to any Remarketing pursuant to the Remarketing Agreement.

“Remarketing Interest Amount” means interest on the Remarketing Loss Share Amount at a rate of 7.5% per annum accrued daily during the Remarketing Loss Share Pricing Period.

“Remarketing Loss” has the meaning set forth in Section 11(g).

“Remarketing Loss Share Amount” has the meaning set forth in Section 11(g).

“Remarketing Loss Share Pricing Period” has the meaning set forth in Section 11(g).

“Remarketing Notice” has the meaning set forth in Section 11(a).

“Remarketing Period” has the meaning set forth in Section 11(c).

“Remarketing Price” means, as applicable, the Original Remarketing Price or the Modified Remarketing Price.

“Remarketing Process” means the Remarketing process specified in Section 11, commencing with the delivery of a Remarketing Notice.

“Remarketing Reimbursement” has the meaning set forth in Section 11(g).

“Remarketing Settlement Date” means the third Business Day immediately following the Remarketing Date for a Successful Remarketing, or such other date as the Company and the Remarketing Agent may mutually agree.

“Remarketing Window” means the period from (i) the fifth Business Day following the earlier of (A) the Engagement Deadline, and (B) the date on which the Remarketing Agent(s) are engaged by the Company pursuant to Section 11 (the “Engagement Date”), through (ii) the 20th Business Day following the Engagement Deadline or Engagement Date, as applicable, provided that such period may be extended (and the Remarketing delayed) to no later than 180 days after the Engagement Deadline or Engagement Date, as applicable, if (i) the Remarketing Agent determines that the Remarketing is impractical due to then-prevailing market conditions, or (ii) if the Board of Directors determines in good faith (x) that such delay would enable the Company to avoid disclosure of material information, the disclosure of which at that time would not be in the Company’s best interests, or (y) that the Remarketing to be delayed would, if not delayed, materially adversely affect the Company and its Subsidiaries taken as a whole or materially interfere with, or jeopardize the success of, any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason.

“Reorganization Event” has the meaning set forth in Section 10(a).

“Reuters Screen LIBOR01” means the display on the Reuters Eikon (or any successor service) on the “LIBOR01” page (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for U.S. dollar deposits).

“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

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“Series A Shares” has the meaning set forth in Section 1.

“Series B Certificate of Designations” means the Certificate of Designations for the Series B Shares.

“Series B Participation Notice” has the meaning set forth in Section 11(h).

“Series B Remarketing Notice” has the meaning set forth in Section 11(h).

“Series B Shares” means the Series B Cumulative Convertible Preferred Shares of Company.

“Shareholder Approval” has the meaning set forth in Section 8(e).

“Subsidiary” means, with respect to any Person, any entity of which (i) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (ii) voting power to elect or appoint a majority of the board of directors, board of managers or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s Subsidiaries, (iii) at least fifty percent (50%) of any class of shares or Capital Stock or of the outstanding equity interests are beneficially owned by such Person or (iv) any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 under the Exchange Act.

“Successful Remarketing” has the meaning set forth in Section 11(e).

“Three-month LIBOR” means, with respect to any Floating Rate Period, the offered rate expressed as a percentage per annum for deposits in U.S. dollars for a three-month period commencing on the first day of such Floating Rate Period, as that rate appears on Reuters Screen LIBOR01 as of 11:00 A.M., London time, on the second London Banking Day immediately preceding the first day of such Floating Rate Period.

If Three-month LIBOR does not appear on Reuters Screen LIBOR01, Three-month LIBOR shall be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period, commencing on the first day of such Floating Rate Period, and in a principal amount of not less than $1,000,000, are offered to prime banks in the London interbank market by four major banks in that market selected by the Company and identified to the Calculation Agent at approximately 11:00 A.M., London time, on the second London Banking Day immediately preceding the first day of such Floating Rate Period. The Calculation Agent shall request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR for such Floating Rate Period shall be the arithmetic mean of such quotations (rounded upward if necessary to the nearest 0.00001%).

If fewer than two such quotations are provided as described in the preceding paragraph, Three-month LIBOR with respect to such Floating Rate Period shall be the arithmetic mean (rounded upward if necessary to the nearest 0.00001%) of the rates quoted by three major banks in New York City selected by the Company and identified to the Calculation Agent at approximately 11:00 A.M., New York City time, on the first day of such Floating Rate Period for loans in U.S. dollars to leading European banks for a three-month period, commencing on the first day of such Floating Rate Period, and in a principal amount of not less than $1,000,000.

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If fewer than three banks selected by the Company and identified to the Calculation Agent to provide quotations are quoting as described in the preceding paragraph the Calculation Agent shall: (i) determine the base rate that is most comparable to the Three-month LIBOR that was last displayed on Reuters Screen LIBOR01; and (ii) apply such changes to that rate such that it is as similar as practicable, in the opinion of the Calculation Agent, to the rate that would have prevailed under the Three-month LIBOR that was last displayed on Reuters Screen LIBOR01, provided, that if the Calculation Agent determines there is an industry accepted successor base rate to the Three-month LIBOR that was last displayed on Reuters Screen LIBOR01, such successor base rate will be the rate applied under (i).

If Three-month LIBOR calculated in accordance with the foregoing paragraphs for any Floating Rate Period is less than zero, then Three-month LIBOR shall be deemed to be zero for such Floating Rate Period.

“Trading Day” means, for purposes of determining a VWAP or Closing Price per share of Ordinary Shares, a day on which the Principal Market is open for the transaction of business and on which a Market Disruption Event does not occur or exist, or if the shares of Ordinary Shares are not listed or admitted to trading and are not quoted on any securities exchange or quotation facility, a Business Day.

“Transfer Agent” means Continental Stock Transfer & Trust Company acting as Transfer Agent, Registrar, Calculation Agent, paying agent and Conversion Agent for the Series A Shares, and its successors and assigns.

“Trust” has the meaning set forth in Section 6(e).

“Unsuccessful Remarketing” has the meaning set forth in Section 11(f).

“Voting Holders” has the meaning set forth in Section 12(b)(i).

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“VWAP” per Ordinary Share on any Trading Day means the per share volume-weighted average sale price per share of Ordinary Shares on the Principal Market as displayed under the heading Bloomberg VWAP on Bloomberg page “CF Equity VWAP” (or any appropriate successor page) in respect of the period from the open of trading until the close of trading on the Principal Market on such Trading Day (or if such volume-weighted average price is unavailable or not provided for any reason, or there is no Principal Market for the Ordinary Shares, the market price of one Ordinary Share on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained for this purpose by the Company). When used with respect to any other securities, “VWAP” shall have the meaning set forth above with references to the price per Ordinary Share meaning the price per unit of such other securities, with references to Bloomberg page “CF Equity VWAP” meaning the applicable Bloomberg page displaying the volume-weighted average sale price per unit of such securities and references to the Principal Market meaning the principal exchange or other market in which such securities are then listed, quoted or traded. The VWAP during any period shall be appropriately adjusted to take into account the occurrence during such period of any event described in Section 9.

In addition to the above definitions, unless the context requires otherwise:

(i)          any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time (and in the case of statutes, include any rules and regulations promulgated under the statute);

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(i)          references to “$” or “dollars” means the lawful coin or currency of the United States of America; and

(ii)         references to “Section” are references to Sections of this Certificate of Designations.

Section 4.          Dividends.

(a)           Quarterly Dividends.

(i)          Subject to applicable law, the Holders of the Series A Shares shall be entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors), out of assets lawfully available for that purpose, cumulative cash dividends on the Original Liquidation Preference of $1,000.00 at a rate per annum equal to the then-applicable Dividend Rate. Subject to applicable law, dividends shall be payable quarterly in arrears on the first days of January, April, July and October, respectively, in each year, commencing on January 1, 2018; provided, however, that (x) if any such day during the Fixed Rate Period is not a Business Day, then such day shall nevertheless be a Dividend Payment Date but dividends on the Series A Shares, when, as and if declared, shall be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per Series A Share), and (y) if any such day during the Floating Rate Period is not a Business Day, then the next succeeding Business Day shall be the applicable Dividend Payment Date and dividends, when, as and if declared, shall be paid on such next succeeding Business Day (each such day on which dividends are payable, after giving effect to this proviso if applicable, a “Dividend Payment Date”). Dividends on the Series A Shares shall begin to accumulate on the Original Issue Date (or, with respect to any Series A Shares issued in kind pursuant to this Section 4, the date on which such Series A Shares are issued) and shall be deemed to accumulate from day to day whether or not earned or declared until paid. Dividends payable on the Series A Shares in respect of each Fixed Rate Period shall be computed by the Calculation Agent on the basis of a 360-day year consisting of twelve 30-day months, and dividends payable on the Series A Shares in respect of each Floating Rate Period shall be computed by the Calculation Agent by multiplying the per annum dividend rate in effect for that Floating Rate Period by a fraction, the numerator of which will be the actual number of days in that Floating Rate Period and the denominator of which will be 360, and multiplying the rate obtained by $1,000 to determine the dividend per Series A Share. The Calculation Agent’s determination of any Dividend Rate, and its calculation of the amount of dividends for any Dividend Period, will be maintained on file at the Company’s principal offices and will be available to any Holder upon request and will be final and binding in the absence of manifest error. The Company may terminate the appointment of the Calculation Agent and may appoint a successor agent at any time and from time to time, provided that the Company shall use its best efforts to ensure that there is, at all relevant times when the Series A Shares are issued and outstanding, a person or entity appointed and serving as such agent.

(ii)         Dividends payable on Series A Shares on any Dividend Payment Date shall be paid in cash or, at the option of the Company, in lieu of paying such cash dividends, the Company may instead effect a share capitalization by issuing new duly authorized and fully paid and nonassessable Series A Shares (any such Series A Shares, “PIK Shares”) to the extent the Company chooses not to pay a cash dividend. If the Company elects to effect a share capitalization by issuing PIK Shares in accordance with the foregoing, the number of PIK Shares to be issued will be calculated by dividing the portion of such dividend not paid in cash by the Original Liquidation Preference, and such PIK Shares shall be entitled to receive cumulative dividends at the rates specified in the preceding paragraph from their date of issuance and shall otherwise be treated as Series A Shares for purposes of all other provisions hereof. The Company may not effect a share capitalization by issuing PIK Shares to the extent (A) there are not sufficient authorized but unissued Series A Shares to permit such share capitalization, (B) a Remarketing Process has commenced pursuant to Section 11 and not concluded or terminated, or (C) from and after May 31, 2018, if the aggregate issuance of Ordinary Shares upon conversion of Series A Shares and Series B Shares following such issuance of PIK Shares would be greater than 19.99% of the Ordinary Shares issued and outstanding as of the date hereof (calculated using the methodology applied under Section 312.03 of the NYSE Listed Company Manual and assuming that such Series A Shares were convertible pursuant to Section 7 at the time of the applicable Dividend Payment Date at a Conversion Price equal to the value of clause (iii) of the definition of Floor Price), until such time as the Company obtains the Shareholder Approval.

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(iii)        Dividends that are payable on the Series A Shares or any share capitalization effected on any Dividend Payment Date shall be payable, and any PIK Shares shall be issuable, to Holders of record of the Series A Shares as they appear on the register of members of the Company on the applicable record date, which shall be the 15th calendar day of the month immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors (or a duly authorized committee of the Board of Directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(iv)        In connection with a Successful Remarketing of the Series A Shares, the Dividend Rate may be increased to an Modified Dividend Rate in accordance with Section 11 below. If the Dividend Rate on the Series A Shares is increased in accordance with Section 11 below, dividends shall accumulate at the Modified Dividend Rate pursuant to the terms of this Section 4 from (and including) the Remarketing Settlement Date. Any reference herein to accumulated and unpaid dividends shall include any such dividends at the Modified Dividend Rate, if applicable.

(b)           Cumulative Dividends. Dividends on the Series A Shares shall be cumulative, and from and after any Dividend Payment Date or other date on which any dividend or any payment upon redemption, or any Conversion Date on which any payment upon conversion, in each case has accumulated or been deemed to have accumulated through such date has not been paid in full (the “Arrearage”), additional dividends shall accumulate in respect of the Arrearage at the then-applicable Dividend Rate. Such additional dividends in respect of any Arrearage shall be deemed to accumulate daily from such Dividend Payment Date, or other date on which any dividend or any payment upon redemption or Conversion Date, whether or not earned or declared, until the Arrearage is paid and shall constitute additional Arrearage from and after the immediately following Dividend Payment Date to the extent not paid on such Dividend Payment Date. References in any Article herein to dividends that have “accumulated” or that have been deemed to have accumulated with respect to the Series A Shares shall include the amount, if any, of any Arrearage together with any dividends accumulated or deemed to have accumulated on such Arrearage pursuant to the immediately preceding two sentences.

(c)          Priority of Dividends.

(i)          For so long as any Series A Shares remain issued and outstanding, the Company will not, and will cause its Subsidiaries not to, declare, pay or set apart funds for any dividends or other distributions with respect to any Junior Shares or redeem, repurchase or otherwise acquire, or make a liquidation payment relating to, any Junior Shares, or make any guarantee payment with respect thereto, in any case during or in respect of any Dividend Period (collectively, “Junior Payments”), unless: (1)(A) full dividends (including any Arrearage and dividends accumulated in respect thereof) have been or contemporaneously are declared and paid in cash or in kind on the Series A Shares for all Dividend Periods prior to the date of such Junior Payment and the Dividend Period in which such Junior Payment falls, and (B) no PIK Shares are then issued and outstanding; (2) Fidelity & Guaranty Life Insurance Company, or any successor “primary” insurance Subsidiary of the Company, maintains an A.M. Best Company financial strength rating of A- or higher; (3) the Company is in compliance with the covenants set forth in Section 12(c); (4) any such Junior Payments, when aggregated with all other Junior Payments, other than on the Series A Shares and the Series B Shares, in any given fiscal year of the Company, does not represent an amount greater than 20% of the Normalized AOI of the Company for the preceding fiscal year; and (5) if any Change of Control has occurred, the requirements of Section 12(c)(iv) were satisfied with respect to such Change of Control; provided, however, that the foregoing restriction will not apply to:

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A.           purchases, redemptions or other acquisitions of Junior Shares (and the payment of cash in lieu of fractional shares in connection therewith) required by any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors of the Company or any Subsidiary;

B.           the purchase of fractional interests in Junior Shares pursuant to the conversion or exchange provisions of such Junior Shares;

C.           declaration of a non-cash dividend on the Capital Stock of the Company in connection with the implementation of a shareholders rights plan on customary terms designed to protect the Company against unsolicited offers to acquire its Capital Stock, or the issuance of Capital Stock of the Company under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

D.           dividends or distributions payable solely in Junior Shares, or warrants, options or rights to acquire Junior Shares; or

E.           conversions of any Junior Shares into, or exchanges of any Junior Shares for, a class or series of other Junior Shares.

Notwithstanding anything contained herein to the contrary, if any Junior Payment was permitted under this Section 4(c)(i) at the time it was declared or when it first became a contractual obligation, it shall be deemed permitted hereunder at the time it is actually paid; provided that such Junior Payment occurs within 60 days of such declaration or entry into such contractual obligation.

(ii)         For so long as any Series A Shares remain issued and outstanding, if full dividends (including any Arrearage and dividends accumulated in respect thereof) are not paid in full for any Dividend Period on the Series A Shares and any Parity Dividend Shares, all dividends paid or declared for payment on a dividend payment date with respect to the Series A Shares and the Parity Dividend Shares shall be shared (A) first ratably by the holders of any Parity Dividend Shares who have the right to receive dividends with respect to past dividend periods for which such dividends were not declared and paid, in proportion to the respective amounts of the undeclared and unpaid dividends relating to past dividend periods, and thereafter (B) ratably by the holders of Series A Shares and any Parity Dividend Shares, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the current dividend period. Any proportional dividend on Parity Dividend Shares that have cumulative dividend rights will take into account the amount of any accumulated but unpaid dividends and arrearage with respect to such shares. To the extent a dividend period with respect to any Parity Dividend Shares coincides with more than one Dividend Period with respect to the Series A Shares, for purposes of the immediately preceding sentence the Board of Directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period with respect to the Series A Shares, or shall treat such dividend period(s) with respect to any Parity Dividend Shares and Dividend Period(s) with respect to the Series A Shares for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Parity Dividend Shares and the Series A Shares. To the extent a Dividend Period with respect to the Series A Shares coincides with more than one dividend period with respect to any Parity Dividend Shares, for purposes of the first sentence of this paragraph the Board of Directors shall treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one dividend period with respect to such Parity Dividend Shares, or shall treat such Dividend Period(s) with respect to the Series A Shares and dividend period(s) with respect to any Parity Dividend Shares for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series A Shares and such Parity Dividend Shares. The term “dividend period” as used in this paragraph means such dividend periods as are provided for in the terms of any Parity Dividend Shares and, in the case of Series A Shares, Dividend Periods applicable to shares of Series A Shares; and the term “dividend payment dates” as used in this paragraph means such dividend payment dates as are provided for in the terms of any Parity Dividend Shares and, in the case of Series A Shares, Dividend Payment Dates applicable to Series A Shares.

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(iii)        Subject to this Section 4, such dividends (payable in cash, in kind, securities or other property) as may be determined by the Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on any securities, including Junior Shares and any Parity Dividend Shares, from time to time out of any funds legally available for such payment, and the Holders of Series A Shares shall not be entitled to participate in any such dividends.

(iv)        Notwithstanding any other section of this Section 4, the Company will not, and will cause its Subsidiaries not to, make any Junior Payment if such payment would cause the aggregate issuance of Ordinary Shares upon conversion of Series A Shares and Series B Shares to be greater than 19.99% of the Ordinary Shares issued and outstanding as of the date hereof (calculated using the methodology applied under Section 312.03 of the NYSE Listed Company Manual and assuming that such Series A Shares were convertible pursuant to Section 7 at the time of the applicable Dividend Payment Date at a Conversion Price equal to the value of clause (iii) of the definition of Floor Price), until such time as the Company obtains the Shareholder Approval.

Section 5.             Liquidation Rights.

(a)          Liquidation. Subject to applicable law, in the event of any voluntary or involuntary liquidation of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Liquidation Shares and subject to the rights of the holders of any Parity Liquidation Shares and the rights of the Company’s creditors, to receive in full in respect of each Series A Share a liquidating distribution in the amount of the Original Liquidation Preference plus all accumulated and unpaid dividends in respect of such share, whether or not declared (including Arrearage and dividends accumulated in respect thereof) to, but excluding, the date fixed for liquidation or, if applicable, the date of a Remarketing or repurchase pursuant to Section 11 or redemption pursuant to Section 6 (the “Liquidation Preference”). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary winding up of the affairs, liquidation or dissolution of the Company other than what is expressly provided for in this Section 5.

(b)          Partial Payment. If, following the commencement of any voluntary or involuntary liquidation of the Company, the assets of the Company are not sufficient to pay the liquidating distributions payable with respect to the Series A Shares and the Parity Liquidation Shares, the amounts paid to the Holders and to the holders of all Parity Liquidity Shares shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

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(c)          Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Liquidation Shares are entitled have been paid, the holders of Junior Liquidation Shares shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d)          Merger, Amalgamation, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, lease or other disposition (for cash, shares, securities or other consideration) of all or substantially all of the assets of the Company shall not be deemed to be a voluntary or involuntary liquidation of the Company, nor shall the consolidation, merger, amalgamation, binding share exchange or reclassification or any similar transaction involving the Company (whether or not the Company is the surviving or resulting entity) be deemed to be a voluntary or involuntary liquidation of the Company.

Section 6.             Redemption.

(a)          Optional Redemption. The Series A Shares are perpetual and have no maturity date. The Series A Shares may not be redeemed prior to the first Dividend Payment Date falling on or after November 30, 2022 (the “NC Date”); provided that nothing herein shall be construed to limit the repurchase or acquisition by the Company or any Affiliate of the Company of Series A Shares through privately negotiated transactions, tender offers or otherwise (including redemption under Section 6(b)). The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds lawfully available therefor, in whole or in part, the Series A Shares at the time issued and outstanding, at any time on or after the NC Date, upon notice given as provided in Section 6(d) below, and at a redemption price in cash equal to the Liquidation Preference (calculated as if the date of redemption was the date fixed for winding up) on the Series A Shares being redeemed (the “Redemption Price”). In connection with a Successful Remarketing of the Series A Shares, the NC Date may be changed by the Board of Directors to a later date as set forth in Section 11.

(b)          Redemption of PIK Shares. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds lawfully available therefor, in whole or in part, the PIK Shares at the time issued and outstanding, at any time, upon notice given as provided in Section 6(d) below, for cash at the Redemption Price.

(c)          Notice of Company Redemption. Notice of every redemption of Series A Shares (including any PIK Shares) pursuant to Section 6(a)or Section 6(b) shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the register of members of the Company. In respect of any mailing pursuant to Section 6(a) or Section 6(b), such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not any Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of the Series A Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series A Shares. Each notice shall state:

(i)          the expected redemption date;

(ii)         the number of Series A Shares to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii)        the applicable Redemption Price;

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(iv)        the place or places where the certificates for such shares are to be surrendered for payment of the Redemption Price; and

(v)         that dividends on the shares to be redeemed will cease to accumulate on the redemption date.

Notwithstanding the foregoing, if the Series A Shares are held by a Depositary, the Company may give such notice in any manner permitted by the Depositary.

(d)          Partial Redemption. In case of any redemption of only part of the Series A Shares at the time issued and outstanding, the number of Series A Shares to be redeemed from each Holder shall be pro rata in proportion to the number of issued and outstanding Series A Shares held by such Holders. Subject to the provisions of this Section 6 and the Articles of Association, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which the Series A Shares shall be redeemed from time to time.

(e)          Effectiveness of Redemption. If notice of redemption has been duly given pursuant to Section 6(c) and if on or before the redemption date specified in the notice all funds necessary for payment of the applicable Redemption Price have been set aside by the Company, separate and apart from its other assets, for the benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof in trust for the pro rata benefit of the Holders of the shares called for redemption (the “Trust”), then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the date of such deposit the voting rights and covenants set forth in Section 12 shall cease to be of further effect and any PIK Shares in respect of which such deposit has been made shall be deemed to be not outstanding for purposes of Section 4(c)(i)(1)(B). On and after the redemption date all shares so called for redemption shall cease to be issued and outstanding, all dividends with respect to such shares shall cease to accumulate on such redemption date and all other rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7.             Right of the Original Holders to Convert.

From and after November 30, 2027, but subject to the last sentence of this Section 7, each Original Holder shall have the right, at such Original Holder’s option (including after a notice of redemption has been given pursuant to Section 6(a) or Section 6(b) but prior to the date of actual redemption), to convert all or any portion of such Original Holder’s Series A Shares at any time into a number of Ordinary Shares equal to the then-applicable Conversion Rate multiplied by the number of Series A Shares to be converted (subject to the conversion procedures of Section 8), plus cash in lieu of fractional shares. Notwithstanding the foregoing, an Original Holder shall not be permitted to exercise its right of conversion with respect to any Series A Shares unless it has first sought the Remarketing of such Series A Shares pursuant to Section 11, and such Series A Shares are not disposed of in accordance with the terms thereof (including as a result of an Unsuccessful Remarketing). The right of conversion set forth in this Section 7 shall only be exercisable by the Original Holders, and no subsequent Holders shall be entitled thereto.

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Section 8.             Conversion Procedures.

(a)          Conversion Date. Effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be declared or payable on any such converted Series A Shares and such Series A Shares shall cease to be issued and outstanding, in each case, subject to the right of the Original Holders to receive any payments to which they are entitled to as of such time pursuant to the terms hereof.

(b)          Rights Prior to Conversion. No allowance or adjustment, except pursuant to Section 9, shall be made in respect of dividends payable to holders of the Ordinary Shares of record as of any date prior to the close of business on any applicable Conversion Date. Prior to the close of business on any applicable Conversion Date, Ordinary Shares issuable upon conversion of, or other securities issuable upon conversion of, any Series A Shares shall not be deemed issued and outstanding for any purpose, and Holders shall have no rights with respect to the Ordinary Shares or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Ordinary Shares or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Ordinary Shares or other securities issuable upon conversion) by virtue of holding Series A Shares; provided that nothing in this Section 8(b) shall be deemed to restrict or limit the rights of Holders under the terms of the Series A Shares themselves, including the voting rights set forth in Section 12 and the rights to dividends and liquidating distributions set forth in Section 4 and Section 5, respectively.

(c)          Record Holder of the Ordinary Shares. Each conversion will be deemed to have been effective as to any Series A Shares surrendered for conversion on the Conversion Date; provided, however, that the Person or Persons entitled to receive the Ordinary Shares and/or cash, securities or other property issuable upon conversion of the Series A Shares shall be treated for all purposes as the record holder(s) of such Ordinary Shares and/or securities as of the close of business on the last Trading Day of the period used to determine the relevant Conversion Price for such conversion. In the event that an Original Holder shall not by written notice designate the name in which Ordinary Shares and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of Series A Shares should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Original Holder and in the manner shown on the records of the Company or, in the case of Global Preferred Shares, through the facilities of the Depositary. The Ordinary Shares and/or cash, securities or other property issuable upon conversion of the Series A Shares shall be delivered by the Company no later than the third Business Day following the last Trading Day of the period used to determine the relevant Conversion Price for such conversion.

(d)          Conversion Procedure. An Original Holder may commence a conversion pursuant to this Section 8 by delivering a complete and manually signed conversion notice, in the form provided by the Conversion Agent, or a facsimile of the conversion notice, to the Conversion Agent, provided that such notice may, pursuant to a written notice thereunder be made contingent upon (but only upon) the successful completion of any registered public offering of the Ordinary Shares to be issued on such conversion that is being conducted pursuant to the registration rights attaching to such Ordinary Shares at such time and such notice shall in all other respects be irrevocable (the date on which such notice is received, the “Conversion Notice Date”; provided that, if such date is not a Business Day or such compliance does not occur prior to the close of business on such date, the Conversion Notice Date shall be the next Business Day).

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On or before the 31st Trading Day following the Conversion Notice Date (the “Conversion Date”), the Original Holder must:

(i)          surrender the Series A Shares to the Conversion Agent (if the Series A Shares are certificated);

(ii)         pay any funds equal to the dividends payable on the next Dividend Payment Date that such Holder is required to pay under this Section 8(d);

(iii)        if required, furnish customary endorsements and transfer documents; and

(iv)        if required, pay any share transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 22.

If an Original Holder’s interest is a beneficial interest in a global certificate representing Series A Shares, in order to convert an Original Holder must comply with clauses (ii), (iii) and (iv) listed above and comply with the Depositary’s procedures for converting a beneficial interest in a global security.

Provided that the Original Holder has complied with the foregoing, on the Conversion Date, the Conversion Agent shall, on such Original Holder’s behalf, convert the Series A Shares into Ordinary Shares, (x) in accordance with the terms of the notice delivered by such Original Holder to the Conversion Agent or (y) otherwise pursuant to any applicable Depositary procedures, if applicable.

If an Original Holder converts its Series A Shares after the close of business on a Dividend Record Date, but prior to the open of business on the Dividend Payment Date corresponding to such Dividend Record Date, then (x) the Original Holder of such Series A Shares at the close of business on such Dividend Record Date shall be entitled, notwithstanding such conversion, to receive, on such Dividend Payment Date, the unpaid dividends that have accrued on such Series A Shares to, but excluding, such Dividend Payment Date; and (y) the Original Holder of such Series A Shares must, upon surrender of such Series A Shares for conversion, accompany such Series A Shares with an amount of cash equal to the dividends that will be payable on such Series A Shares on such Dividend Payment Date.

(e)          Conversion Effect. The conversion may be effected in any manner permitted by applicable law and the Articles of Association, including redeeming or repurchasing the relevant Series A Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Board of Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of amounts standing to the credit of the Company’s share premium account or out of its capital. Until such time as the Company obtains the approval of its shareholders of the conversion of the Series A Shares into Ordinary Shares for purposes of Section 312.03 of the NYSE Listed Company Manual (the “Shareholder Approval”), notwithstanding anything to the contrary in this Section 8, the aggregate issuance of Ordinary Shares upon conversion of Series A Shares and Series B Shares shall be capped at 19.99% of the Ordinary Shares issued and outstanding as of the date hereof and the Original Holder shall not be entitled to any cash or other consideration for Ordinary Shares not received due to this limitation.

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Section 9.            Anti-Dilution Adjustments.

(a)          Adjustments. The Floor Price will be subject to adjustment, without duplication, under the following circumstances:

(i)          the issuance to all holders of Ordinary Shares of Ordinary Shares as a dividend, bonus shares or distribution to all holders of Ordinary Shares, or a subdivision or combination of Ordinary Shares, in which event the Floor Price will be adjusted based on the following formula:

FP1 = FP0 / (OS1 / OS0)

where,

FP0 =	the Floor Price in effect at the close of business on the Record Date

FP1 =	the Floor Price in effect immediately after the Record Date

OS0 =	the number of Ordinary Shares issued and outstanding at the close of business on the Record Date prior to giving effect to such event

OS1 =	the number of Ordinary Shares that would be issued and outstanding immediately after, and solely as a result of, such event

(ii)         the issuance to all holders of Ordinary Shares of rights or warrants (including convertible securities) entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase Ordinary Shares at an exercise price per share less than (or having a conversion price per share less than) the Current Market Price as of the date such issuance is publicly announced, in which event the Floor Price will be adjusted based on the following formula:

FP1 = FP0 / [(OS0 + X) / (OS0 + Y)]

where,

FP0 =	the Floor Price in effect at the close of business on the Record Date

FP1 =	the Floor Price in effect immediately after the Record Date

OS0 =	the number of Ordinary Shares issued and outstanding at the close of business on the Record Date prior to giving effect to such event

X =	the total number of shares of Ordinary Shares issuable pursuant to such rights (or upon conversion of such securities)

Y =	the aggregate price payable to exercise such rights (or the aggregate conversion price for such securities paid upon conversion) divided by the average of the VWAP of the Ordinary Shares over each of the 10 consecutive Trading Days prior to the Business Day immediately preceding the announcement of the issuance of such rights

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However, the Floor Price will be readjusted to the extent that any such rights or warrants are not exercised prior to their expiration; provided that such readjustment shall not have any effect on Series A Shares that had been converted prior to such readjustment or on the Ordinary Shares issued pursuant thereto, and such readjustment shall apply only to such Series A Shares that remain issued and outstanding at the time of such readjustment.

(iii)        the dividend or other distribution to all holders of Ordinary Shares of shares in the capital of the Company (other than Preferred Shares), rights or warrants (including convertible securities) to acquire shares of the Company or evidences of its indebtedness or its assets (excluding any dividend, distribution or issuance covered by clause (i) or (ii) above or (iv) below), in which event the Floor Price will be adjusted based on the following formula:

FP1 = FP0 / [SP0 / (SP0 – FMV)]

where,

FP0 =	the Floor Price in effect at the close of business on the Record Date

FP1 =	the Floor Price in effect immediately after the Record Date

SP0 =	the Current Market Price as of the Record Date

FMV =	the fair market value (as reasonably determined by the Board of Directors) on the Record Date of the shares of the Company, rights or warrants, or evidences of indebtedness or assets so distributed, expressed as an amount per Ordinary Share

However, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend, bonus shares or other distribution on shares in the capital of the Company (other than Preferred Shares) consists of shares of, or similar equity interests in, a Subsidiary or other business unit of the Company (e.g., a spin-off), that are, or, when issued, will be, traded on a securities exchange or quoted on a quotations facility in the U.S. or elsewhere, then the Floor Price will instead be adjusted based on the following formula:

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FP1 = FP0 / [(FMV0 + MP0 ) / MP0]

where,

FP0 =	the Floor Price in effect at the close of business on the Record Date

FP1 =	the Floor Price in effect immediately after the Record Date

FMV0 =	the average of the VWAP of the shares, similar equity interests or other securities distributed to holders of Ordinary Shares applicable to one Ordinary Share over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such shares, similar equity interests or other securities on the principal exchange or other market on which they are then listed, quoted or traded

MP0 =	the average of the VWAP of the Ordinary Shares over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution on the principal exchange or other market on which Ordinary Shares is then listed or quoted; and

(iv)        the Company or one or more of its Subsidiaries make purchases of Ordinary Shares pursuant to a tender or exchange offer by the Company or a Subsidiary of the Company for Ordinary Shares to the extent (as reasonably determined by the Board of Directors) that the cash and value of any other consideration included in the payment per Ordinary Share validly tendered or exchanged exceeds the VWAP per Ordinary Share on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), in which event the Floor Price will be adjusted based on the following formula:

FP1 = FP0 / [[FMV + (SP1 x OS1 )] / (SP1 x OS0 )]

where,

FP0 =	the Floor Price in effect at the close of business on the Expiration Date

FP1 =	the Floor Price in effect immediately after the Expiration Date

FMV =	the fair market value (as reasonably determined by the Board of Directors), on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for Ordinary Shares validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”)

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OS1 =	the number of Ordinary Shares issued and outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”) (treating all Purchased Shares as issued and outstanding at the Expiration Time), less any Purchased Shares

OS0 =	the number of shares of Ordinary Shares issued and outstanding at the Expiration Time, including any Purchased Shares

SP1 =	the average of the VWAP of the Ordinary Shares over each of the 10 consecutive Trading Days commencing on the Trading Day immediately after the Expiration Date.

(b)          Calculation of Adjustments. Each adjustment to the Floor Price shall be calculated by the Company as soon as reasonably practicable after the event requiring such adjustment has been consummated (and all factors necessary to calculate such adjustment are known), in each case to the nearest 1/10,000th of one Ordinary Share (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). Notwithstanding anything herein to the contrary, except in the case of a combination or reverse stock split of Ordinary Shares pursuant to Section 9(a)(i), in no case will any adjustment be made if it would result in an increase to the then effective Floor Price. No adjustment to the Floor Price will be required unless such adjustment would require an increase or decrease of at least 1%; provided, however, that any such minor adjustments that are not required to be made, and are not made, will be carried forward and taken into account in any subsequent adjustment; and provided, further, that any such adjustment of less than one percent that has not been made will be made upon (x) the date of any notice of redemption of the Series A Shares in accordance with the provisions hereof and (y) any Conversion Date.

(c)          When No Adjustment Required.

(i)          Except as otherwise provided in this Section 9, the Floor Price will not be adjusted for the issuance of Ordinary Shares or any securities convertible into or exchangeable for Ordinary Shares or carrying the right to purchase any of the foregoing or for the repurchase of Ordinary Shares.

(ii)         No adjustment to the Floor Price need be made:

A.

upon the issuance of any Ordinary Shares pursuant to any present or future customary plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment, at market prices, of additional optional amounts in Ordinary Shares; or

B.	upon the issuance of any Ordinary Shares or options or rights to purchase Ordinary Shares pursuant to any present or future employee or director benefit plan or program of or assumed by the Company or any of its Subsidiaries or other Affiliates; or

C.	upon the issuance of any Ordinary Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security issued and outstanding as of the date hereof; or

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D.	upon the repurchase of any Ordinary Shares pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described under Section 9(a)(iv); or

E.	for accrued and unpaid interest, if any.

(iii)        No adjustment to the Floor Price will be made to the extent that such adjustment would result in the Conversion Price being less than the par value of the Ordinary Shares.

(iv)        Notwithstanding any other provision herein to the contrary, no adjustment shall be made (1) in respect of an event otherwise requiring an adjustment under this Section 10, except to the extent such event is actually consummated or (2) if the holder of the Series A Shares shall be entitled to receive the distribution described under Section 9(a)(i)-(iii) or participate in the event described in Section 9(a)(i)-(iv), whether on an as-converted basis (based on a Conversion Price equal to the higher of (A) a 5.0% discount to the VWAP per Ordinary Share on the Trading Day preceding the ex-date of such distribution and (B) the Floor Price) or due to becoming the record holder of the Ordinary Shares upon the conversion of the Series A Shares.

(d)          Record Date. For purposes of this Section 9, “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Ordinary Shares have the right to receive any cash, securities or other property or in which the Ordinary Shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Ordinary Shares entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(e)          Successive Adjustments. After an adjustment to the Floor Price under this Section 9, any subsequent event requiring an adjustment under this Section 9 shall cause an adjustment to such Floor Price as so adjusted.

(f)          Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Floor Price pursuant to this Section 9 under more than one subsection hereof, such event, to the extent taken into account in any adjustment, shall not result in any other adjustment hereunder.

(g)          Notice of Adjustments. Whenever a Floor Price is adjusted as provided under this Section 9, the Company shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, within 10 Business Days after becoming so aware):

(i)          compute the adjusted applicable Floor Price in accordance with this Section 9 and prepare and transmit to the Conversion Agent an Officers’ Certificate setting forth such adjusted applicable Floor Price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; and

(ii)         provide a written notice to the Original Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Floor Price was determined and setting forth the adjusted applicable Floor Price.

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(h)          Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the applicable Floor Price or with respect to the nature, extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to this Section 9(h) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Ordinary Shares, or of any other securities or property, that may at the time be issued or delivered with respect to any Series A Shares; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any Ordinary Shares pursuant to the conversion of Series A Shares or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 9.

(i)          Fractional Shares. No fractions of Ordinary Shares will be issued to holders of the Series A Shares upon conversion. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of an Ordinary Share, calculated on an aggregate basis in respect of the Series A Shares being converted, multiplied by the Closing Price of the Ordinary Shares on the Trading Day immediately preceding the applicable Conversion Date.

Section 10.          Adjustment for Reorganization Events.

(a)          Reorganization Events. In the event of:

(i)          any consolidation, merger, amalgamation, binding share exchange or reclassification involving the Company in which all or substantially all issued and outstanding Ordinary Shares are converted into or exchanged for cash, securities or other property of the Company or another Person; or

(ii)         the completion of any sale or other disposition in one transaction or a series of transactions of all or substantially all the assets of the Company to another Person;

each of which is referred to as a “Reorganization Event”, each Series A Share issued and outstanding immediately prior to such Reorganization Event will, without the consent of the Holders of the Series A Shares, become convertible into the kind and amount of securities, cash and other property, if any (the “Exchange Property”), receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distributions thereon that have a record date that is prior to the applicable Conversion Date) per Ordinary Share by a holder of Ordinary Shares that is not a Person with which the Company effected such consolidation, merger, binding share exchange or reclassification, or to which such sale or other disposition was made, as the case may be (each of the Company and any such other Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Ordinary Shares held by Affiliates and non-Affiliates of the Company; provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each Ordinary Share held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate thereof (due to elections or otherwise), then for the purpose of this Section 10(a), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Ordinary Shares (other than Constituent Persons and Affiliates thereof) that affirmatively make an election (or of all such holders if none make an election). On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the Exchange Property received per Ordinary Share, as determined in accordance with this Section 10.

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(b)          Successive Reorganization Events. The above provisions of this Section 10 shall similarly apply to successive Reorganization Events and the provisions of Section 9 shall apply to any securities of the Company (or any successor) received by the holders of the Ordinary Shares in any such Reorganization Event.

(c)          Reorganization Event Notice. The Company (or any successor) shall, within 20 days after the occurrence of any Reorganization Event, provide written notice to the Original Holders of such occurrence of such event and of the kinds and amounts of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

Section 11.          Remarketing.

(a)          At any time following November 30, 2022, unless a Competing Remarketing is occurring and has not terminated, the Original Holders may elect, at their option, to cause the Company to engage the Remarketing Agent(s) on either a “best efforts” or firm commitment basis at the option of the Company and enter into the Remarketing Agreement to remarket the Series A Shares in accordance with this Section 11 (a “Remarketing”). Each electing Original Holder (collectively, the “Participating Holders”) may have all, but not less than all, of their Series A Shares remarketed in such Remarketing by delivering such Series A Shares, along with written notice of their election (a “Remarketing Notice”), to the Company and the Transfer Agent. The Remarketing Agent(s) shall be selected by the Company, in consultation with the Original Holders, pursuant to Section 11(l). The Original Holders may, as a group, only cause one Remarketing pursuant to this Section 11; provided, that following each Unsuccessful Remarketing hereunder, the Original Holders, as a group, shall be permitted to cause another Remarketing; provided, further, that any remarketing pursuant to Section 11(h) of the Series B Certificate of Designations in which the Original Holders elect to participate shall not be deemed a Remarketing for the purposes of this Certificate of Designations. Nothing in this Section 11 shall preclude the Company from exercising its redemption rights under Section 6(a) at any time permitted thereunder.

(b)          Upon receipt of any Remarketing Notice, the Company shall use its reasonable best efforts to engage the Remarketing Agent(s) and enter into the Remarketing Agreement as promptly as practicable, but in any event within 30 days after receipt of such Remarketing Notice (the “Engagement Deadline”). The Company shall notify the Remarketing Agent(s) in writing of the aggregate number of Series A Shares to be remarketed and shall provide such other information and cooperation to the Remarketing Agent(s) as is reasonably necessary or desirable to conduct the Remarketing.

(c)          The Company shall cause the Remarketing to be conducted over a period of up to 10 consecutive Business Days (or such longer period as the Company, the Remarketing Agent and the Participating Holders may mutually agree (each such period, a “Remarketing Period”)) selected by the Company, the Remarketing Agent and the Participating Holders that falls during the Remarketing Window. Pursuant to, and subject to the terms of, the Remarketing Agreement, the Company shall cause the Remarketing Agent(s) to use its reasonable best efforts to remarket such Series A Shares at or above the Original Remarketing Price.

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(d)          If the Remarketing Agent(s) determine, prior to the commencement of the Remarketing Period, that the Remarketing is unlikely to be successful at or above the Original Remarketing Price on the existing terms of the Series A Shares, then the Remarketing Agent(s) shall notify the Company and the Participating Holders thereof. In such event, the Participating Holders, in connection with the Remarketing, may either (i) terminate the Remarketing by delivery of written notice thereof to the Company (any such terminated Remarketing shall constitute an Unsuccessful Remarketing for purposes of this Certificate of Designations), or (ii) request, in writing, that the dividend rate on all Series A Shares (whether or not remarketed) be increased by the Company to a rate that would allow the Series A Shares to be remarketed at the Original Remarketing Price and, if the Board of Directors so approves, such dividends will be payable quarterly in arrears, commencing on the January 1, April 1, July 1 or October 1 immediately succeeding the Remarketing Settlement Date in accordance herewith, when, as and if declared by the Board of Directors. In addition, pursuant to the terms hereof, (A) the earliest redemption date for the Series A Shares may be changed to be a later date, and (B) such other changes to the terms of the Series A Shares as may be agreed between the Company and the Participating Holders may be made. These modifications shall become effective if the Remarketing is successful, without the consent of the Holders and notwithstanding anything to the contrary in this Certificate of Designations, on the Remarketing Settlement Date. If a Successful Remarketing occurs, the Company will request the Depositary to notify the Depositary Participants holding Series A Shares of any Modified Dividend Rate, Modified Redemption Date, dividend payment dates and other modified terms (any such terms, “Modified Terms”) for the Series A Shares on the Business Day following the date of the Successful Remarketing. Any Modified Terms shall be made with the intention of preserving any then-existing rating agency equity credit for the Series A Shares. In the event of any Remarketing on Modified Terms, the Company shall cause the Remarketing Agent(s) to use its reasonable best efforts to remarket such Series A Shares during the Remarketing Period on the Modified Terms at the highest price reasonably attainable by the Remarketing Agent(s), but, without the prior consent of the Participating Holders, no less than 90% of the Liquidation Preference for the Series A Shares to be remarketed (any such price, a “Modified Remarketing Price”).

(e)          If the Remarketing Agent(s) is able to remarket such Series A Shares for a Remarketing Price permitted by this Section 11 in the Remarketing in accordance with the Remarketing Agreement (a “Successful Remarketing”), the Company and the Participating Holders shall cause the Transfer Agent to transfer the remarketed Series A Shares to the Remarketing Agent(s) upon confirmation of the Company’s receipt of proceeds of such Successful Remarketing. Settlement shall occur on the Remarketing Settlement Date. The Remarketing Agent(s) shall remit the proceeds of the Successful Remarketing to the Participating Holders on the Remarketing Settlement Date.

(f)          If, in spite of its reasonable best efforts, the Remarketing Agent(s) cannot remarket the Series A Shares as set forth above during the Remarketing Period at a price not less than the Remarketing Price or the Modified Remarketing Price, as applicable, or a condition precedent set forth in the Remarketing Agreement is not fulfilled, the Remarketing will be deemed to have been unsuccessful (an “Unsuccessful Remarketing”). The Company shall notify, in writing, the Participating Holders and the Transfer Agent of the Unsuccessful Remarketing on the Business Day immediately following the last date of the Remarketing Period. Promptly (but in any event within five Business Days) after receipt of written notice from the Company of an Unsuccessful Remarketing, the Transfer Agent will return Series A Shares to the appropriate Holders. The Remarketing to which such any Unsuccessful Remarketing relates shall terminate for all purposes upon the delivery of the notification set forth in the immediately preceding sentence.

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(g)          If there is a Successful Remarketing at a Modified Remarketing Price, then the Company shall reimburse (the “Remarketing Reimbursement”) each Participating Holder (the “Reimbursed Holders”) for an amount equal to the excess, if any, of the Liquidation Preference for the Series A Shares that such Reimbursed Holder elected to include in the Remarketing over the aggregate Modified Remarketing Price of such Series A Shares (the “Remarketing Loss”); provided that the Remarketing Loss with respect to any Series A Share shall not exceed 10% of the Liquidation Preference for such Series A Share. The Remarketing Reimbursement may be paid by the Company in cash or by issuing duly authorized and fully paid and nonassessable Ordinary Shares or by a combination thereof, in the Company’s discretion. Any Remarketing Reimbursement to be paid in cash shall be paid to the Reimbursed Holders on the Remarketing Settlement Date. If any portion of the Remarketing Reimbursement is paid by the delivery of Ordinary Shares (such dollar amount, the “Remarketing Loss Share Amount”), then (x) the number of Ordinary Shares deliverable in respect of such portion shall be equal to the result of (i) the portion of the Remarketing Loss being reimbursed in Ordinary Shares, divided by (ii) a dollar amount equal to the higher of (A) an 8.0% discount to the average of the VWAP per Ordinary Share on each of the 30 consecutive Trading Days from, but excluding the Remarketing Settlement Date (the “Remarketing Loss Share Pricing Period”), and (B) $6.00, and (y) such Ordinary Shares shall be delivered to the Reimbursed Holders on the first Business Day following the end of the Remarketing Loss Share Pricing Period plus an amount in cash equal to the Remarketing Interest Amount. The Remarketing Reimbursement shall be treated by the Company and the Original Holders as proceeds from the sale or exchange of Series A Shares for United States federal (and other applicable) tax purposes.

(h)          Within five Business Days after receipt of any Remarketing Notice, the Company shall notify the Original Series B Holders (but only if they still hold Series B Shares) of the Remarketing (a “Series B Remarketing Notice”) and provide for a process by which such Original Series B Holders may elect to participate in the Remarketing, subject to the terms of this Section 11(h). The Remarketing Notice shall specify the anticipated timing for the Remarketing and the Engagement Deadline. The electing Original Series B Holders (the “Participating Series B Holders”) may have their Series B Shares remarketed in such Remarketing by delivering their Series B Shares, along with written notice of their election (a “Series B Participation Notice”), to the Company and the Transfer Agent (with a copy of such notice to the Original Holders) by the Engagement Deadline. Any such election shall be irrevocable with respect to such Remarketing. With respect to the remarketing of any Series B Shares included in any Remarketing pursuant to this Section 11(h) (the “Included Series B Shares”): (i) the Included Series B Shares shall be treated equivalently to the Series A Shares; (ii) the Participating Holders shall be entitled to control the Remarketing and make all decisions in respect of the Remarketing pursuant to this Section 11 and the Remarketing Agreement, including the termination of any Remarketing; (iii) the Company shall cause any Modified Terms to be applied to the Series B Shares; and (iv) if the Remarketing Agent(s) advise the Company and the Participating Holders that in its opinion the number of Series A Shares and Included Series B Shares proposed to be included in such Remarketing exceeds the number of Series A Shares and Included Series B Shares which can be sold in such Remarketing without materially delaying or jeopardizing the success of the Remarketing (including the amount of the Remarketing Price for the Series A Shares and Included Series B Shares proposed to be sold in such Remarketing), the Company shall cause the Remarketing Agent(s) to remarket only such number of Series A Shares and Included Series B Shares that in the opinion of such Remarketing Agent(s) can be sold in such Remarketing without materially delaying or jeopardizing the success of the Remarketing (including the amount of the Remarketing Price for the Series A Shares and Included Series B Shares proposed to be sold in such Remarketing), and (v) the Participating Series B Holders shall be liable for the underwriting discounts and commissions in accordance with Section 14(b). The reduced number of Series A Shares and Included Series B Shares to be included in any such Remarketing will be calculated in proportion to the aggregate amount of liquidation preference represented by Series A Shares and Included Series B Shares that were to be included in such Remarketing.

(i)          The Company agrees to use its reasonable best efforts to ensure that, if required by applicable law, a registration statement, including a prospectus, under the Securities Act with regard to the full amount of the Series A Shares to be remarketed in the Remarketing in each case shall be effective with the United States Securities and Exchange Commission in a form that may be used by the Remarketing Agent(s) in connection with such Remarketing (unless such registration statement is not required under the applicable laws and regulations that are in effect at that time or unless the Company conducts the Remarketing in accordance with an exemption under the securities laws (including Rule 144A under the Exchange Act)).

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(j)          In connection with a Remarketing, the Board of Directors shall determine any Modified Terms pursuant to Section 11(d) after consultation with the Remarketing Agent; provided that any such changes are only those either requested by the Participating Holders or to which the Participating Holders consent. In the event of a Successful Remarketing, the Dividend Rate may be increased, a Modified Redemption Date may be established, and/or other Modified Terms may be established, in each case, on the Remarketing Settlement Date, to the applicable Modified Dividend Rate and/or Modified Redemption Date as determined by the Board of Directors after consultation with the Remarketing Agent(s), and the Company shall (i) notify each of the Transfer Agent and the Conversion Agent by an Officer’s certificate delivered to the Transfer Agent and the Conversion Agent and (ii) request the Depositary to notify its Depositary Participants holding Series A Shares, in each case, of the Modified Terms established for the Series A Shares during the Remarketing on the Business Day following the date of the Successful Remarketing. The Dividend Rate cannot be decreased, and no modification that is detrimental to the Holders can be made, in connection with a Remarketing. Any modified terms of the Series A Shares in connection with a Remarketing shall apply to every Series A Share, whether or not remarketed, and to every Series B Share (without any further action by the holders of Series B Shares). In the event of an Unsuccessful Remarketing, the Dividend Rate and the other terms of the Series A Shares will not be modified.

(k)          The Company shall provide the Original Holders (but only if they hold any Series A Shares) with written notice of the termination of any remarketing pursuant to Section 11 of the Series B Certificate of Designations. Any change or modification to the terms of the Series B Shares as a result of any Series B Remarketing shall also be applied to the terms of the Series A Shares (without any further action by the Holders). The Modified Dividend Rate cannot result in an overall rate that is less than the then-applicable Dividend Rate, and no modification that is detrimental to the Holders can be made, in connection with modifications to the Series A Shares resulting from a Series B Remarketing. Any participation by an Original Holder in a Remarketing pursuant to Section 11(h) of the Series B Certificate of Designation shall not constitute a Remarketing pursuant to this Section 11.

(l)          The Company shall, within 10 days of the receipt of a Remarketing Notice, select, in consultation with, and subject to the approval of, the Original Holders, the Remarketing Agent(s) for any Remarketing; provided that (A) the Original Holders may not unreasonably withhold, delay or condition their approval and (B) that any Remarketing Agent(s) so selected shall be a financial institution of nationally recognized standing in the United States. The Company shall cause any Remarketing Agreement to contain terms that reflect, and are consistent with, the terms of this Section 11. If the Company fails to select a Remarketing Agent within 10 days of the receipt of a Remarketing Notice, the Original Holders shall select the Remarketing Agent subject to the proviso provided under clause (B) in this Section 11(l).

(m)          The Company shall provide written notice of any modifications to the terms of the Series A Shares as a result of a Remarketing or a Series B Remarketing to all Holders within five Business Days after the time any such modifications become effective.

Section 12.          Voting Rights.

(a)          General. The Holders shall not be entitled to vote on, consent to or take any other action with respect to any matter except as set forth herein or as otherwise required by applicable law.

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(b)          Right to Appoint Two Directors Upon Nonpayment Events.

(i)          If and whenever dividends on the Series A Shares, or on any other class or series of Parity Dividend Share, have not been declared or paid in an aggregate amount equal, as to any particular class or series, to at least six quarterly dividend periods, whether consecutive or not (a “Nonpayment”), the Holders, together with the holders of any and all classes and series of Parity Dividend Share having “like voting rights” (i.e., being similarly entitled to vote for two additional directors at such time) (the Holders and any such other holders, collectively, the “Voting Holders”), shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Ordinary Shares, to Appoint (as defined below) two additional directors from among such nominees, in the manner provided in this Section 12(b). Each such director Appointed by the Voting Holders pursuant to this Section 12(b) is herein called a “Preferred Share Director.” At no time shall the Board of Directors include more than two Preferred Share Directors.

(ii)         Nomination. At any time when the Voting Holders are entitled to Appoint a Preferred Share Director pursuant to this Section 12(b), any one or more of the Holders entitled to receive at least a majority in aggregate liquidation preference of the Series A Shares then issued and outstanding and entitled to Appoint under the terms of such shares, and/or any one or more holders of any other class or series of Parity Dividend Shares having like voting rights then issued and outstanding, shall have the right to recommend individuals to the Company to be Appointed as Preferred Share Directors. Such recommendations shall be in writing and shall be accompanied by a Director Acceptance Letter in the form attached hereto as Exhibit A (“Director Acceptance Letter”), from and signed by each such recommended individual and such background and other information about each such individual as the Company may reasonably request to ensure compliance with applicable disclosure and other considerations pursuant to applicable law and customary practice. The Board of Directors (excluding Preferred Share Directors) will nominate the individuals so recommended for each Preferred Share Director to be elected in accordance with the Articles of Association. The Board of Directors shall submit each recommended individual who it nominates pursuant to this Section 12(b)(ii) to the Voting Holders for Appointment as a Preferred Share Director as provided below.

(iii)        Appointment; Vacancy. The Appointment of the Preferred Share Directors by the Voting Holders may take place at any general or special meeting of shareholders or a separate class meeting of Voting Holders, or by means of a written resolution of the Voting Holders in lieu of a meeting thereof, in each case, as the Board of Directors may determine in its reasonable discretion. The Preferred Share Directors to be Appointed shall be so Appointed by a plurality of the votes cast by the Voting Holders at the relevant meeting (or, if the Appointment is effected by written resolution, by the Voting Holders constitution a quorum which shall also be the required voting threshold for purposes of a written resolution), in each case whether or not the number of nominees exceeds the number of individuals to be Appointed. Each of the Preferred Share Directors Appointed hereunder shall, subject to Section 12(b)(v), serve as a director until the next annual general meeting of the Company, or until the earlier of such time as he or she resigns, retires, dies or is removed in accordance with this Certificate of Designations and the Articles of Association or the special voting right pursuant to this Section 12(b) terminates. The Board of Directors shall nominate individuals to succeed such individuals as the Preferred Share Directors, in each case from among recommendations of the Voting Holders, all as provided in Section 12(b)(ii) provided that such recommendations may include any such individuals whose service has ended and, in lieu of selecting nominees from any such recommendations, the Board of Directors may, in its discretion, nominate any or both of such individuals whose service has ended (if willing to serve) for another term as a Preferred Share Director. Each Preferred Share Director shall agree, in the Director Acceptance Letter, to resign as such director when his or her term otherwise ends pursuant to any removal or termination of the special voting right as provided in this Section 12(b). In case any vacancy in the office of a Preferred Share Director occurs due to resignation, retirement, death or removal, the vacancy may be filled by the written consent of the Preferred Share Director remaining in office, or if none remains in office, in an election by Voting Holders as provided above for an initial election. All determinations and other actions to be made or taken by the Board of Directors with regard to Preferred Share Directors pursuant to this Section 12(b) shall be taken by the Board of Directors excluding the Preferred Share Directors, who shall not be entitled to vote with respect to such actions (and thus shall not be included for the purpose of applying any quorum and voting requirements applicable to such actions). The Company will use reasonable best efforts to cause the individuals nominated to be elected as soon as practicable, which will include for the avoidance of doubt, the initial election of any Preferred Share Director, and the election of Preferred Share Directors at any subsequent annual meeting following the initial election of any Preferred Share Director. Subject to the foregoing, each of the Preferred Share Directors shall have one vote as a director.

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(iv)        Notice of Meeting; Quorum. The Company shall as soon as practicable, and in no case more than 30 days after the Board of Directors has selected the nominees as provided above, submit such nominees to the Voting Holders for Appointment either (i) at a general or special meeting of the shareholders, (ii) at a separate class meeting of Voting Holders or (iii) by written resolution, as determined by the Board of Directors in its reasonable discretion. Notice for a meeting of Voting Holders may be given in the same manner as that provided in the Articles of Association for a general meeting of the Company. If the Company fails to give notice of a meeting of the shareholders or Voting Holders to Appoint the Preferred Share Directors within 30 days after the Board of Directors has selected the nominees for such Appointment as provided above, any Voting Holders entitled to recommend individuals for election as a Preferred Share Director shall be entitled (at the Company’s expense) to call such a general or special meeting of the shareholders or a separate class meeting of Voting Holders to Appoint such nominees selected by the Board of Directors, and for that purpose will have access to the register of members of the Company. At any separate class meeting of Voting Holders at which the Voting Holders have the right to Appoint the Preferred Share Directors, or at any adjournment thereof, the presence of at least one Person holding or representing by proxy at least 50% in aggregate liquidation preference of the Series A Shares and all other classes and series of Parity Dividend Share having like voting rights, in each case at the time issued and outstanding, will be required to constitute a quorum for the election of any Preferred Share Director. Such quorum requirement shall also apply with respect to any Appointment of Preferred Share Directors to be effected with the consent of Voting Holders given in a written resolution. At any general or special meeting of the shareholders or a separate class meeting of the Voting Holders, or adjournment thereof, the absence of such a quorum of Voting Holders will not prevent the election of directors other than the Preferred Share Directors, and the absence of a quorum for the election of such other directors will not prevent the Appointment of the Preferred Share Directors. The Company may fix a date as the record date for the purpose of determining the issued and outstanding preferred shares of any class or series, and the Holders and other holders thereof entitled to elect the Preferred Share Directors.

(v)         Appointment to Board. “Appoint” as used in this Section 12(b) shall mean the appointment of a Preferred Share Director to the Board of Directors; provided that, to the extent that such action is not permitted by the Articles of Association, “Appoint” shall mean nomination by the Voting Holders pursuant to this Section 12(b) and the use of reasonable best efforts by the Company to cause such Preferred Share Director to be appointed by the Board of Directors, or elected by the shareholders, to the Board of Directors pursuant to the Articles of Association as soon as is practicable.

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(vi)        Termination; Removal. Whenever the Company has paid cumulative dividends in full on the Series A Shares and any other class or series of cumulative Parity Dividend Shares, then the right of the Holders to Appoint the Preferred Share Directors will cease (but subject always to the same provisions for the vesting of the special voting right in the case of any Nonpayment in respect of future Dividend Periods). The terms of office of the Preferred Share Directors will immediately terminate, and the Board of Directors shall resolve to reduce the number of directors constituting the Board of Directors by two. In addition, any Preferred Share Director may be removed at any time for cause by Voting Holders holding a majority in aggregate Liquidation Preference of the aggregate liquidation preference of the Series A Shares, together with all classes and series of Parity Dividend Share having like voting rights, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Ordinary Shares, at a general or special meeting of the Company or a separate class meeting of Voting Holders called by the Company as provided in Section 12(b)(iv) above. In addition, if the Board of Directors determines in its discretion at any time that there is cause for the shareholders to remove such director, the Board of Directors may in its discretion request that such director resign from the Board of Directors and may require that such director, as a condition to his or her initial election, agree in writing pursuant to his or her Director Acceptance Letter (as provided in Exhibit A hereto) to resign upon any such request. Upon the removal of any Preferred Share Director, the vacancy shall be filled in the manner set forth in Section 12(b)(iii). Notwithstanding the foregoing, if at any time there are no Series A Shares issued and outstanding, each Preferred Share Director’s term shall automatically terminate and no directors shall thereafter be appointed or elected pursuant to this Section 12.

(c)          Other Voting Rights. So long as any Series A Shares are issued and outstanding, the Company may not consummate any action specified in this paragraph (c) without the vote or consent of the Holders of record entitled to receive at least a majority in aggregate of the Liquidation Preference of the Series A Shares at the time issued and outstanding and all voting or consenting as a single class (not including any Series A Shares “beneficially owned” (within the meaning of the Exchange Act) by the Company or any of its Affiliates), to the exclusion of the holders of Ordinary Shares:

(i)          any amendment, alteration or repeal of any provision of the Articles of Association or this Certificate of Designations that would alter or change the voting powers, preferences or special rights of the Series A Shares so as to affect them adversely;

(ii)         any authorization or creation of, or increase in the authorized amount of, or issuance of, any Senior Shares or Parity Shares, and any increase in the authorized number of Series A Shares or Series B Shares;

(iii)        any consolidation, merger, amalgamation, binding share exchange or reclassification involving the Company, except that, subject to applicable law, Holders of Series A Shares will have no right to vote or consent under this clause (iii) by reason of any such transaction if (A) the Series A Shares remain issued and outstanding or, in the case of any such transaction with respect to which the Company is not the surviving or resulting issuer, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent (provided that such entity is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or any jurisdiction in the European Economic Area, and is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation for such purposes, the Company receives an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such transaction in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series A Shares prior to such transaction)), (B) the Series A Shares remaining issued and outstanding or such other preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series A Shares, taken as a whole, and (C) upon the completion of any such any consolidation, merger, amalgamation, binding share exchange or reclassification, no condition shall exist with respect to the surviving or resulting issuer that would require a consent pursuant to Sections 12(c)(i), (ii), (v) or (vii) if such surviving or resulting issuer were the Company;

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(iv)        any Change of Control if an Original Holder is a Holder of any Series A Shares at the time of the occurrence of such Change of Control, unless, prior to such occurrence, such Original Holder has either (1) received a bona fide, binding offer from a credible Person which, if accepted by the Original Holder, would result in the sale of all of such Original Holder’s Series A Shares to such Person prior to or contemporaneously with the completion of such Change of Control at a price equal to or greater than the then-current Liquidation Preference; provided that such offering Person shall not be Affiliated with or an agent of any Person or group participating in the Change of Control, or (2) provided its prior written consent to such Change of Control;

(v)         any incurrence of Indebtedness (as defined in the Credit Agreement as in effect on the Original Issue Date (and regardless of whether such Credit Agreement is later terminated, amended or modified)) by the Company or any intermediate holding company between the Company and CF Bermuda Holdings;

(vi)        any issuance or reclassification of equity securities by the Company, unless all securities into which such equity securities are reclassified are held by or one or more entities 100.0% of the equity of which is owned directly or indirectly by the Company; and

(vii)       take any action or permit any omission that would be in breach of Articles 6 and 7 of the Credit Agreement as in effect on the Original Issue Date (disregarding the preamble at the start of each Article 6 and 7, assuming the remainder of Articles 6 and 7 remain in full force and effect at all times, and regardless of whether such Credit Agreement, or any term thereof, lapses, is terminated, amended or modified), in each case, with such modifications as appropriate to reflect the passage of time and any changes in facts and circumstances as they relate to the Company and its Subsidiaries; provided that no waiver of any right or obligation contained in the foregoing provisions by any party to the Credit Agreement shall constitute a waiver of such provision for purposes of this Section 12(c)(vii);

provided, however, that any increase in the amount of the authorized or issued, or any creation of, any other preferred shares ranking junior to the Series A Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets following the commencement of the Company’s winding up, or any authorization, issuance or creation of any securities convertible into, or exercisable or exchangeable for, any such other preferred shares will not be deemed to adversely affect the voting powers, preferences or special rights of the Series A Shares and Holders will have no right under this Section 12(c) to vote on or consent to any such increase, authorization, issuance or creation.

If the Holders are entitled to vote on or consent to a specified action pursuant to this Section 12(c), the Company may call a separate class meeting of the Holders for the purpose of such vote. Any such vote may be held at a general meeting of the Company, or at a separate class meeting of the Holders and such other holders, as the Company may determine in its discretion. The Company may fix a date as the record date for the purpose of determining the issued and outstanding Series A Shares, and the Holders entitled to vote on or consent to any such specified action. At any general meeting of the Company or Holders where such vote is to occur, the necessary quorum for such vote (or consent) shall be at least one Person holding or representing by proxy at least 50% in aggregate liquidation preference of the Series A Shares entitled to vote on the relevant specified action.

(d)          Changes Without the Consent of the Holders. So long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Series A Shares, and limitations and restrictions thereof, the Company may amend, alter, supplement, or repeal any terms of the Series A Shares without the consent of the Holders, to reflect any Modified Terms of the Series A Shares in connection with a Successful Remarketing pursuant to Section 11, or any amended or modified terms of the Series B Shares to be applied to the Series A Shares pursuant to Section 11(k).

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(e)          Changes After Provision for Redemption; Unredeemed Shares Remain Outstanding.

(i)          No vote or consent of the holders of Series A Shares shall be required pursuant to Section 12(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding Series A Shares shall have been redeemed or called for redemption and the funds necessary for payment of the Redemption Price have been deposited in Trust for the pro rata benefit of the Holders of the shares called for redemption.

(ii)         In the event of a Change of Control or Reorganization Event in which the Company’s Ordinary Shares shall be changed into or exchanged for other securities or property (including cash), the successor or acquiring Person shall expressly assume the due and punctual observation and performance of each and every covenant and condition contained in this Certificate of Designation to be performed and observed by the Company and all the obligations and liabilities hereunder, with such modifications and adjustments as equitable and appropriate in order to place the Holders in the equivalent economic position as prior to such Change of Control or Reorganization Event.

Section 13.          Preemption.

The Holders shall not have any rights of preemption with regard to any share capital (including Ordinary Shares and Preferred Shares).

Section 14.          Payments; Expenses; Notices; Information.

(a)          Payment. Any payment due by the Company with respect to dividends, redemptions, fractional shares or other amounts on a day that is not a Business Day may be made on the next succeeding Business Day with the same force and effect as if made on the original due date, and without any interest due to any delay in payment.

(b)          Expenses. The Company shall bear any costs and expenses incurred by it and its Affiliates in connection with the Remarketing (including any Remarketing Fee) pursuant to this Certificate of Designations, and shall promptly pay or reimburse the Original Holders for any costs or expenses (including the Remarketing Fee, underwriting discounts or commissions and any reasonable fees and expenses of counsel) incurred by such Original Holders in connection therewith; provided, that the Participating Holders and the Participating Series B Holders (if any) shall bear 50% of any underwriting discounts or commissions for any “best efforts” underwriting incurred in connection with such Remarketing, with such amounts allocated in proportion to the Series A Shares and the Included Series B Shares that participate in such Remarketing.

(c)          Notices. Any notices, deliveries or other actions required or permitted to be given, made or taken by the Company or any Holder hereunder on a particular day may be effected on the next succeeding Business Day with the same force and effect as if effected on the particular day. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (or by first-class mail if the same shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 1701 Village Center Circle, Las Vegas, Nevada 89134 (Attention: Secretary) or to the Transfer Agent at its office at Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004 (Attention: Mark Zimkind]), or to any other agent of the Company designated to receive such notice as permitted by this Certificate of Designations; or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the share record books of the Company (which may include the records of the Transfer Agent); or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given. Notwithstanding the foregoing, any notice given by the Company to Holders in respect of a Global Preferred Share pursuant to the applicable procedures of the Depositary shall be deemed to have been given effectively when so given.

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(d)          Information. If at any time the Company is not required to file reports with the United States Securities and Exchange Commission, if any Series A Shares are then outstanding, the Company shall provide the Holders with reports containing financial information substantially similar to the financial information that would have been contained in the reports the Company would have been required to file with the United States Securities and Exchange Commission by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto, in each case at such times as such reports or other information would be required to be filed thereunder.

Section 15.          Repurchase.

Subject to the limitations imposed herein, applicable law and the Articles of Association, the Company may purchase Series A Shares from time to time to such extent, in such manner and upon such terms as the Board of Directors or any duly authorized committee thereof may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or after such purchase would be, unable to pay its liabilities in the ordinary course as they become due.

Section 16.          Unissued or Reacquired Shares.

Series A Shares that have been issued and converted, redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued Preferred Shares without designation as to class or series, until such shares are once more designated as part of a particular class or series by the Board of Directors.

Section 17.          No Sinking Fund.

Series A Shares are not subject to the operation of a sinking fund.

Section 18.          Reservation of Ordinary Shares.

(a)          Sufficient Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Ordinary Shares or shares acquired by the Company, solely for issuance upon the conversion of Preferred Shares as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Ordinary Shares as shall from time to time be issuable upon the conversion of all the Preferred Shares then issued and outstanding. For purposes of this Section 18(a), the number of Ordinary Shares that shall be deliverable upon the conversion of all issued and outstanding Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)          Use of Acquired Shares. Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of Series A Shares, as herein provided, Ordinary Shares acquired by the Company (in lieu of the issuance of authorized and unissued Ordinary Shares), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Original Holders).

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(c)          Free and Clear Delivery. All Ordinary Shares delivered upon conversion of the Series A Shares shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Original Holders).

(d)          Compliance with Law. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series A Shares, the Company shall use its reasonable best efforts to comply with all laws and regulations thereunder requiring the approval of such delivery by any Regulatory Entities.

(e)          Listing. The Company hereby covenants and agrees that, if at any time the Ordinary Shares shall be listed on the New York Stock Exchange or any other securities exchange or quotation system, the Company will, if permitted by the rules of such exchange or quotation system, list and keep listed, so long as the Ordinary Shares shall be so listed on such exchange or quotation system, all the Ordinary Shares then issuable upon conversion of the Series A Shares.

Section 19.          Transfer Agent, Conversion Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series A Shares shall be Continental Stock Transfer & Trust Company. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders (or otherwise pursuant to any applicable procedures of a Depositary).

Section 20.          Replacement Certificates.

(a)          Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity on customary terms that may be required by the Transfer Agent and the Company.

(b)          Certificates Following Conversion. If physical certificates are issued, the Company shall not be required to issue any certificates representing the applicable Series A Shares on or after the applicable Conversion Date. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in Section 20(a), shall deliver the Ordinary Shares pursuant to the terms of the Series A Shares formerly evidenced by the certificate.

(c)          Legends. Certificates for Series A Shares and any Ordinary Shares issued on conversion thereof may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage ( provided that any such notation, legend or endorsement is in a form acceptable to the Company).

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Section 21.          Form.

(a)          Global Preferred Shares. Series A Shares may, at the Company’s option, in its sole discretion, be issued in the form of one or more permanent global Series A Shares in definitive, fully registered form with a global legend in substantially the form attached hereto as Exhibit B (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. Global Preferred Shares shall be registered in the name of the Depositary, which shall be the Holder of such shares. This Section 21(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary.

(b)          Delivery to Depositary. If Global Preferred Shares are issued, the Company shall execute and the Registrar shall, in accordance with this Section 21, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of a nominee of the Depositary and (ii) shall be delivered by the Registrar to the Depositary or pursuant to instructions received from the Depositary or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.

(c)          Agent Members. If Global Preferred Shares are issued, members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares. If Global Preferred Shares are issued, the Depositary may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Series A Shares, this Certificate of Designations or the Articles of Association.

(d)           Physical Certificates. Global Preferred Shares will be exchangeable for other certificates evidencing Series A Shares, only if (x) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for the Global Preferred Share and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days or (z) the Company determines that the Series A Shares shall no longer be represented by Global Preferred Shares. In any such case, the Global Preferred Shares shall be exchanged in whole for other definitive Series A Shares in registered form, with the same terms and of an equal aggregate Liquidation Preference. Such other definitive Series A Shares shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

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(e)          Signature. An Officer shall sign any Global Preferred Share for the Company, in accordance with the Company’s Articles of Association and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Share, the Global Preferred Share shall be valid nevertheless. A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns the Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature.

Section 22.          Transfer and Similar Taxes.

The Company shall pay any and all share transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of Series A Shares or Ordinary Shares or other securities issued on account of Series A Shares pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of Series A Shares, Ordinary Shares or other securities in a name other than that in which the Series A Shares with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

Section 23.          Rights of Holders.

No person or entity, other than the person or entity in whose name a certificate representing the Series A Shares is registered (if any) and whose name is registered as an owner of Series A Shares in the register of members of the Company, shall have any rights hereunder or with respect to the Series A Shares, the Company shall recognize the registered owner thereof in the register of members of the Company as the sole owner for all purposes, and no other person or entity (other than the Company) shall have any benefit, right, claim or remedy hereunder.

Section 24.          Other Rights.

The Series A Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Association or as provided by applicable law.

Section 25.          Conflict.

To the extent the terms provided in this Certificate of Designations conflict with the terms contained in the Articles of Association, it is intended that the terms provided in this Certificate of Designations shall prevail. The Company agrees and undertakes to convene any general meeting of the Company, and to recommend that any such meeting adopt any resolution necessary, to amend the Articles of Association to eliminate any such conflict.

[Reminder of Page Intentionally Left Blank]

38

EXHIBIT A

FORM OF DIRECTOR’S ACCEPTANCE LETTER

TO: FGL HOLDINGS (the “Company”)

Attn: The Secretary

I hereby accept and agree to my appointment or election as a Preference Share Director, in accordance with the Certificate of Designations of Series A Cumulative Convertible Preference Shares of the Company, dated [ ], 2017 (the “Certificate of Designations”). I hereby agree and acknowledge that my term of office shall immediately terminate in accordance with Section 12 of the Certificate of Designations without further action being required on my part.

I designate the following telephone and facsimile numbers and e-mail address for service of notice of all directors’ meetings. Notice by telephone facsimile or e-mail to either of the said numbers or e-mail address will constitute good and sufficient notice to myself and I agree to advise you of any change in these particulars.

Tel: [     ]

Fax: [     ]

E-mail: [     ]

Nationality: [     ]

I hereby authorize you to enter my name and address in the register of Directors and Officers of the Company as follows:

[Name]

[Address]

[Name]

A-1

EXHIBIT B

FORM OF

SERIES A CUMULATIVE CONVERTIBLE PREFERENCE SHARES

FACE OF SECURITY

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (AND THOSE ISSUABLE ON CONVERSION THEREOF) HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY U.S. STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT, AND IN ACCORDANCE WITH ALL APPLICABLE U.S., STATE AND OTHER SECURITIES LAWS. THIS CERTIFICATE IS ISSUED PURSUANT TO AND IS SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF AN INVESTMENT AGREEMENT AND A REGISTRATION RIGHTS AGREEMENT, EACH DATED AS OF [—], 2017 BETWEEN THE ISSUER OF THESE SECURITIES AND THE INVESTORS REFERRED TO THEREIN, COPIES OF WHICH ARE ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE (AND THOSE ISSUABLE ON CONVERSION THEREOF) MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENTS, AND ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENTS WILL BE VOID.

[IF GLOBAL PREFERENCE SHARES ARE ISSUED: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

B-1

Certificate Number	Number of Convertible Preference Shares

CUSIP NO.: [ ]

Series A Cumulative Convertible Preference Shares

(par value $0.0001 per share)

of

FGL HOLDINGS

FGL HOLDINGS, an exempted company incorporated and existing under the Companies Law (2016 Revision) of the Cayman Islands (the “Company”), hereby certifies that [            ] (the “Holder”) is the registered owner of [•] [             , or such number as is registered in the name of the Holder in the Company’s register of members maintained by the Registrar] fully paid and non-assessable preference shares of the Company designated the Series A Cumulative Convertible Preference Shares, with a par value of $0.0001 per share and a liquidation preference of US$1,000.00 (the “Convertible Preference Shares”).

The Convertible Preference Shares are subject to the Certificate of Designations and the amended and restated memorandum and articles of association of the Company and are transferable in accordance therewith. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible Preference Shares represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations dated [•], 2017 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used, but not defined herein, shall have the meaning given to them in the Certificate of Designations.

Reference is hereby made to select provisions of the Convertible Preference Shares set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned this certificate, the Convertible Preference Shares evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

Dated:

B-2

REVERSE OF SECURITY

Dividends on each of the Convertible Preference Shares shall be payable at the rate provided in the Certificate of Designations but only when, as and if declared by the Board of Directors as provided therein.

The Convertible Preference Shares shall be convertible in the manner and in accordance with the terms set forth in the Certificate of Designations.

The Convertible Preference Shares shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.

The Convertible Preference Shares carry voting rights as specified in the Certificate of Designations.

The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions on such powers, preferences and rights.

For value received,                                          hereby sell, assign and transfer unto

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE)

of the Convertible Preference Shares represented by the within Certificate, and such shares are subject to the Certificate of Designations and the memorandum of association and Articles of Association of the Company and are transferable in accordance therewith.

Dated:	20

Signature:

Signature:

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration or enlargement, or any change whatever.

B-3

Exhibit B

Form of Certificate of Designations of the Series B Preferred Shares

EXECUTION VERSION

CERTIFICATE OF DESIGNATIONS

OF

SERIES B CUMULATIVE CONVERTIBLE PREFERRED SHARES

OF

FGL HOLDINGS

FGL HOLDINGS, an exempted company incorporated and existing under the laws of the Cayman Islands (the “Company”), does hereby certify:

That the Board of Directors of the Company (the “Board of Directors”), pursuant to the authority conferred upon the Board of Directors by the provisions of the Amended and Restated Memorandum and Articles of Association of the Company and applicable law, by way of written resolution dated November 30, 2017, duly adopted resolutions creating a class of preferred shares of the Company designated as “Series B Cumulative Convertible Preferred Shares”.

Section 1.          Designation. The designation of the class of preferred shares shall be “Series B Cumulative Convertible Preferred Shares” (the “Series B Shares”). Each Series B Share shall be identical in all respects to every other Series B Share. The Series B Shares will rank, on the terms set forth in Section 4(c) and Section 5, equally with Parity Shares and senior to Junior Shares, with respect to the payment of dividends and/or the distribution of assets following the commencement of any voluntary or involuntary liquidation of the Company.

Section 2.          Number of Shares. The number of authorized Series B Shares shall be 275,000, provided, that an additional 325,000 Series B Shares shall be authorized for issuance solely as PIK Shares. That number from time to time may be increased solely with the affirmative vote or consent of the holders of the Series B Shares pursuant to Section 12 and the Board of Directors; provided that no such increase shall be permitted that would cause the total number of authorized Preferred Shares, including the Series B Shares, to exceed the amount of Preferred Shares authorized by the Articles of Association.

Section 3.          Definitions. As used herein with respect to the Series B Shares:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this Certificate of Designations, “control”, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent Members” has the meaning set forth in Section 21(c).

“Appoint” has the meaning set forth in Section 12(b)(v).

“AOI” means, for any period, the adjusted operating income of the Company, calculated on a basis consistent with that adopted by Fidelity & Guaranty Life for the 2016 fiscal year, as reflected in its publicly filed financial statements.

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“Arrearage” has the meaning set forth in Section 4(b).

“Articles of Association” means the Second Amended and Restated Memorandum and Articles of Association of the Company, as they may be amended from time to time, and shall include this Certificate of Designations and the certificate of designations for any other authorized class of Preferred Shares.

“Blackstone Funds” means, individually or collectively, any investment fund, coinvestment vehicles and/or other similar vehicles or accounts, in each case, managed by an Affiliate of The Blackstone Group L.P., or any of their respective successors.

“Board of Directors” has the meaning set forth in the Recitals or a committee thereof duly authorized to act for such Board of Directors.

“Business Day” means each weekday on which banking institutions in New York, New York are not authorized or obligated by law, regulation or executive order to close.

“Calculation Agent” means the Transfer Agent acting in its capacity as calculation agent for the Series B Shares, and its successors and assigns.

“Capital Stock” of any Person means (i) with respect to any Person that is a corporation or a company, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Ordinary Shares or Preferred Shares, and (ii) with respect to any Person that is not a corporation or a company, any and all partnership, limited liability company, membership or other equity interests of such Person, but in each case excluding any debt securities convertible into any of the foregoing.

“Certificate of Designations” means this Certificate of Designations relating to the Series B Shares, as it may be amended from time to time.

“Change of Control” means the occurrence of one of the following:

(i)          a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than a Permitted Holder, becomes or files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Ordinary Shares or other common equity of the Company representing more than 50% of the voting power of the issued and outstanding Ordinary Shares or other common equity of the Company;

(ii)         one or more Permitted Holders become, or commence a tender, exchange or similar offer and/or file a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such Permitted Holder(s) intends to become, in the aggregate, the direct or indirect ultimate “beneficial owners,” as defined in Rule 13d-3 under the Exchange Act, of Ordinary Shares or other common equity of the Company representing more than 60% of the voting power of the outstanding Ordinary Shares or other common equity of the Company; or

(iii)        consummation of any consolidation, merger, amalgamation or scheme of arrangement of or involving the Company or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the property and assets of the Company to any Person other than one of the Company’s Subsidiaries, in each case pursuant to which the Ordinary Shares or other common equity of the Company will be converted into cash, securities or other property, other than pursuant to a transaction in which (A) the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Company immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all issued and outstanding classes of voting shares of the continuing or surviving Person immediately after such transaction, or (B) the members of the Board of Directors or other governing body of the Company immediately prior to such transaction comprise a majority of the members of the Board of Directors or other governing body of the Company or such other continuing or surviving Person immediately after such transaction.

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“Closing Price” of the Ordinary Shares on any date of determination means the last reported sale price of the Ordinary Shares regular way on such date (or, if no such sale occurs on such date, the average of the reported closing bid and asked prices for such shares regular way on such date) on the Principal Market or, if there is no Principal Market for the Ordinary Shares, the average of the closing bid and asked prices quoted for the Ordinary Shares in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or if such closing prices are not so reported (or if the relevant price or prices required to be used to calculate the Closing Price as provided in this paragraph are not available in the relevant market on such date for any reason, the market price of the Ordinary Shares on such date as determined by a nationally recognized investment banking firm retained by the Company for this purpose).

“Company” has the meaning set forth in the Recitals.

“Competing Remarketing” means any ongoing Remarketing pursuant to Section 11, and any ongoing remarketing of the Series A Shares pursuant to Section 11 of the Series A Certificate of Designations; provided that no such Remarketing or remarketing shall be deemed to be ongoing past the applicable Remarketing Window for such Remarketing.

“Constituent Person” has the meaning set forth in Section 10(a)(ii).

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series B Shares, and its successors and assigns.

“Conversion Date” has the meaning set forth in Section 8(d).

“Conversion Notice Date” has the meaning set forth in Section 8(d).

“Conversion Price” means, at any time, a dollar amount equal to the higher of (i) a 5.0% discount to the arithmetic average of the VWAP per Ordinary Share on each of the 30 consecutive Trading Days from, but excluding the Conversion Notice Date, and (ii) the Floor Price.

“Conversion Rate” means, at any time, the number of duly authorized, fully paid and nonassessable Ordinary Shares into which each Series B Share is convertible, after taking into account any adjustments pursuant to Section 9, determined by dividing (i) the Liquidation Preference (calculated as if the Conversion Date was the date fixed for liquidation the Company, and as adjusted pursuant hereto for share splits, share dividends, reclassifications and the like), by (ii) the Conversion Price.

“Credit Agreement” means the Credit Agreement, dated as of November 30, 2017, by and among Fidelity & Guaranty Life Holdings, Inc., a Delaware corporation, CF Bermuda Holdings Limited, a Bermuda exempted limited liability company, the lenders from time to time a party thereto and Royal Bank of Canada, as administrative agent for the lenders and the other agents and arrangers party thereto.

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“Current Market Price” as of any day means the average of the VWAP per Ordinary Share on each of the 10 consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-date or other specified date with respect to the issuance or distribution requiring such computation, appropriately adjusted to take into account the occurrence during such period of any event described in Section 9. For the purpose of calculating the Current Market Price, consecutive Trading Days shall end on the day before the date in question.

“Depositary” means DTC or its nominee, or any successor depositary appointed by the Company or its nominee.

“Director Acceptance Letter” has the meaning set forth in Section 12(b)(ii).

“Dividend Payment Date” has the meaning set forth in Section 4(a)(i). Each Dividend Payment Date “relates” to the Dividend Period most recently ending before such Dividend Payment Date, and vice versa (with the words “related” and “relating” having correlative meanings).

“Dividend Period” means each period from and including a Dividend Payment Date (except that the initial Dividend Period shall commence on the Original Issue Date, and the initial Dividend Period for any Series B Shares issued in kind pursuant to Section 4 shall commence on the date such Series B Shares are issued) and continuing to but not including the next succeeding Dividend Payment Date.

“Dividend Rate” means (i) for any day during the Fixed Rate Period, 7.5%, and (ii) for any date during the Floating Rate Period, the greater of (A) 7.5% and (B) a rate equal to Three-month LIBOR plus 5.5%; provided that in the event of an Modified Dividend Rate, such Modified Dividend Rate shall be the Dividend Rate.

“Dividend Record Date” has the meaning specified in Section 4(a)(iii).

“DTC” means The Depository Trust Company.

“Engagement Date” has the meaning set forth in the definition of “Remarketing Window”.

“Engagement Deadline” has the meaning set forth in Section 11(b).

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Property” has the meaning set forth in Section 10(a)(ii).

“Ex-date”, when used with respect to any issuance or distribution, means the first date on which the Ordinary Shares or other relevant securities trade without the right to receive such issuance or distribution.

“Expiration Date” has the meaning set forth in Section 9(a)(iv).

“Expiration Time” has the meaning set forth in Section 9(a)(iv).

“Fixed Rate Period” means each Dividend Period relating to a Dividend Payment Date occurring on or before November 30, 2027.

“Floating Rate Period” means each Dividend Period relating to a Dividend Payment Date occurring after November 30, 2027.

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“Floor Price” means (i) for a Conversion Date from and including November 30, 2027 to but not including November 30, 2028, $8.00, (ii) for a Conversion Date from and including November 30, 2028 to but not including November 30, 2029, $7.00, and (iii) for a Conversion Date from and after November 30, 2029, $6.00, in each case after taking into account any adjustment pursuant to Section 9.

“FNF” means Fidelity National Financial, Inc., and its successors and permitted assigns.

“Global Preferred Share” has the meaning set forth in Section 21(a).

“GSO” means GSO Capital Partners LP, and its successors and permitted assigns.

“GSO Group” means funds and accounts managed, advised or sub-advised by GSO and its Affiliates within the credit-focused business unit of The Blackstone Group L.P.

“Holder” means, as to any Series B Share, the Person in whose name such share is registered in the register of members of the Company, which may be treated by the Company, Transfer Agent, Registrar, Calculation Agent, paying agent and Conversion Agent as the absolute owner of such share for the purpose of making payment and settling the related conversions and for all other purposes. References herein to “holders” of preferred shares of the Company shall mean, insofar as such shares are Series B Shares, the Holders thereof.

“Included Series A Shares” has the meaning set forth in Section 11(h).

“Junior Liquidation Shares” has the meaning set forth in the definition of “Junior Shares”.

“Junior Payments” has the meaning set forth in Section 4(c)(i).

“Junior Shares” means the Ordinary Shares and any other class or series of shares in the capital of the Company now existing or hereafter authorized over which the Series B Shares have preference or priority in the payment of dividends or in the distribution of assets following the commencement of any voluntary or involuntary liquidation of the Company. Junior Shares over which the Series B Shares have preference or priority in such distribution of assets are herein called “Junior Liquidation Shares”.

“Liquidation Preference” has the meaning set forth in Section 5(a). References to the “liquidation preference” of any Preferred Shares of the Company in the Articles of Association shall mean the Liquidation Preference if such Preferred Shares are Series B Shares.

“London Banking Day” means any day on which commercial banks are open in London for general business (including dealings in foreign exchange and foreign currency deposits).

“Market Disruption Event” means, on any day when the Ordinary Shares are listed or admitted to trading or quoted on a securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), any of the following events that occurs or continues to exist on such day:

(i)          any suspension of, or limitation imposed on, trading by the Principal Market during the one-hour period prior to the close of trading for the regular trading session (or for purposes of determining the VWAP per Ordinary Share, any period or periods aggregating one half-hour or longer during the regular trading session) on the Principal Market on such day, and whether by reason of movements in price exceeding limits permitted by the Principal Market, or otherwise, relating to the Ordinary Shares (specifically or among other shares generally) or to futures or options contracts relating to the Ordinary Shares (specifically or among other shares generally) on the Principal Market;

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(ii)         any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants, during the one-hour period prior to the close of trading for the regular trading session (or for purposes of determining the VWAP per Ordinary Share, any period or periods aggregating one half-hour or longer during the regular trading session) on the Principal Market on such day, to effect transactions in, or obtain market values for, the Ordinary Shares (specifically or among other shares generally) on the Principal Market on such day or to effect transactions in, or obtain market values for, futures or options contracts relating to the Ordinary Shares (specifically or among other shares generally) on the Principal Market on such day; or

(iii)        the principal exchange or quotation facility (whether or not the Principal Market) on which futures or options contracts relating to the Ordinary Shares are listed or admitted to trading or quoted fails to open, or closes prior to its respective scheduled closing time, for the regular trading session on such day (without regard to after hours or any other trading outside of the regular trading session hours), unless such earlier closing time is announced by such exchange or facility at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such day and (B) the submission deadline for orders to be entered into such exchange or facility for execution at the actual closing time on such day.

“Modified Dividend Rate” means, in connection with a Remarketing, the dividend rate per annum (which may be fixed or floating, and any spread with respect to a floating dividend rate) rounded to the nearest one one-thousandth (0.001) of one percent that the Series B Shares shall bear as determined by the Board of Directors pursuant to the Remarketing Agreement and Section 11(j).

“Modified Redemption Date” means, in connection with a Remarketing, the earliest redemption date for the Series B Shares (which shall be no earlier than the earliest redemption date prior to such Remarketing) that shall apply after such Remarketing as determined by the Company pursuant to the Remarketing Agreement.

“Modified Remarketing Price” has the meaning set forth in Section 11(d).

“Modified Terms” has the meaning set forth in Section 11(d).

“NC Date” has the meaning set forth in Section 6(a); provided that if there is a Modified Redemption Date, the NC Date shall be the Modified Redemption Date.

“Nonpayment” has the meaning set forth in Section 12(b)(i).

“Normalized AOI” means the AOI for any period subject to the following adjustments: (i) add back any amounts for “legacy incentive compensation”, and “back project expenses”, (ii) add back (if negative) or subtract (if positive) any amounts for “single premium immediate annuities mortality & other reserve adjustments”; (iii) add back (if negative) or subtract (if positive) any amounts for “assumption review & DAC unlocking”, and (iv) “other, including bond prepayment income and tax valuation allowance adjustments”, in each case, calculated on a basis consistent with that adopted in prior years by Fidelity Life & Guaranty in its publicly filed financial statements.

“Officer” means the Director, Chief Executive Officer, the Chief Operating Officer, the Chief Administrative Officer, the Chief Financial Officer, the Controller, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the General Counsel and Corporate Secretary and any Assistant Secretary of the Company.

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“Officers’ Certificate” means a certificate signed (i) by a Director, the Chief Executive Officer, the Chief Operating Officer, the Chief Administrative Officer, the Chief Financial Officer, the Controller or the Chief Accounting Officer, and (ii) by the Treasurer, any Assistant Treasurer, the General Counsel, Corporate Secretary or any Assistant Secretary of the Company, and delivered to the Conversion Agent.

“Ordinary Shares” means the ordinary shares in the capital of the Company, par value $0.0001 per share.

“Original Holder” means any Holder of Series B Shares that is (i) FNF, or (ii) any transferee of FNF that is an Affiliate of FNF.

“Original Issue Date” means November 30, 2017.

“Original Liquidation Preference” means $1,000.00 per Series B Share.

“Original Remarketing Price” means an amount equal to the Liquidation Preference for the Series B Shares to be remarketed.

“Original Series A Holders” means any Holder that is (i) a member of the GSO Group or (ii) any transferee of such member that is an Affiliate of GSO.

“Parity Dividend Shares” has the meaning set forth in the definition of “Parity Shares”.

“Parity Liquidation Shares” has the meaning set forth in the definition of “Parity Shares”.

“Parity Shares” means any class or series of shares in the capital of the Company hereafter authorized that ranks equally with the Series B Shares in the payment of dividends or in the distribution of assets following the commencement of any voluntary or involuntary liquidation of the Company. Parity Shares so ranking equally in the payment of dividends are herein called “Parity Dividend Shares”. Parity Shares so ranking equally in such distribution of assets are herein called “Parity Liquidation Shares”. The Series A Shares shall be deemed to be Parity Shares, Parity Dividend Shares and Parity Liquidation Shares.

“Participation Deadline” has the meaning set forth in Section 11(a).

“Participating Holders” has the meaning set forth in Section 11(a).

“Participating Series A Holders” has the meaning set forth in Section 11(h).

“Permitted Holders” means:

(i) each of Blackstone Tactical Opportunities Fund II, L.P., GSO, FNF, Cannae Holdings, Inc., BilCar, LLC, CC Capital Management, LLC, CFS Holdings (Cayman), LP, CFS II Holdings (Cayman), LP and the Blackstone Funds;

(ii) any Affiliate or Related Party of any Person specified in clause (i); and

(iii) any Person both the Capital Stock and the Voting Stock of which (or in the case of a trust, the beneficial interests in which) are owned 50% or more by Persons specified in clauses (i) and (ii) or any group in which the Persons specified in clauses (i) and (ii) own a majority of the voting power of the Voting Stock held by such group, and any Person that is a member of any such group.

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“Person” means a legal person, including any individual, company, corporation, estate, body corporate, partnership, limited liability company, trust, joint venture, association or other legal entity.

“PIK Shares” has the meaning set forth in Section 4(a)(ii).

“Preferred Shares” means any and all series or classes of preferred shares in the capital of the Company, having a par value of $0.0001 per share, including the Series B Shares and Series A Shares.

“Preferred Share Director” has the meaning specified in Section 12(b)(i).

“Principal Market” means, with respect to any day on which the Ordinary Shares are listed or admitted to trading or quoted on any securities exchange or quotation facility (whether U.S. national or regional or non-U.S.), the principal such exchange or facility on which the Ordinary Shares are so listed or admitted or so quoted.

“Purchased Shares” has the meaning set forth in Section 9(a)(iv).

“Record Date” has the meaning set forth in Section 9(d).

“Redemption Price” has the meaning set forth in Section 6(a).

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series B Shares, and its successors and assigns.

“Regulatory Entities” means all governmental or self-regulatory authorities in the United States or elsewhere having jurisdiction over the Company or any of its Subsidiaries.

“Reimbursed Holders” has the meaning set forth in Section 11(g).

“Related Party” means:

(i)          any controlling stockholder, majority owned Subsidiary, or immediate family member (in the case of an individual) of any Permitted Holder; or

(ii)         any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consist of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clause (i).

“Remarketing” has the meaning set forth in Section 11(a).

“Remarketing Agent” means any Remarketing Agent(s) appointed by the Company pursuant to Section 11.

“Remarketing Agreement” means a Remarketing Agreement to be entered into between the Company and one or more Remarketing Agents setting forth the terms of a Remarketing.

“Remarketing Date” means the date the Series B Shares offered in the Remarketing Period are priced by the Company and the Remarketing Agent(s).

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“Remarketing Fee” means, in the event of a Successful Remarketing, a remarketing fee, if any, paid to the Remarketing Agent(s) to be agreed upon in writing by the Company and the Remarketing Agent(s) prior to any Remarketing pursuant to the Remarketing Agreement.

“Remarketing Interest Amount” means interest on the Remarketing Loss Share Amount at a rate of 7.5% per annum accrued daily during the Remarketing Loss Share Pricing Period.

“Remarketing Loss” has the meaning set forth in Section 11(g).

“Remarketing Loss Share Amount” has the meaning set forth in Section 11(g).

“Remarketing Loss Share Pricing Period” has the meaning set forth in Section 11(g).

“Remarketing Notice” has the meaning set forth in Section 11(a).

“Remarketing Period” has the meaning set forth in Section 11(c).

“Remarketing Price” means, as applicable, the Original Remarketing Price or the Modified Remarketing Price.

“Remarketing Process” means the Remarketing process specified in Section 11, commencing with the delivery of a Remarketing Notice.

“Remarketing Reimbursement” has the meaning set forth in Section 11(g).

“Remarketing Settlement Date” means the third Business Day immediately following the Remarketing Date for a Successful Remarketing, or such other date as the Company and the Remarketing Agent may mutually agree.

“Remarketing Window” means the period from (i) the fifth Business Day following the earlier of (A) the Engagement Deadline, and (B) the date on which the Remarketing Agent(s) are engaged by the Company pursuant to Section 11 (the “Engagement Date”), through (ii) the 20th Business Day following the Engagement Deadline or Engagement Date, as applicable, provided that such period may be extended (and the Remarketing delayed) to no later than 180 days after the Engagement Deadline or Engagement Date, as applicable, if (i) the Remarketing Agent determines that the Remarketing is impractical due to then-prevailing market conditions, or (ii) if the Board of Directors determines in good faith (x) that such delay would enable the Company to avoid disclosure of material information, the disclosure of which at that time would not be in the Company’s best interests, or (y) that the Remarketing to be delayed would, if not delayed, materially adversely affect the Company and its Subsidiaries taken as a whole or materially interfere with, or jeopardize the success of, any pending or proposed material transaction, including any debt or equity financing, any acquisition or disposition, any recapitalization or reorganization or any other material transaction, whether due to commercial reasons, a desire to avoid premature disclosure of information or any other reason.

“Reorganization Event” has the meaning set forth in Section 10(a).

“Reuters Screen LIBOR01” means the display on the Reuters Eikon (or any successor service) on the “LIBOR01” page (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for U.S. dollar deposits).

“Securities Act” means the United States Securities Act of 1933, as amended from time to time.

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“Series B Shares” has the meaning set forth in Section 1.

“Series A Certificate of Designations” means the Certificate of Designations for the Series A Shares.

“Series A Participation Notice” has the meaning set forth in Section 11(h).

“Series A Remarketing Notice” has the meaning set forth in Section 11(h).

“Series A Shares” means the Series A Cumulative Convertible Preferred Shares of Company.

“Shareholder Approval” has the meaning set forth in Section 8(e).

“Subsidiary” means, with respect to any Person, any entity of which (i) such Person or any other Subsidiary of such Person is a general partner (in the case of a partnership) or managing member (in the case of a limited liability company), (ii) voting power to elect or appoint a majority of the board of directors, board of managers or others performing similar functions with respect to such organization is held by such Person or by any one or more of such Person’s Subsidiaries, (iii) at least fifty percent (50%) of any class of shares or Capital Stock or of the outstanding equity interests are beneficially owned by such Person or (iv) any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 under the Exchange Act.

“Successful Remarketing” has the meaning set forth in Section 11(e).

“Three-month LIBOR” means, with respect to any Floating Rate Period, the offered rate expressed as a percentage per annum for deposits in U.S. dollars for a three-month period commencing on the first day of such Floating Rate Period, as that rate appears on Reuters Screen LIBOR01 as of 11:00 A.M., London time, on the second London Banking Day immediately preceding the first day of such Floating Rate Period.

If Three-month LIBOR does not appear on Reuters Screen LIBOR01, Three-month LIBOR shall be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period, commencing on the first day of such Floating Rate Period, and in a principal amount of not less than $1,000,000, are offered to prime banks in the London interbank market by four major banks in that market selected by the Company and identified to the Calculation Agent at approximately 11:00 A.M., London time, on the second London Banking Day immediately preceding the first day of such Floating Rate Period. The Calculation Agent shall request the principal London office of each of these banks to provide a quotation of its rate. If at least two such quotations are provided, Three-month LIBOR for such Floating Rate Period shall be the arithmetic mean of such quotations (rounded upward if necessary to the nearest 0.00001%).

If fewer than two such quotations are provided as described in the preceding paragraph, Three-month LIBOR with respect to such Floating Rate Period shall be the arithmetic mean (rounded upward if necessary to the nearest 0.00001%) of the rates quoted by three major banks in New York City selected by the Company and identified to the Calculation Agent at approximately 11:00 A.M., New York City time, on the first day of such Floating Rate Period for loans in U.S. dollars to leading European banks for a three-month period, commencing on the first day of such Floating Rate Period, and in a principal amount of not less than $1,000,000.

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If fewer than three banks selected by the Company and identified to the Calculation Agent to provide quotations are quoting as described in the preceding paragraph the Calculation Agent shall: (i) determine the base rate that is most comparable to the Three-month LIBOR that was last displayed on Reuters Screen LIBOR01; and (ii) apply such changes to that rate such that it is as similar as practicable, in the opinion of the Calculation Agent, to the rate that would have prevailed under the Three-month LIBOR that was last displayed on Reuters Screen LIBOR01, provided, that if the Calculation Agent determines there is an industry accepted successor base rate to the Three-month LIBOR that was last displayed on Reuters Screen LIBOR01, such successor base rate will be the rate applied under (i).

If Three-month LIBOR calculated in accordance with the foregoing paragraphs for any Floating Rate Period is less than zero, then Three-month LIBOR shall be deemed to be zero for such Floating Rate Period.

“Trading Day” means, for purposes of determining a VWAP or Closing Price per share of Ordinary Shares, a day on which the Principal Market is open for the transaction of business and on which a Market Disruption Event does not occur or exist, or if the shares of Ordinary Shares are not listed or admitted to trading and are not quoted on any securities exchange or quotation facility, a Business Day.

“Transfer Agent” means Continental Stock Transfer & Trust Company acting as Transfer Agent, Registrar, Calculation Agent, paying agent and Conversion Agent for the Series B Shares, and its successors and assigns.

“Trust” has the meaning set forth in Section 6(e).

“Unsuccessful Remarketing” has the meaning set forth in Section 11(f).

“Voting Holders” has the meaning set forth in Section 12(b)(i).

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“VWAP” per Ordinary Share on any Trading Day means the per share volume-weighted average sale price per share of Ordinary Shares on the Principal Market as displayed under the heading Bloomberg VWAP on Bloomberg page “CF Equity VWAP” (or any appropriate successor page) in respect of the period from the open of trading until the close of trading on the Principal Market on such Trading Day (or if such volume-weighted average price is unavailable or not provided for any reason, or there is no Principal Market for the Ordinary Shares, the market price of one Ordinary Share on such Trading Day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained for this purpose by the Company). When used with respect to any other securities, “VWAP” shall have the meaning set forth above with references to the price per Ordinary Share meaning the price per unit of such other securities, with references to Bloomberg page “CF Equity VWAP” meaning the applicable Bloomberg page displaying the volume-weighted average sale price per unit of such securities and references to the Principal Market meaning the principal exchange or other market in which such securities are then listed, quoted or traded. The VWAP during any period shall be appropriately adjusted to take into account the occurrence during such period of any event described in Section 9.

In addition to the above definitions, unless the context requires otherwise:

(i)          any reference to any statute, regulation, rule or form as of any time shall mean such statute, regulation, rule or form as amended or modified and shall also include any successor statute, regulation, rule or form from time to time (and in the case of statutes, include any rules and regulations promulgated under the statute);

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(i)          references to “$” or “dollars” means the lawful coin or currency of the United States of America; and

(ii)         references to “Section” are references to Sections of this Certificate of Designations.

Section 4.          Dividends.

(a)           Quarterly Dividends.

(i)          Subject to applicable law, the Holders of the Series B Shares shall be entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee of the Board of Directors), out of assets lawfully available for that purpose, cumulative cash dividends on the Original Liquidation Preference of $1,000.00 at a rate per annum equal to the then-applicable Dividend Rate. Subject to applicable law, dividends shall be payable quarterly in arrears on the first days of January, April, July and October, respectively, in each year, commencing on January 1, 2018; provided, however, that (x) if any such day during the Fixed Rate Period is not a Business Day, then such day shall nevertheless be a Dividend Payment Date but dividends on the Series B Shares, when, as and if declared, shall be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per Series B Share), and (y) if any such day during the Floating Rate Period is not a Business Day, then the next succeeding Business Day shall be the applicable Dividend Payment Date and dividends, when, as and if declared, shall be paid on such next succeeding Business Day (each such day on which dividends are payable, after giving effect to this proviso if applicable, a “Dividend Payment Date”). Dividends on the Series B Shares shall begin to accumulate on the Original Issue Date (or, with respect to any Series B Shares issued in kind pursuant to this Section 4, the date on which such Series B Shares are issued) and shall be deemed to accumulate from day to day whether or not earned or declared until paid. Dividends payable on the Series B Shares in respect of each Fixed Rate Period shall be computed by the Calculation Agent on the basis of a 360-day year consisting of twelve 30-day months, and dividends payable on the Series B Shares in respect of each Floating Rate Period shall be computed by the Calculation Agent by multiplying the per annum dividend rate in effect for that Floating Rate Period by a fraction, the numerator of which will be the actual number of days in that Floating Rate Period and the denominator of which will be 360, and multiplying the rate obtained by $1,000 to determine the dividend per Series B Share. The Calculation Agent’s determination of any Dividend Rate, and its calculation of the amount of dividends for any Dividend Period, will be maintained on file at the Company’s principal offices and will be available to any Holder upon request and will be final and binding in the absence of manifest error. The Company may terminate the appointment of the Calculation Agent and may appoint a successor agent at any time and from time to time, provided that the Company shall use its best efforts to ensure that there is, at all relevant times when the Series B Shares are issued and outstanding, a person or entity appointed and serving as such agent.

(ii)         Dividends payable on Series B Shares on any Dividend Payment Date shall be paid in cash or, at the option of the Company, in lieu of paying such cash dividends, the Company may instead effect a share capitalization by issuing new duly authorized and fully paid and nonassessable Series B Shares (any such Series B Shares, “PIK Shares”) to the extent the Company chooses not to pay a cash dividend. If the Company elects to effect a share capitalization by issuing PIK Shares in accordance with the foregoing, the number of PIK Shares to be issued will be calculated by dividing the portion of such dividend not paid in cash by the Original Liquidation Preference, and such PIK Shares shall be entitled to receive cumulative dividends at the rates specified in the preceding paragraph from their date of issuance and shall otherwise be treated as Series B Shares for purposes of all other provisions hereof. The Company may not effect a share capitalization by issuing PIK Shares to the extent (A) there are not sufficient authorized but unissued Series B Shares to permit such share capitalization, (B) a Remarketing Process has commenced pursuant to Section 11 and not concluded or terminated, or (C) from and after May 31, 2018, if the aggregate issuance of Ordinary Shares upon conversion of Series B Shares and Series A Shares following such issuance of PIK Shares would be greater than 19.99% of the Ordinary Shares issued and outstanding as of the date hereof (calculated using the methodology applied under Section 312.03 of the NYSE Listed Company Manual and assuming that such Series B Shares were convertible pursuant to Section 7 at the time of the applicable Dividend Payment Date at a Conversion Price equal to the value of clause (iii) of the definition of Floor Price), until such time as the Company obtains the Shareholder Approval.

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(iii)        Dividends that are payable on the Series B Shares or any share capitalization effected on any Dividend Payment Date shall be payable, and any PIK Shares shall be issuable, to Holders of record of the Series B Shares as they appear on the register of members of the Company on the applicable record date, which shall be the 15th calendar day of the month immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors (or a duly authorized committee of the Board of Directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

(iv)        In connection with a Successful Remarketing of the Series B Shares, the Dividend Rate may be increased to an Modified Dividend Rate in accordance with Section 11 below. If the Dividend Rate on the Series B Shares is increased in accordance with Section 11 below, dividends shall accumulate at the Modified Dividend Rate pursuant to the terms of this Section 4 from (and including) the Remarketing Settlement Date. Any reference herein to accumulated and unpaid dividends shall include any such dividends at the Modified Dividend Rate, if applicable.

(b)           Cumulative Dividends. Dividends on the Series B Shares shall be cumulative, and from and after any Dividend Payment Date or other date on which any dividend or any payment upon redemption, or any Conversion Date on which any payment upon conversion, in each case has accumulated or been deemed to have accumulated through such date has not been paid in full (the “Arrearage”), additional dividends shall accumulate in respect of the Arrearage at the then-applicable Dividend Rate. Such additional dividends in respect of any Arrearage shall be deemed to accumulate daily from such Dividend Payment Date, or other date on which any dividend or any payment upon redemption or Conversion Date, whether or not earned or declared, until the Arrearage is paid and shall constitute additional Arrearage from and after the immediately following Dividend Payment Date to the extent not paid on such Dividend Payment Date. References in any Article herein to dividends that have “accumulated” or that have been deemed to have accumulated with respect to the Series B Shares shall include the amount, if any, of any Arrearage together with any dividends accumulated or deemed to have accumulated on such Arrearage pursuant to the immediately preceding two sentences.

(c)           Priority of Dividends.

(i)          For so long as any Series B Shares remain issued and outstanding, the Company will not, and will cause its Subsidiaries not to, declare, pay or set apart funds for any dividends or other distributions with respect to any Junior Shares or redeem, repurchase or otherwise acquire, or make a liquidation payment relating to, any Junior Shares, or make any guarantee payment with respect thereto, in any case during or in respect of any Dividend Period (collectively, “Junior Payments”), unless: (1)(A) full dividends (including any Arrearage and dividends accumulated in respect thereof) have been or contemporaneously are declared and paid in cash or in kind on the Series B Shares for all Dividend Periods prior to the date of such Junior Payment and the Dividend Period in which such Junior Payment falls, and (B) no PIK Shares are then issued and outstanding; (2) Fidelity & Guaranty Life Insurance Company, or any successor “primary” insurance Subsidiary of the Company, maintains an A.M. Best Company financial strength rating of A- or higher; (3) the Company is in compliance with the covenants set forth in Section 12(c); (4) any such Junior Payments, when aggregated with all other Junior Payments, other than on the Series B Shares and the Series A Shares, in any given fiscal year of the Company, does not represent an amount greater than 20% of the Normalized AOI of the Company for the preceding fiscal year; and (5) if any Change of Control has occurred, the requirements of Section 12(c)(iv) were satisfied with respect to such Change of Control; provided, however, that the foregoing restriction will not apply to:

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A.           purchases, redemptions or other acquisitions of Junior Shares (and the payment of cash in lieu of fractional shares in connection therewith) required by any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers or directors of the Company or any Subsidiary;

B.           the purchase of fractional interests in Junior Shares pursuant to the conversion or exchange provisions of such Junior Shares;

C.           declaration of a non-cash dividend on the Capital Stock of the Company in connection with the implementation of a shareholders rights plan on customary terms designed to protect the Company against unsolicited offers to acquire its Capital Stock, or the issuance of Capital Stock of the Company under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

D.           dividends or distributions payable solely in Junior Shares, or warrants, options or rights to acquire Junior Shares; or

E.           conversions of any Junior Shares into, or exchanges of any Junior Shares for, a class or series of other Junior Shares.

Notwithstanding anything contained herein to the contrary, if any Junior Payment was permitted under this Section 4(c)(i) at the time it was declared or when it first became a contractual obligation, it shall be deemed permitted hereunder at the time it is actually paid; provided that such Junior Payment occurs within 60 days of such declaration or entry into such contractual obligation.

(ii)         For so long as any Series B Shares remain issued and outstanding, if full dividends (including any Arrearage and dividends accumulated in respect thereof) are not paid in full for any Dividend Period on the Series B Shares and any Parity Dividend Shares, all dividends paid or declared for payment on a dividend payment date with respect to the Series B Shares and the Parity Dividend Shares shall be shared (A) first ratably by the holders of any Parity Dividend Shares who have the right to receive dividends with respect to past dividend periods for which such dividends were not declared and paid, in proportion to the respective amounts of the undeclared and unpaid dividends relating to past dividend periods, and thereafter (B) ratably by the holders of Series B Shares and any Parity Dividend Shares, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the current dividend period. Any proportional dividend on Parity Dividend Shares that have cumulative dividend rights will take into account the amount of any accumulated but unpaid dividends and arrearage with respect to such shares. To the extent a dividend period with respect to any Parity Dividend Shares coincides with more than one Dividend Period with respect to the Series B Shares, for purposes of the immediately preceding sentence the Board of Directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period with respect to the Series B Shares, or shall treat such dividend period(s) with respect to any Parity Dividend Shares and Dividend Period(s) with respect to the Series B Shares for purposes of the immediately preceding sentence in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Parity Dividend Shares and the Series B Shares. To the extent a Dividend Period with respect to the Series B Shares coincides with more than one dividend period with respect to any Parity Dividend Shares, for purposes of the first sentence of this paragraph the Board of Directors shall treat such Dividend Period as two or more consecutive Dividend Periods, none of which coincides with more than one dividend period with respect to such Parity Dividend Shares, or shall treat such Dividend Period(s) with respect to the Series B Shares and dividend period(s) with respect to any Parity Dividend Shares for purposes of the first sentence of this paragraph in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on the Series B Shares and such Parity Dividend Shares. The term “dividend period” as used in this paragraph means such dividend periods as are provided for in the terms of any Parity Dividend Shares and, in the case of Series B Shares, Dividend Periods applicable to shares of Series B Shares; and the term “dividend payment dates” as used in this paragraph means such dividend payment dates as are provided for in the terms of any Parity Dividend Shares and, in the case of Series B Shares, Dividend Payment Dates applicable to Series B Shares.

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(iii)        Subject to this Section 4, such dividends (payable in cash, in kind, securities or other property) as may be determined by the Board of Directors (or a duly authorized committee of the Board of Directors) may be declared and paid on any securities, including Junior Shares and any Parity Dividend Shares, from time to time out of any funds legally available for such payment, and the Holders of Series B Shares shall not be entitled to participate in any such dividends.

(iv)        Notwithstanding any other section of this Section 4, the Company will not, and will cause its Subsidiaries not to, make any Junior Payment if such payment would cause the aggregate issuance of Ordinary Shares upon conversion of Series B Shares and Series A Shares to be greater than 19.99% of the Ordinary Shares issued and outstanding as of the date hereof (calculated using the methodology applied under Section 312.03 of the NYSE Listed Company Manual and assuming that such Series B Shares were convertible pursuant to Section 7 at the time of the applicable Dividend Payment Date at a Conversion Price equal to the value of clause (iii) of the definition of Floor Price), until such time as the Company obtains the Shareholder Approval.

Section 5.             Liquidation Rights.

(a)          Liquidation. Subject to applicable law, in the event of any voluntary or involuntary liquidation of the Company, Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Liquidation Shares and subject to the rights of the holders of any Parity Liquidation Shares and the rights of the Company’s creditors, to receive in full in respect of each Series B Share a liquidating distribution in the amount of the Original Liquidation Preference plus all accumulated and unpaid dividends in respect of such share, whether or not declared (including Arrearage and dividends accumulated in respect thereof) to, but excluding, the date fixed for liquidation or, if applicable, the date of a Remarketing or repurchase pursuant to Section 11 or redemption pursuant to Section 6 (the “Liquidation Preference”). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary winding up of the affairs, liquidation or dissolution of the Company other than what is expressly provided for in this Section 5.

(b)          Partial Payment. If, following the commencement of any voluntary or involuntary liquidation of the Company, the assets of the Company are not sufficient to pay the liquidating distributions payable with respect to the Series B Shares and the Parity Liquidation Shares, the amounts paid to the Holders and to the holders of all Parity Liquidity Shares shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

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(c)          Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Liquidation Shares are entitled have been paid, the holders of Junior Liquidation Shares shall be entitled to receive all remaining assets of the Company according to their respective rights and preferences.

(d)          Merger, Amalgamation, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, lease or other disposition (for cash, shares, securities or other consideration) of all or substantially all of the assets of the Company shall not be deemed to be a voluntary or involuntary liquidation of the Company, nor shall the consolidation, merger, amalgamation, binding share exchange or reclassification or any similar transaction involving the Company (whether or not the Company is the surviving or resulting entity) be deemed to be a voluntary or involuntary liquidation of the Company.

Section 6.             Redemption.

(a)          Optional Redemption. The Series B Shares are perpetual and have no maturity date. The Series B Shares may not be redeemed prior to the first Dividend Payment Date falling on or after November 30, 2022 (the “NC Date”); provided that nothing herein shall be construed to limit the repurchase or acquisition by the Company or any Affiliate of the Company of Series B Shares through privately negotiated transactions, tender offers or otherwise (including redemption under Section 6(b)). The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds lawfully available therefor, in whole or in part, the Series B Shares at the time issued and outstanding, at any time on or after the NC Date, upon notice given as provided in Section 6(d) below, and at a redemption price in cash equal to the Liquidation Preference (calculated as if the date of redemption was the date fixed for winding up) on the Series B Shares being redeemed (the “Redemption Price”). In connection with a Successful Remarketing of the Series B Shares, the NC Date may be changed by the Board of Directors to a later date as set forth in Section 11.

(b)          Redemption of PIK Shares. The Company, at the option of its Board of Directors or any duly authorized committee thereof, may redeem out of funds lawfully available therefor, in whole or in part, the PIK Shares at the time issued and outstanding, at any time, upon notice given as provided in Section 6(d) below, for cash at the Redemption Price.

(c)          Notice of Company Redemption. Notice of every redemption of Series B Shares (including any PIK Shares) pursuant to Section 6(a)or Section 6(b) shall be mailed by first class mail, postage prepaid, addressed to the Holders of such shares to be redeemed at their respective last addresses appearing on the register of members of the Company. In respect of any mailing pursuant to Section 6(a) or Section 6(b), such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Section 6(c) shall be conclusively presumed to have been duly given, whether or not any Holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any Holder of the Series B Shares designated for redemption shall not affect the validity of the proceedings for the redemption of any other Series B Shares. Each notice shall state:

(i)          the expected redemption date;

(ii)         the number of Series B Shares to be redeemed and, if fewer than all the shares of a Holder are to be redeemed, the number of such shares to be redeemed;

(iii)        the applicable Redemption Price;

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(iv)        the place or places where the certificates for such shares are to be surrendered for payment of the Redemption Price; and

(v)         that dividends on the shares to be redeemed will cease to accumulate on the redemption date.

Notwithstanding the foregoing, if the Series B Shares are held by a Depositary, the Company may give such notice in any manner permitted by the Depositary.

(d)          Partial Redemption. In case of any redemption of only part of the Series B Shares at the time issued and outstanding, the number of Series B Shares to be redeemed from each Holder shall be pro rata in proportion to the number of issued and outstanding Series B Shares held by such Holders. Subject to the provisions of this Section 6 and the Articles of Association, the Board of Directors or any duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which the Series B Shares shall be redeemed from time to time.

(e)          Effectiveness of Redemption. If notice of redemption has been duly given pursuant to Section 6(c) and if on or before the redemption date specified in the notice all funds necessary for payment of the applicable Redemption Price have been set aside by the Company, separate and apart from its other assets, for the benefit of the Holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Company with a bank or trust company selected by the Board of Directors or any duly authorized committee thereof in trust for the pro rata benefit of the Holders of the shares called for redemption (the “Trust”), then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the date of such deposit the voting rights and covenants set forth in Section 12 shall cease to be of further effect and any PIK Shares in respect of which such deposit has been made shall be deemed to be not outstanding for purposes of Section 4(c)(i)(1)(B). On and after the redemption date all shares so called for redemption shall cease to be issued and outstanding, all dividends with respect to such shares shall cease to accumulate on such redemption date and all other rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable on such redemption from the Trust at any time after the redemption date from the funds so deposited, without interest. The Company shall be entitled to receive, from time to time, from the Trust any interest accrued on such funds, and the Holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Company, and in the event of such repayment to the Company, the Holders of the shares so called for redemption shall be deemed to be unsecured creditors of the Company for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Company, but shall in no event be entitled to any interest.

Section 7.             Right of the Original Holders to Convert.

From and after November 30, 2027, but subject to the last sentence of this Section 7, each Original Holder shall have the right, at such Original Holder’s option (including after a notice of redemption has been given pursuant to Section 6(a) or Section 6(b) but prior to the date of actual redemption), to convert all or any portion of such Original Holder’s Series B Shares at any time into a number of Ordinary Shares equal to the then-applicable Conversion Rate multiplied by the number of Series B Shares to be converted (subject to the conversion procedures of Section 8), plus cash in lieu of fractional shares. Notwithstanding the foregoing, an Original Holder shall not be permitted to exercise its right of conversion with respect to any Series B Shares unless it has first sought the Remarketing of such Series B Shares pursuant to Section 11, and such Series B Shares are not disposed of in accordance with the terms thereof (including as a result of an Unsuccessful Remarketing). The right of conversion set forth in this Section 7 shall only be exercisable by the Original Holders, and no subsequent Holders shall be entitled thereto.

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Section 8.             Conversion Procedures.

(a)          Conversion Date. Effective immediately prior to the close of business on any applicable Conversion Date, dividends shall no longer be declared or payable on any such converted Series B Shares and such Series B Shares shall cease to be issued and outstanding, in each case, subject to the right of the Original Holders to receive any payments to which they are entitled to as of such time pursuant to the terms hereof.

(b)          Rights Prior to Conversion. No allowance or adjustment, except pursuant to Section 9, shall be made in respect of dividends payable to holders of the Ordinary Shares of record as of any date prior to the close of business on any applicable Conversion Date. Prior to the close of business on any applicable Conversion Date, Ordinary Shares issuable upon conversion of, or other securities issuable upon conversion of, any Series B Shares shall not be deemed issued and outstanding for any purpose, and Holders shall have no rights with respect to the Ordinary Shares or other securities issuable upon conversion (including voting rights, rights to respond to tender offers for the Ordinary Shares or other securities issuable upon conversion and rights to receive any dividends or other distributions on the Ordinary Shares or other securities issuable upon conversion) by virtue of holding Series B Shares; provided that nothing in this Section 8(b) shall be deemed to restrict or limit the rights of Holders under the terms of the Series B Shares themselves, including the voting rights set forth in Section 12 and the rights to dividends and liquidating distributions set forth in Section 4 and Section 5, respectively.

(c)          Record Holder of the Ordinary Shares. Each conversion will be deemed to have been effective as to any Series B Shares surrendered for conversion on the Conversion Date; provided, however, that the Person or Persons entitled to receive the Ordinary Shares and/or cash, securities or other property issuable upon conversion of the Series B Shares shall be treated for all purposes as the record holder(s) of such Ordinary Shares and/or securities as of the close of business on the last Trading Day of the period used to determine the relevant Conversion Price for such conversion. In the event that an Original Holder shall not by written notice designate the name in which Ordinary Shares and/or cash, securities or other property (including payments of cash in lieu of fractional shares) to be issued or paid upon conversion of Series B Shares should be registered or paid or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares, and make such payment, in the name of the Original Holder and in the manner shown on the records of the Company or, in the case of Global Preferred Shares, through the facilities of the Depositary. The Ordinary Shares and/or cash, securities or other property issuable upon conversion of the Series B Shares shall be delivered by the Company no later than the third Business Day following the last Trading Day of the period used to determine the relevant Conversion Price for such conversion.

(d)          Conversion Procedure. An Original Holder may commence a conversion pursuant to this Section 8 by delivering a complete and manually signed conversion notice, in the form provided by the Conversion Agent, or a facsimile of the conversion notice, to the Conversion Agent, provided that such notice may, pursuant to a written notice thereunder be made contingent upon (but only upon) the successful completion of any registered public offering of the Ordinary Shares to be issued on such conversion that is being conducted pursuant to the registration rights attaching to such Ordinary Shares at such time and such notice shall in all other respects be irrevocable (the date on which such notice is received, the “Conversion Notice Date”; provided that, if such date is not a Business Day or such compliance does not occur prior to the close of business on such date, the Conversion Notice Date shall be the next Business Day).

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On or before the 31st Trading Day following the Conversion Notice Date (the “Conversion Date”), the Original Holder must:

(i)          surrender the Series B Shares to the Conversion Agent (if the Series B Shares are certificated);

(ii)         pay any funds equal to the dividends payable on the next Dividend Payment Date that such Holder is required to pay under this Section 8(d);

(iii)        if required, furnish customary endorsements and transfer documents; and

(iv)        if required, pay any share transfer, documentary, stamp or similar taxes not payable by the Company pursuant to Section 22.

If an Original Holder’s interest is a beneficial interest in a global certificate representing Series B Shares, in order to convert an Original Holder must comply with clauses (ii), (iii) and (iv) listed above and comply with the Depositary’s procedures for converting a beneficial interest in a global security.

Provided that the Original Holder has complied with the foregoing, on the Conversion Date, the Conversion Agent shall, on such Original Holder’s behalf, convert the Series B Shares into Ordinary Shares, (x) in accordance with the terms of the notice delivered by such Original Holder to the Conversion Agent or (y) otherwise pursuant to any applicable Depositary procedures, if applicable.

If an Original Holder converts its Series B Shares after the close of business on a Dividend Record Date, but prior to the open of business on the Dividend Payment Date corresponding to such Dividend Record Date, then (x) the Original Holder of such Series B Shares at the close of business on such Dividend Record Date shall be entitled, notwithstanding such conversion, to receive, on such Dividend Payment Date, the unpaid dividends that have accrued on such Series B Shares to, but excluding, such Dividend Payment Date; and (y) the Original Holder of such Series B Shares must, upon surrender of such Series B Shares for conversion, accompany such Series B Shares with an amount of cash equal to the dividends that will be payable on such Series B Shares on such Dividend Payment Date.

(e)          Conversion Effect. The conversion may be effected in any manner permitted by applicable law and the Articles of Association, including redeeming or repurchasing the relevant Series B Shares and applying the proceeds thereof towards payment for the new Ordinary Shares. For purposes of the repurchase or redemption, the Board of Directors may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of amounts standing to the credit of the Company’s share premium account or out of its capital. Until such time as the Company obtains the approval of its shareholders of the conversion of the Series B Shares into Ordinary Shares for purposes of Section 312.03 of the NYSE Listed Company Manual (the “Shareholder Approval”), notwithstanding anything to the contrary in this Section 8, the aggregate issuance of Ordinary Shares upon conversion of Series B Shares and Series A Shares shall be capped at 19.99% of the Ordinary Shares issued and outstanding as of the date hereof and the Original Holder shall not be entitled to any cash or other consideration for Ordinary Shares not received due to this limitation.

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Section 9.            Anti-Dilution Adjustments.

(a)          Adjustments. The Floor Price will be subject to adjustment, without duplication, under the following circumstances:

(i)          the issuance to all holders of Ordinary Shares of Ordinary Shares as a dividend, bonus shares or distribution to all holders of Ordinary Shares, or a subdivision or combination of Ordinary Shares, in which event the Floor Price will be adjusted based on the following formula:

FP1 = FP0 / (OS1 / OS0)

where,

FP0 =	the Floor Price in effect at the close of business on the Record Date

FP1 =	the Floor Price in effect immediately after the Record Date

OS0 =	the number of Ordinary Shares issued and outstanding at the close of business on the Record Date prior to giving effect to such event

OS1 =	the number of Ordinary Shares that would be issued and outstanding immediately after, and solely as a result of, such event

(ii)         the issuance to all holders of Ordinary Shares of rights or warrants (including convertible securities) entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase Ordinary Shares at an exercise price per share less than (or having a conversion price per share less than) the Current Market Price as of the date such issuance is publicly announced, in which event the Floor Price will be adjusted based on the following formula:

FP1 = FP0 / [(OS0 + X) / (OS0 + Y)]

where,

FP0 =	the Floor Price in effect at the close of business on the Record Date

FP1 =	the Floor Price in effect immediately after the Record Date

OS0 =	the number of Ordinary Shares issued and outstanding at the close of business on the Record Date prior to giving effect to such event

X =	the total number of shares of Ordinary Shares issuable pursuant to such rights (or upon conversion of such securities)

Y =	the aggregate price payable to exercise such rights (or the aggregate conversion price for such securities paid upon conversion) divided by the average of the VWAP of the Ordinary Shares over each of the 10 consecutive Trading Days prior to the Business Day immediately preceding the announcement of the issuance of such rights

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However, the Floor Price will be readjusted to the extent that any such rights or warrants are not exercised prior to their expiration; provided that such readjustment shall not have any effect on Series B Shares that had been converted prior to such readjustment or on the Ordinary Shares issued pursuant thereto, and such readjustment shall apply only to such Series B Shares that remain issued and outstanding at the time of such readjustment.

(iii)        the dividend or other distribution to all holders of Ordinary Shares of shares in the capital of the Company (other than Preferred Shares), rights or warrants (including convertible securities) to acquire shares of the Company or evidences of its indebtedness or its assets (excluding any dividend, distribution or issuance covered by clause (i) or (ii) above or (iv) below), in which event the Floor Price will be adjusted based on the following formula:

FP1 = FP0 / [SP0 / (SP0 – FMV)]

where,

FP0 =	the Floor Price in effect at the close of business on the Record Date

FP1 =	the Floor Price in effect immediately after the Record Date

SP0 =	the Current Market Price as of the Record Date

FMV =	the fair market value (as reasonably determined by the Board of Directors) on the Record Date of the shares of the Company, rights or warrants, or evidences of indebtedness or assets so distributed, expressed as an amount per Ordinary Share

However, if the transaction that gives rise to an adjustment pursuant to this clause (iii) is one pursuant to which the payment of a dividend, bonus shares or other distribution on shares in the capital of the Company (other than Preferred Shares) consists of shares of, or similar equity interests in, a Subsidiary or other business unit of the Company (e.g., a spin-off), that are, or, when issued, will be, traded on a securities exchange or quoted on a quotations facility in the U.S. or elsewhere, then the Floor Price will instead be adjusted based on the following formula:

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FP1 = FP0 / [(FMV0 + MP0 ) / MP0]

where,

FP0 =	the Floor Price in effect at the close of business on the Record Date

FP1 =	the Floor Price in effect immediately after the Record Date

FMV0 =	the average of the VWAP of the shares, similar equity interests or other securities distributed to holders of Ordinary Shares applicable to one Ordinary Share over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such shares, similar equity interests or other securities on the principal exchange or other market on which they are then listed, quoted or traded

MP0 =	the average of the VWAP of the Ordinary Shares over each of the 10 consecutive Trading Days commencing on and including the third Trading Day after the date on which “ex-distribution trading” commences for such dividend or distribution on the principal exchange or other market on which Ordinary Shares is then listed or quoted; and

(iv)        the Company or one or more of its Subsidiaries make purchases of Ordinary Shares pursuant to a tender or exchange offer by the Company or a Subsidiary of the Company for Ordinary Shares to the extent (as reasonably determined by the Board of Directors) that the cash and value of any other consideration included in the payment per Ordinary Share validly tendered or exchanged exceeds the VWAP per Ordinary Share on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Date”), in which event the Floor Price will be adjusted based on the following formula:

FP1 = FP0 / [[FMV + (SP1 x OS1 )] / (SP1 x OS0 )]

where,

FP0 =	the Floor Price in effect at the close of business on the Expiration Date

FP1 =	the Floor Price in effect immediately after the Expiration Date

FMV =	the fair market value (as reasonably determined by the Board of Directors), on the Expiration Date, of the aggregate value of all cash and any other consideration paid or payable for Ordinary Shares validly tendered or exchanged and not withdrawn as of the Expiration Date (the “Purchased Shares”)

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OS1 =	the number of Ordinary Shares issued and outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”) (treating all Purchased Shares as issued and outstanding at the Expiration Time), less any Purchased Shares

OS0 =	the number of shares of Ordinary Shares issued and outstanding at the Expiration Time, including any Purchased Shares

SP1 =	the average of the VWAP of the Ordinary Shares over each of the 10 consecutive Trading Days commencing on the Trading Day immediately after the Expiration Date.

(b)          Calculation of Adjustments. Each adjustment to the Floor Price shall be calculated by the Company as soon as reasonably practicable after the event requiring such adjustment has been consummated (and all factors necessary to calculate such adjustment are known), in each case to the nearest 1/10,000th of one Ordinary Share (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). Notwithstanding anything herein to the contrary, except in the case of a combination or reverse stock split of Ordinary Shares pursuant to Section 9(a)(i), in no case will any adjustment be made if it would result in an increase to the then effective Floor Price. No adjustment to the Floor Price will be required unless such adjustment would require an increase or decrease of at least 1%; provided, however, that any such minor adjustments that are not required to be made, and are not made, will be carried forward and taken into account in any subsequent adjustment; and provided, further, that any such adjustment of less than one percent that has not been made will be made upon (x) the date of any notice of redemption of the Series B Shares in accordance with the provisions hereof and (y) any Conversion Date.

(c)          When No Adjustment Required.

(i)          Except as otherwise provided in this Section 9, the Floor Price will not be adjusted for the issuance of Ordinary Shares or any securities convertible into or exchangeable for Ordinary Shares or carrying the right to purchase any of the foregoing or for the repurchase of Ordinary Shares.

(ii)         No adjustment to the Floor Price need be made:

A.	upon the issuance of any Ordinary Shares pursuant to any present or future customary plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment, at market prices, of additional optional amounts in Ordinary Shares; or

B.	upon the issuance of any Ordinary Shares or options or rights to purchase Ordinary Shares pursuant to any present or future employee or director benefit plan or program of or assumed by the Company or any of its Subsidiaries or other Affiliates; or

C.	upon the issuance of any Ordinary Shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security issued and outstanding as of the date hereof; or

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D.	upon the repurchase of any Ordinary Shares pursuant to an open-market share repurchase program or other buy-back transaction that is not a tender offer or exchange offer of the nature described under Section 9(a)(iv); or

E.	for accrued and unpaid interest, if any.

(iii)        No adjustment to the Floor Price will be made to the extent that such adjustment would result in the Conversion Price being less than the par value of the Ordinary Shares.

(iv)        Notwithstanding any other provision herein to the contrary, no adjustment shall be made (1) in respect of an event otherwise requiring an adjustment under this Section 10, except to the extent such event is actually consummated or (2) if the holder of the Series B Shares shall be entitled to receive the distribution described under Section 9(a)(i)-(iii) or participate in the event described in Section 9(a)(i)-(iv), whether on an as-converted basis (based on a Conversion Price equal to the higher of (A) a 5.0% discount to the VWAP per Ordinary Share on the Trading Day preceding the ex-date of such distribution and (B) the Floor Price) or due to becoming the record holder of the Ordinary Shares upon the conversion of the Series B Shares.

(d)          Record Date. For purposes of this Section 9, “Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Ordinary Shares have the right to receive any cash, securities or other property or in which the Ordinary Shares (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Ordinary Shares entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(e)          Successive Adjustments. After an adjustment to the Floor Price under this Section 9, any subsequent event requiring an adjustment under this Section 9 shall cause an adjustment to such Floor Price as so adjusted.

(f)          Multiple Adjustments. For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Floor Price pursuant to this Section 9 under more than one subsection hereof, such event, to the extent taken into account in any adjustment, shall not result in any other adjustment hereunder.

(g)          Notice of Adjustments. Whenever a Floor Price is adjusted as provided under this Section 9, the Company shall within 10 Business Days following the occurrence of an event that requires such adjustment (or if the Company is not aware of such occurrence, within 10 Business Days after becoming so aware):

(i)          compute the adjusted applicable Floor Price in accordance with this Section 9 and prepare and transmit to the Conversion Agent an Officers’ Certificate setting forth such adjusted applicable Floor Price, the method of calculation thereof in reasonable detail and the facts requiring such adjustment and upon which such adjustment is based; and

(ii)         provide a written notice to the Original Holders of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the applicable Floor Price was determined and setting forth the adjusted applicable Floor Price.

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(h)          Conversion Agent. The Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine whether any facts exist that may require any adjustment of the applicable Floor Price or with respect to the nature, extent or calculation of any such adjustment when made, or with respect to the method employed in making the same. The Conversion Agent shall be fully authorized and protected in relying on any Officers’ Certificate delivered pursuant to this Section 9(h) and any adjustment contained therein and the Conversion Agent shall not be deemed to have knowledge of any adjustment unless and until it has received such certificate. The Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any Ordinary Shares, or of any other securities or property, that may at the time be issued or delivered with respect to any Series B Shares; and the Conversion Agent makes no representation with respect thereto. The Conversion Agent shall not be responsible for any failure of the Company to issue, transfer or deliver any Ordinary Shares pursuant to the conversion of Series B Shares or to comply with any of the duties, responsibilities or covenants of the Company contained in this Section 9.

(i)          Fractional Shares. No fractions of Ordinary Shares will be issued to holders of the Series B Shares upon conversion. In lieu of fractional shares otherwise issuable, holders will be entitled to receive an amount in cash equal to the fraction of an Ordinary Share, calculated on an aggregate basis in respect of the Series B Shares being converted, multiplied by the Closing Price of the Ordinary Shares on the Trading Day immediately preceding the applicable Conversion Date.

Section 10.           Adjustment for Reorganization Events.

(a)          Reorganization Events. In the event of:

(i)          any consolidation, merger, amalgamation, binding share exchange or reclassification involving the Company in which all or substantially all issued and outstanding Ordinary Shares are converted into or exchanged for cash, securities or other property of the Company or another Person; or

(ii)         the completion of any sale or other disposition in one transaction or a series of transactions of all or substantially all the assets of the Company to another Person;

each of which is referred to as a “Reorganization Event”, each Series B Share issued and outstanding immediately prior to such Reorganization Event will, without the consent of the Holders of the Series B Shares, become convertible into the kind and amount of securities, cash and other property, if any (the “Exchange Property”), receivable in such Reorganization Event (without any interest thereon, and without any right to dividends or distributions thereon that have a record date that is prior to the applicable Conversion Date) per Ordinary Share by a holder of Ordinary Shares that is not a Person with which the Company effected such consolidation, merger, binding share exchange or reclassification, or to which such sale or other disposition was made, as the case may be (each of the Company and any such other Person, a “Constituent Person”), or an Affiliate of a Constituent Person to the extent such Reorganization Event provides for different treatment of Ordinary Shares held by Affiliates and non-Affiliates of the Company; provided that if the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each Ordinary Share held immediately prior to such Reorganization Event by a Person other than a Constituent Person or an Affiliate thereof (due to elections or otherwise), then for the purpose of this Section 10(a), the kind and amount of securities, cash and other property receivable upon such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Ordinary Shares (other than Constituent Persons and Affiliates thereof) that affirmatively make an election (or of all such holders if none make an election). On each Conversion Date following a Reorganization Event, the Conversion Rate then in effect will be applied to the Exchange Property received per Ordinary Share, as determined in accordance with this Section 10.

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(b)          Successive Reorganization Events. The above provisions of this Section 10 shall similarly apply to successive Reorganization Events and the provisions of Section 9 shall apply to any securities of the Company (or any successor) received by the holders of the Ordinary Shares in any such Reorganization Event.

(c)          Reorganization Event Notice. The Company (or any successor) shall, within 20 days after the occurrence of any Reorganization Event, provide written notice to the Original Holders of such occurrence of such event and of the kinds and amounts of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 10.

Section 11.           Remarketing.

(a)          At any time following November 30, 2022, unless a Competing Remarketing is occurring and has not terminated, the Original Holders may elect, at their option, to cause the Company to engage the Remarketing Agent(s) on either a “best efforts” or firm commitment basis at the option of the Company and enter into the Remarketing Agreement to remarket the Series B Shares in accordance with this Section 11 (a “Remarketing”). Each electing Original Holder (collectively, the “Participating Holders”) may have all, but not less than all, of their Series B Shares remarketed in such Remarketing by delivering such Series B Shares, along with written notice of their election (a “Remarketing Notice”), to the Company and the Transfer Agent. The Remarketing Agent(s) shall be selected by the Company, in consultation with the Original Holders, pursuant to Section 11(l). The Original Holders may, as a group, only cause one Remarketing pursuant to this Section 11; provided, that following each Unsuccessful Remarketing hereunder, the Original Holders, as a group, shall be permitted to cause another Remarketing; provided, further, that any remarketing pursuant to Section 11(h) of the Series A Certificate of Designations in which the Original Holders elect to participate shall not be deemed a Remarketing for the purposes of this Certificate of Designations. Nothing in this Section 11 shall preclude the Company from exercising its redemption rights under Section 6(a) at any time permitted thereunder.

(b)          Upon receipt of any Remarketing Notice, the Company shall use its reasonable best efforts to engage the Remarketing Agent(s) and enter into the Remarketing Agreement as promptly as practicable, but in any event within 30 days after receipt of such Remarketing Notice (the “Engagement Deadline”). The Company shall notify the Remarketing Agent(s) in writing of the aggregate number of Series B Shares to be remarketed and shall provide such other information and cooperation to the Remarketing Agent(s) as is reasonably necessary or desirable to conduct the Remarketing.

(c)          The Company shall cause the Remarketing to be conducted over a period of up to 10 consecutive Business Days (or such longer period as the Company, the Remarketing Agent and the Participating Holders may mutually agree (each such period, a “Remarketing Period”)) selected by the Company, the Remarketing Agent and the Participating Holders that falls during the Remarketing Window. Pursuant to, and subject to the terms of, the Remarketing Agreement, the Company shall cause the Remarketing Agent(s) to use its reasonable best efforts to remarket such Series B Shares at or above the Original Remarketing Price.

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(d)          If the Remarketing Agent(s) determine, prior to the commencement of the Remarketing Period, that the Remarketing is unlikely to be successful at or above the Original Remarketing Price on the existing terms of the Series B Shares, then the Remarketing Agent(s) shall notify the Company and the Participating Holders thereof. In such event, the Participating Holders, in connection with the Remarketing, may either (i) terminate the Remarketing by delivery of written notice thereof to the Company (any such terminated Remarketing shall constitute an Unsuccessful Remarketing for purposes of this Certificate of Designations), or (ii) request, in writing, that the dividend rate on all Series B Shares (whether or not remarketed) be increased by the Company to a rate that would allow the Series B Shares to be remarketed at the Original Remarketing Price and, if the Board of Directors so approves, such dividends will be payable quarterly in arrears, commencing on the January 1, April 1, July 1 or October 1 immediately succeeding the Remarketing Settlement Date in accordance herewith, when, as and if declared by the Board of Directors. In addition, pursuant to the terms hereof, (A) the earliest redemption date for the Series B Shares may be changed to be a later date, and (B) such other changes to the terms of the Series B Shares as may be agreed between the Company and the Participating Holders may be made. These modifications shall become effective if the Remarketing is successful, without the consent of the Holders and notwithstanding anything to the contrary in this Certificate of Designations, on the Remarketing Settlement Date. If a Successful Remarketing occurs, the Company will request the Depositary to notify the Depositary Participants holding Series B Shares of any Modified Dividend Rate, Modified Redemption Date, dividend payment dates and other modified terms (any such terms, “Modified Terms”) for the Series B Shares on the Business Day following the date of the Successful Remarketing. Any Modified Terms shall be made with the intention of preserving any then-existing rating agency equity credit for the Series B Shares. In the event of any Remarketing on Modified Terms, the Company shall cause the Remarketing Agent(s) to use its reasonable best efforts to remarket such Series B Shares during the Remarketing Period on the Modified Terms at the highest price reasonably attainable by the Remarketing Agent(s), but, without the prior consent of the Participating Holders, no less than 90% of the Liquidation Preference for the Series B Shares to be remarketed (any such price, a “Modified Remarketing Price”).

(e)          If the Remarketing Agent(s) is able to remarket such Series B Shares for a Remarketing Price permitted by this Section 11 in the Remarketing in accordance with the Remarketing Agreement (a “Successful Remarketing”), the Company and the Participating Holders shall cause the Transfer Agent to transfer the remarketed Series B Shares to the Remarketing Agent(s) upon confirmation of the Company’s receipt of proceeds of such Successful Remarketing. Settlement shall occur on the Remarketing Settlement Date. The Remarketing Agent(s) shall remit the proceeds of the Successful Remarketing to the Participating Holders on the Remarketing Settlement Date.

(f)          If, in spite of its reasonable best efforts, the Remarketing Agent(s) cannot remarket the Series B Shares as set forth above during the Remarketing Period at a price not less than the Remarketing Price or the Modified Remarketing Price, as applicable, or a condition precedent set forth in the Remarketing Agreement is not fulfilled, the Remarketing will be deemed to have been unsuccessful (an “Unsuccessful Remarketing”). The Company shall notify, in writing, the Participating Holders and the Transfer Agent of the Unsuccessful Remarketing on the Business Day immediately following the last date of the Remarketing Period. Promptly (but in any event within five Business Days) after receipt of written notice from the Company of an Unsuccessful Remarketing, the Transfer Agent will return Series B Shares to the appropriate Holders. The Remarketing to which such any Unsuccessful Remarketing relates shall terminate for all purposes upon the delivery of the notification set forth in the immediately preceding sentence.

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(g)          If there is a Successful Remarketing at a Modified Remarketing Price, then the Company shall reimburse (the “Remarketing Reimbursement”) each Participating Holder (the “Reimbursed Holders”) for an amount equal to the excess, if any, of the Liquidation Preference for the Series B Shares that such Reimbursed Holder elected to include in the Remarketing over the aggregate Modified Remarketing Price of such Series B Shares (the “Remarketing Loss”); provided that the Remarketing Loss with respect to any Series B Share shall not exceed 10% of the Liquidation Preference for such Series B Share. The Remarketing Reimbursement may be paid by the Company in cash or by issuing duly authorized and fully paid and nonassessable Ordinary Shares or by a combination thereof, in the Company’s discretion. Any Remarketing Reimbursement to be paid in cash shall be paid to the Reimbursed Holders on the Remarketing Settlement Date. If any portion of the Remarketing Reimbursement is paid by the delivery of Ordinary Shares (such dollar amount, the “Remarketing Loss Share Amount”), then (x) the number of Ordinary Shares deliverable in respect of such portion shall be equal to the result of (i) the portion of the Remarketing Loss being reimbursed in Ordinary Shares, divided by (ii) a dollar amount equal to the higher of (A) an 8.0% discount to the average of the VWAP per Ordinary Share on each of the 30 consecutive Trading Days from, but excluding the Remarketing Settlement Date (the “Remarketing Loss Share Pricing Period”), and (B) $6.00, and (y) such Ordinary Shares shall be delivered to the Reimbursed Holders on the first Business Day following the end of the Remarketing Loss Share Pricing Period plus an amount in cash equal to the Remarketing Interest Amount. The Remarketing Reimbursement shall be treated by the Company and the Original Holders as proceeds from the sale or exchange of Series B Shares for United States federal (and other applicable) tax purposes.

(h)          Within five Business Days after receipt of any Remarketing Notice, the Company shall notify the Original Series A Holders (but only if they still hold Series A Shares) of the Remarketing (a “Series A Remarketing Notice”) and provide for a process by which such Original Series A Holders may elect to participate in the Remarketing, subject to the terms of this Section 11(h). The Remarketing Notice shall specify the anticipated timing for the Remarketing and the Engagement Deadline. The electing Original Series A Holders (the “Participating Series A Holders”) may have their Series A Shares remarketed in such Remarketing by delivering their Series A Shares, along with written notice of their election (a “Series A Participation Notice”), to the Company and the Transfer Agent (with a copy of such notice to the Original Holders) by the Engagement Deadline. Any such election shall be irrevocable with respect to such Remarketing. With respect to the remarketing of any Series A Shares included in any Remarketing pursuant to this Section 11(h) (the “Included Series A Shares”): (i) the Included Series A Shares shall be treated equivalently to the Series B Shares; (ii) the Participating Holders shall be entitled to control the Remarketing and make all decisions in respect of the Remarketing pursuant to this Section 11 and the Remarketing Agreement, including the termination of any Remarketing; (iii) the Company shall cause any Modified Terms to be applied to the Series A Shares; and (iv) if the Remarketing Agent(s) advise the Company and the Participating Holders that in its opinion the number of Series B Shares and Included Series A Shares proposed to be included in such Remarketing exceeds the number of Series B Shares and Included Series A Shares which can be sold in such Remarketing without materially delaying or jeopardizing the success of the Remarketing (including the amount of the Remarketing Price for the Series B Shares and Included Series A Shares proposed to be sold in such Remarketing), the Company shall cause the Remarketing Agent(s) to remarket only such number of Series B Shares and Included Series A Shares that in the opinion of such Remarketing Agent(s) can be sold in such Remarketing without materially delaying or jeopardizing the success of the Remarketing (including the amount of the Remarketing Price for the Series B Shares and Included Series A Shares proposed to be sold in such Remarketing), and (v) the Participating Series A Holders shall be liable for the underwriting discounts and commissions in accordance with Section 14(b). The reduced number of Series B Shares and Included Series A Shares to be included in any such Remarketing will be calculated in proportion to the aggregate amount of liquidation preference represented by Series B Shares and Included Series A Shares that were to be included in such Remarketing.

(i)          The Company agrees to use its reasonable best efforts to ensure that, if required by applicable law, a registration statement, including a prospectus, under the Securities Act with regard to the full amount of the Series B Shares to be remarketed in the Remarketing in each case shall be effective with the United States Securities and Exchange Commission in a form that may be used by the Remarketing Agent(s) in connection with such Remarketing (unless such registration statement is not required under the applicable laws and regulations that are in effect at that time or unless the Company conducts the Remarketing in accordance with an exemption under the securities laws (including Rule 144A under the Exchange Act)).

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(j)          In connection with a Remarketing, the Board of Directors shall determine any Modified Terms pursuant to Section 11(d) after consultation with the Remarketing Agent; provided that any such changes are only those either requested by the Participating Holders or to which the Participating Holders consent. In the event of a Successful Remarketing, the Dividend Rate may be increased, a Modified Redemption Date may be established, and/or other Modified Terms may be established, in each case, on the Remarketing Settlement Date, to the applicable Modified Dividend Rate and/or Modified Redemption Date as determined by the Board of Directors after consultation with the Remarketing Agent(s), and the Company shall (i) notify each of the Transfer Agent and the Conversion Agent by an Officer’s certificate delivered to the Transfer Agent and the Conversion Agent and (ii) request the Depositary to notify its Depositary Participants holding Series B Shares, in each case, of the Modified Terms established for the Series B Shares during the Remarketing on the Business Day following the date of the Successful Remarketing. The Dividend Rate cannot be decreased, and no modification that is detrimental to the Holders can be made, in connection with a Remarketing. Any modified terms of the Series B Shares in connection with a Remarketing shall apply to every Series B Share, whether or not remarketed, and to every Series A Share (without any further action by the holders of Series A Shares). In the event of an Unsuccessful Remarketing, the Dividend Rate and the other terms of the Series B Shares will not be modified.

(k)          The Company shall provide the Original Holders (but only if they hold any Series B Shares) with written notice of the termination of any remarketing pursuant to Section 11 of the Series A Certificate of Designations. Any change or modification to the terms of the Series A Shares as a result of any Series A Remarketing shall also be applied to the terms of the Series B Shares (without any further action by the Holders). The Modified Dividend Rate cannot result in an overall rate that is less than the then-applicable Dividend Rate, and no modification that is detrimental to the Holders can be made, in connection with modifications to the Series B Shares resulting from a Series A Remarketing. Any participation by an Original Holder in a Remarketing pursuant to Section 11(h) of the Series A Certificate of Designation shall not constitute a Remarketing pursuant to this Section 11.

(l)          The Company shall, within 10 days of the receipt of a Remarketing Notice, select, in consultation with, and subject to the approval of, the Original Holders, the Remarketing Agent(s) for any Remarketing; provided that (A) the Original Holders may not unreasonably withhold, delay or condition their approval and (B) that any Remarketing Agent(s) so selected shall be a financial institution of nationally recognized standing in the United States. The Company shall cause any Remarketing Agreement to contain terms that reflect, and are consistent with, the terms of this Section 11. If the Company fails to select a Remarketing Agent within 10 days of the receipt of a Remarketing Notice, the Original Holders shall select the Remarketing Agent subject to the proviso provided under clause (B) in this Section 11(l).

(m)          The Company shall provide written notice of any modifications to the terms of the Series B Shares as a result of a Remarketing or a Series A Remarketing to all Holders within five Business Days after the time any such modifications become effective.

Section 12.           Voting Rights.

(a)          General. The Holders shall not be entitled to vote on, consent to or take any other action with respect to any matter except as set forth herein or as otherwise required by applicable law.

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(b)          Right to Appoint Two Directors Upon Nonpayment Events.

(i)          If and whenever dividends on the Series B Shares, or on any other class or series of Parity Dividend Share, have not been declared or paid in an aggregate amount equal, as to any particular class or series, to at least six quarterly dividend periods, whether consecutive or not (a “Nonpayment”), the Holders, together with the holders of any and all classes and series of Parity Dividend Share having “like voting rights” (i.e., being similarly entitled to vote for two additional directors at such time) (the Holders and any such other holders, collectively, the “Voting Holders”), shall have the right, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Ordinary Shares, to Appoint (as defined below) two additional directors from among such nominees, in the manner provided in this Section 12(b). Each such director Appointed by the Voting Holders pursuant to this Section 12(b) is herein called a “Preferred Share Director.” At no time shall the Board of Directors include more than two Preferred Share Directors.

(ii)         Nomination. At any time when the Voting Holders are entitled to Appoint a Preferred Share Director pursuant to this Section 12(b), any one or more of the Holders entitled to receive at least a majority in aggregate liquidation preference of the Series B Shares then issued and outstanding and entitled to Appoint under the terms of such shares, and/or any one or more holders of any other class or series of Parity Dividend Shares having like voting rights then issued and outstanding, shall have the right to recommend individuals to the Company to be Appointed as Preferred Share Directors. Such recommendations shall be in writing and shall be accompanied by a Director Acceptance Letter in the form attached hereto as Exhibit A (“Director Acceptance Letter”), from and signed by each such recommended individual and such background and other information about each such individual as the Company may reasonably request to ensure compliance with applicable disclosure and other considerations pursuant to applicable law and customary practice. The Board of Directors (excluding Preferred Share Directors) will nominate the individuals so recommended for each Preferred Share Director to be elected in accordance with the Articles of Association. The Board of Directors shall submit each recommended individual who it nominates pursuant to this Section 12(b)(ii) to the Voting Holders for Appointment as a Preferred Share Director as provided below.

(iii)        Appointment; Vacancy. The Appointment of the Preferred Share Directors by the Voting Holders may take place at any general or special meeting of shareholders or a separate class meeting of Voting Holders, or by means of a written resolution of the Voting Holders in lieu of a meeting thereof, in each case, as the Board of Directors may determine in its reasonable discretion. The Preferred Share Directors to be Appointed shall be so Appointed by a plurality of the votes cast by the Voting Holders at the relevant meeting (or, if the Appointment is effected by written resolution, by the Voting Holders constitution a quorum which shall also be the required voting threshold for purposes of a written resolution), in each case whether or not the number of nominees exceeds the number of individuals to be Appointed. Each of the Preferred Share Directors Appointed hereunder shall, subject to Section 12(b)(v), serve as a director until the next annual general meeting of the Company, or until the earlier of such time as he or she resigns, retires, dies or is removed in accordance with this Certificate of Designations and the Articles of Association or the special voting right pursuant to this Section 12(b) terminates. The Board of Directors shall nominate individuals to succeed such individuals as the Preferred Share Directors, in each case from among recommendations of the Voting Holders, all as provided in Section 12(b)(ii) provided that such recommendations may include any such individuals whose service has ended and, in lieu of selecting nominees from any such recommendations, the Board of Directors may, in its discretion, nominate any or both of such individuals whose service has ended (if willing to serve) for another term as a Preferred Share Director. Each Preferred Share Director shall agree, in the Director Acceptance Letter, to resign as such director when his or her term otherwise ends pursuant to any removal or termination of the special voting right as provided in this Section 12(b). In case any vacancy in the office of a Preferred Share Director occurs due to resignation, retirement, death or removal, the vacancy may be filled by the written consent of the Preferred Share Director remaining in office, or if none remains in office, in an election by Voting Holders as provided above for an initial election. All determinations and other actions to be made or taken by the Board of Directors with regard to Preferred Share Directors pursuant to this Section 12(b) shall be taken by the Board of Directors excluding the Preferred Share Directors, who shall not be entitled to vote with respect to such actions (and thus shall not be included for the purpose of applying any quorum and voting requirements applicable to such actions). The Company will use reasonable best efforts to cause the individuals nominated to be elected as soon as practicable, which will include for the avoidance of doubt, the initial election of any Preferred Share Director, and the election of Preferred Share Directors at any subsequent annual meeting following the initial election of any Preferred Share Director. Subject to the foregoing, each of the Preferred Share Directors shall have one vote as a director.

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(iv)        Notice of Meeting; Quorum. The Company shall as soon as practicable, and in no case more than 30 days after the Board of Directors has selected the nominees as provided above, submit such nominees to the Voting Holders for Appointment either (i) at a general or special meeting of the shareholders, (ii) at a separate class meeting of Voting Holders or (iii) by written resolution, as determined by the Board of Directors in its reasonable discretion. Notice for a meeting of Voting Holders may be given in the same manner as that provided in the Articles of Association for a general meeting of the Company. If the Company fails to give notice of a meeting of the shareholders or Voting Holders to Appoint the Preferred Share Directors within 30 days after the Board of Directors has selected the nominees for such Appointment as provided above, any Voting Holders entitled to recommend individuals for election as a Preferred Share Director shall be entitled (at the Company’s expense) to call such a general or special meeting of the shareholders or a separate class meeting of Voting Holders to Appoint such nominees selected by the Board of Directors, and for that purpose will have access to the register of members of the Company. At any separate class meeting of Voting Holders at which the Voting Holders have the right to Appoint the Preferred Share Directors, or at any adjournment thereof, the presence of at least one Person holding or representing by proxy at least 50% in aggregate liquidation preference of the Series B Shares and all other classes and series of Parity Dividend Share having like voting rights, in each case at the time issued and outstanding, will be required to constitute a quorum for the election of any Preferred Share Director. Such quorum requirement shall also apply with respect to any Appointment of Preferred Share Directors to be effected with the consent of Voting Holders given in a written resolution. At any general or special meeting of the shareholders or a separate class meeting of the Voting Holders, or adjournment thereof, the absence of such a quorum of Voting Holders will not prevent the election of directors other than the Preferred Share Directors, and the absence of a quorum for the election of such other directors will not prevent the Appointment of the Preferred Share Directors. The Company may fix a date as the record date for the purpose of determining the issued and outstanding preferred shares of any class or series, and the Holders and other holders thereof entitled to elect the Preferred Share Directors.

(v)         Appointment to Board. “Appoint” as used in this Section 12(b) shall mean the appointment of a Preferred Share Director to the Board of Directors; provided that, to the extent that such action is not permitted by the Articles of Association, “Appoint” shall mean nomination by the Voting Holders pursuant to this Section 12(b) and the use of reasonable best efforts by the Company to cause such Preferred Share Director to be appointed by the Board of Directors, or elected by the shareholders, to the Board of Directors pursuant to the Articles of Association as soon as is practicable.

(vi)        Termination; Removal. Whenever the Company has paid cumulative dividends in full on the Series B Shares and any other class or series of cumulative Parity Dividend Shares, then the right of the Holders to Appoint the Preferred Share Directors will cease (but subject always to the same provisions for the vesting of the special voting right in the case of any Nonpayment in respect of future Dividend Periods). The terms of office of the Preferred Share Directors will immediately terminate, and the Board of Directors shall resolve to reduce the number of directors constituting the Board of Directors by two. In addition, any Preferred Share Director may be removed at any time for cause by Voting Holders holding a majority in aggregate Liquidation Preference of the aggregate liquidation preference of the Series B Shares, together with all classes and series of Parity Dividend Share having like voting rights, voting separately as a single class without regard to class or series (and with voting rights allocated pro rata based on the liquidation preference of each such class or series), to the exclusion of the holders of Ordinary Shares, at a general or special meeting of the Company or a separate class meeting of Voting Holders called by the Company as provided in Section 12(b)(iv) above. In addition, if the Board of Directors determines in its discretion at any time that there is cause for the shareholders to remove such director, the Board of Directors may in its discretion request that such director resign from the Board of Directors and may require that such director, as a condition to his or her initial election, agree in writing pursuant to his or her Director Acceptance Letter (as provided in Exhibit A hereto) to resign upon any such request. Upon the removal of any Preferred Share Director, the vacancy shall be filled in the manner set forth in Section 12(b)(iii). Notwithstanding the foregoing, if at any time there are no Series B Shares issued and outstanding, each Preferred Share Director’s term shall automatically terminate and no directors shall thereafter be appointed or elected pursuant to this Section 12.

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(c)          Other Voting Rights. So long as any Series B Shares are issued and outstanding, the Company may not consummate any action specified in this paragraph (c) without the vote or consent of the Holders of record entitled to receive at least a majority in aggregate of the Liquidation Preference of the Series B Shares at the time issued and outstanding and all voting or consenting as a single class (not including any Series B Shares “beneficially owned” (within the meaning of the Exchange Act) by the Company or any of its Affiliates), to the exclusion of the holders of Ordinary Shares:

(i)          any amendment, alteration or repeal of any provision of the Articles of Association or this Certificate of Designations that would alter or change the voting powers, preferences or special rights of the Series B Shares so as to affect them adversely;

(ii)         any authorization or creation of, or increase in the authorized amount of, or issuance of, any Senior Shares or Parity Shares, and any increase in the authorized number of Series B Shares or Series A Shares;

(iii)        any consolidation, merger, amalgamation, binding share exchange or reclassification involving the Company, except that, subject to applicable law, Holders of Series B Shares will have no right to vote or consent under this clause (iii) by reason of any such transaction if (A) the Series B Shares remain issued and outstanding or, in the case of any such transaction with respect to which the Company is not the surviving or resulting issuer, is converted into or exchanged for preferred securities of the surviving or resulting entity or its ultimate parent (provided that such entity is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or any jurisdiction in the European Economic Area, and is a corporation for U.S. federal income tax purposes (or if such entity is not a corporation for such purposes, the Company receives an opinion of nationally recognized counsel experienced in such matters to the effect that Holders will be subject to tax for U.S. federal income tax purposes with respect to such new preferred securities after such transaction in the same amount, at the same time and otherwise in the same manner as would have been the case under the Series B Shares prior to such transaction)), (B) the Series B Shares remaining issued and outstanding or such other preferred securities, as the case may be, have such rights, preferences, privileges and voting powers, taken as a whole, as are not less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Series B Shares, taken as a whole, and (C) upon the completion of any such any consolidation, merger, amalgamation, binding share exchange or reclassification, no condition shall exist with respect to the surviving or resulting issuer that would require a consent pursuant to Sections 12(c)(i), (ii), (v) or (vii) if such surviving or resulting issuer were the Company;

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(iv)        any Change of Control if an Original Holder is a Holder of any Series B Shares at the time of the occurrence of such Change of Control, unless, prior to such occurrence, such Original Holder has either (1) received a bona fide, binding offer from a credible Person which, if accepted by the Original Holder, would result in the sale of all of such Original Holder’s Series B Shares to such Person prior to or contemporaneously with the completion of such Change of Control at a price equal to or greater than the then-current Liquidation Preference; provided that such offering Person shall not be Affiliated with or an agent of any Person or group participating in the Change of Control, or (2) provided its prior written consent to such Change of Control;

(v)         any incurrence of Indebtedness (as defined in the Credit Agreement as in effect on the Original Issue Date (and regardless of whether such Credit Agreement is later terminated, amended or modified)) by the Company or any intermediate holding company between the Company and CF Bermuda Holdings;

(vi)        any issuance or reclassification of equity securities by the Company, unless all securities into which such equity securities are reclassified are held by or one or more entities 100.0% of the equity of which is owned directly or indirectly by the Company; and

(vii)       take any action or permit any omission that would be in breach of Articles 6 and 7 of the Credit Agreement as in effect on the Original Issue Date (disregarding the preamble at the start of each Article 6 and 7, assuming the remainder of Articles 6 and 7 remain in full force and effect at all times, and regardless of whether such Credit Agreement, or any term thereof, lapses, is terminated, amended or modified), in each case, with such modifications as appropriate to reflect the passage of time and any changes in facts and circumstances as they relate to the Company and its Subsidiaries; provided that no waiver of any right or obligation contained in the foregoing provisions by any party to the Credit Agreement shall constitute a waiver of such provision for purposes of this Section 12(c)(vii);

provided, however, that any increase in the amount of the authorized or issued, or any creation of, any other preferred shares ranking junior to the Series B Shares with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets following the commencement of the Company’s winding up, or any authorization, issuance or creation of any securities convertible into, or exercisable or exchangeable for, any such other preferred shares will not be deemed to adversely affect the voting powers, preferences or special rights of the Series B Shares and Holders will have no right under this Section 12(c) to vote on or consent to any such increase, authorization, issuance or creation.

If the Holders are entitled to vote on or consent to a specified action pursuant to this Section 12(c), the Company may call a separate class meeting of the Holders for the purpose of such vote. Any such vote may be held at a general meeting of the Company, or at a separate class meeting of the Holders and such other holders, as the Company may determine in its discretion. The Company may fix a date as the record date for the purpose of determining the issued and outstanding Series B Shares, and the Holders entitled to vote on or consent to any such specified action. At any general meeting of the Company or Holders where such vote is to occur, the necessary quorum for such vote (or consent) shall be at least one Person holding or representing by proxy at least 50% in aggregate liquidation preference of the Series B Shares entitled to vote on the relevant specified action.

(d)          Changes Without the Consent of the Holders. So long as such action does not adversely affect the special rights, preferences, privileges or voting powers of the Series B Shares, and limitations and restrictions thereof, the Company may amend, alter, supplement, or repeal any terms of the Series B Shares without the consent of the Holders, to reflect any Modified Terms of the Series B Shares in connection with a Successful Remarketing pursuant to Section 11, or any amended or modified terms of the Series A Shares to be applied to the Series B Shares pursuant to Section 11(k).

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(e)           Changes After Provision for Redemption; Unredeemed Shares Remain Outstanding.

(i)          No vote or consent of the holders of Series B Shares shall be required pursuant to Section 12(b) or (c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding Series B Shares shall have been redeemed or called for redemption and the funds necessary for payment of the Redemption Price have been deposited in Trust for the pro rata benefit of the Holders of the shares called for redemption.

(ii)         In the event of a Change of Control or Reorganization Event in which the Company’s Ordinary Shares shall be changed into or exchanged for other securities or property (including cash), the successor or acquiring Person shall expressly assume the due and punctual observation and performance of each and every covenant and condition contained in this Certificate of Designation to be performed and observed by the Company and all the obligations and liabilities hereunder, with such modifications and adjustments as equitable and appropriate in order to place the Holders in the equivalent economic position as prior to such Change of Control or Reorganization Event.

Section 13.          Preemption.

The Holders shall not have any rights of preemption with regard to any share capital (including Ordinary Shares and Preferred Shares).

Section 14.          Payments; Expenses; Notices; Information.

(a)          Payment. Any payment due by the Company with respect to dividends, redemptions, fractional shares or other amounts on a day that is not a Business Day may be made on the next succeeding Business Day with the same force and effect as if made on the original due date, and without any interest due to any delay in payment.

(b)          Expenses. The Company shall bear any costs and expenses incurred by it and its Affiliates in connection with the Remarketing (including any Remarketing Fee) pursuant to this Certificate of Designations, and shall promptly pay or reimburse the Original Holders for any costs or expenses (including the Remarketing Fee, underwriting discounts or commissions and any reasonable fees and expenses of counsel) incurred by such Original Holders in connection therewith; provided, that the Participating Holders and the Participating Series A Holders (if any) shall bear 50% of any underwriting discounts or commissions for any “best efforts” underwriting incurred in connection with such Remarketing, with such amounts allocated in proportion to the Series B Shares and the Included Series A Shares that participate in such Remarketing.

(c)          Notices. Any notices, deliveries or other actions required or permitted to be given, made or taken by the Company or any Holder hereunder on a particular day may be effected on the next succeeding Business Day with the same force and effect as if effected on the particular day. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (or by first-class mail if the same shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: (i) if to the Company, to its office at 1701 Village Center Circle, Las Vegas, Nevada 89134 (Attention: Secretary) or to the Transfer Agent at its office at Continental Stock Transfer & Trust Company, 1 State Street, 30th Floor, New York, New York 10004 (Attention: Mark Zimkind]), or to any other agent of the Company designated to receive such notice as permitted by this Certificate of Designations; or (ii) if to any Holder, to such Holder at the address of such Holder as listed in the share record books of the Company (which may include the records of the Transfer Agent); or (iii) to such other address as the Company or any such Holder, as the case may be, shall have designated by notice similarly given. Notwithstanding the foregoing, any notice given by the Company to Holders in respect of a Global Preferred Share pursuant to the applicable procedures of the Depositary shall be deemed to have been given effectively when so given.

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(d)          Information. If at any time the Company is not required to file reports with the United States Securities and Exchange Commission, if any Series B Shares are then outstanding, the Company shall provide the Holders with reports containing financial information substantially similar to the financial information that would have been contained in the reports the Company would have been required to file with the United States Securities and Exchange Commission by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto, in each case at such times as such reports or other information would be required to be filed thereunder.

Section 15.          Repurchase.

Subject to the limitations imposed herein, applicable law and the Articles of Association, the Company may purchase Series B Shares from time to time to such extent, in such manner and upon such terms as the Board of Directors or any duly authorized committee thereof may determine; provided, however, that the Company shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Company is, or after such purchase would be, unable to pay its liabilities in the ordinary course as they become due.

Section 16.          Unissued or Reacquired Shares.

Series B Shares that have been issued and converted, redeemed or otherwise purchased or acquired by the Company shall be restored to the status of authorized but unissued Preferred Shares without designation as to class or series, until such shares are once more designated as part of a particular class or series by the Board of Directors.

Section 17.          No Sinking Fund.

Series B Shares are not subject to the operation of a sinking fund.

Section 18.          Reservation of Ordinary Shares.

(a)          Sufficient Shares. The Company shall at all times reserve and keep available out of its authorized and unissued Ordinary Shares or shares acquired by the Company, solely for issuance upon the conversion of Preferred Shares as provided in this Certificate of Designations, free from any preemptive or other similar rights, such number of shares of Ordinary Shares as shall from time to time be issuable upon the conversion of all the Preferred Shares then issued and outstanding. For purposes of this Section 18(a), the number of Ordinary Shares that shall be deliverable upon the conversion of all issued and outstanding Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)          Use of Acquired Shares. Notwithstanding the foregoing, the Company shall be entitled to deliver upon conversion of Series B Shares, as herein provided, Ordinary Shares acquired by the Company (in lieu of the issuance of authorized and unissued Ordinary Shares), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Original Holders).

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(c)          Free and Clear Delivery. All Ordinary Shares delivered upon conversion of the Series B Shares shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Original Holders).

(d)          Compliance with Law. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series B Shares, the Company shall use its reasonable best efforts to comply with all laws and regulations thereunder requiring the approval of such delivery by any Regulatory Entities.

(e)          Listing. The Company hereby covenants and agrees that, if at any time the Ordinary Shares shall be listed on the New York Stock Exchange or any other securities exchange or quotation system, the Company will, if permitted by the rules of such exchange or quotation system, list and keep listed, so long as the Ordinary Shares shall be so listed on such exchange or quotation system, all the Ordinary Shares then issuable upon conversion of the Series B Shares.

Section 19.         Transfer Agent, Conversion Agent, Registrar and Paying Agent.

The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series B Shares shall be Continental Stock Transfer & Trust Company. The Company may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Company and the Transfer Agent; provided that the Company shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Company shall send notice thereof by first-class mail, postage prepaid, to the Holders (or otherwise pursuant to any applicable procedures of a Depositary).

Section 20.          Replacement Certificates.

(a)          Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates are issued, the Company shall replace any mutilated certificate at the Holder’s expense upon surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense upon delivery to the Company and the Transfer Agent of satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity on customary terms that may be required by the Transfer Agent and the Company.

(b)          Certificates Following Conversion. If physical certificates are issued, the Company shall not be required to issue any certificates representing the applicable Series B Shares on or after the applicable Conversion Date. In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in Section 20(a), shall deliver the Ordinary Shares pursuant to the terms of the Series B Shares formerly evidenced by the certificate.

(c)          Legends. Certificates for Series B Shares and any Ordinary Shares issued on conversion thereof may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage ( provided that any such notation, legend or endorsement is in a form acceptable to the Company).

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Section 21.          Form.

(a)          Global Preferred Shares. Series B Shares may, at the Company’s option, in its sole discretion, be issued in the form of one or more permanent global Series B Shares in definitive, fully registered form with a global legend in substantially the form attached hereto as Exhibit B (each, a “Global Preferred Share”), which is hereby incorporated in and expressly made a part of this Certificate of Designations. The Global Preferred Shares may have notations, legends or endorsements required by law, stock exchange rules, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). The aggregate number of shares represented by each Global Preferred Share may from time to time be increased or decreased by adjustments made on the records of the Registrar and the Depositary or its nominee as hereinafter provided. Global Preferred Shares shall be registered in the name of the Depositary, which shall be the Holder of such shares. This Section 21(a) shall apply only to a Global Preferred Share deposited with or on behalf of the Depositary.

(b)          Delivery to Depositary. If Global Preferred Shares are issued, the Company shall execute and the Registrar shall, in accordance with this Section 21, countersign and deliver initially one or more Global Preferred Shares that (i) shall be registered in the name of a nominee of the Depositary and (ii) shall be delivered by the Registrar to the Depositary or pursuant to instructions received from the Depositary or held by the Registrar as custodian for the Depositary pursuant to an agreement between the Depositary and the Registrar.

(c)          Agent Members. If Global Preferred Shares are issued, members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Certificate of Designations with respect to any Global Preferred Share held on their behalf by the Depositary or by the Registrar as the custodian of the Depositary or under such Global Preferred Share, and the Depositary may be treated by the Company, the Registrar and any agent of the Company or the Registrar as the absolute owner of such Global Preferred Share for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Registrar or any agent of the Company or the Registrar from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a holder of a beneficial interest in any Global Preferred Shares. If Global Preferred Shares are issued, the Depositary may grant proxies or otherwise authorize any Person to take any action that a Holder is entitled to take pursuant to the Series B Shares, this Certificate of Designations or the Articles of Association.

(d)           Physical Certificates. Global Preferred Shares will be exchangeable for other certificates evidencing Series B Shares, only if (x) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for the Global Preferred Share and the Company does not appoint a qualified replacement for the Depositary within 90 days, (y) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and the Company does not appoint a qualified replacement for the Depositary within 90 days or (z) the Company determines that the Series B Shares shall no longer be represented by Global Preferred Shares. In any such case, the Global Preferred Shares shall be exchanged in whole for other definitive Series B Shares in registered form, with the same terms and of an equal aggregate Liquidation Preference. Such other definitive Series B Shares shall be registered in the name or names of the Person or Persons specified by the Depositary in a written instrument to the Registrar.

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(e)          Signature. An Officer shall sign any Global Preferred Share for the Company, in accordance with the Company’s Articles of Association and applicable law, by manual or facsimile signature. If an Officer whose signature is on a Global Preferred Share no longer holds that office at the time the Transfer Agent countersigned the Global Preferred Share, the Global Preferred Share shall be valid nevertheless. A Global Preferred Share shall not be valid until an authorized signatory of the Transfer Agent manually countersigns the Global Preferred Share. Each Global Preferred Share shall be dated the date of its countersignature.

Section 22.          Transfer and Similar Taxes.

The Company shall pay any and all share transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of Series B Shares or Ordinary Shares or other securities issued on account of Series B Shares pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of Series B Shares, Ordinary Shares or other securities in a name other than that in which the Series B Shares with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

Section 23.          Rights of Holders.

No person or entity, other than the person or entity in whose name a certificate representing the Series B Shares is registered (if any) and whose name is registered as an owner of Series B Shares in the register of members of the Company, shall have any rights hereunder or with respect to the Series B Shares, the Company shall recognize the registered owner thereof in the register of members of the Company as the sole owner for all purposes, and no other person or entity (other than the Company) shall have any benefit, right, claim or remedy hereunder.

Section 24.          Other Rights.

The Series B Shares shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Association or as provided by applicable law.

Section 25.          Conflict.

To the extent the terms provided in this Certificate of Designations conflict with the terms contained in the Articles of Association, it is intended that the terms provided in this Certificate of Designations shall prevail. The Company agrees and undertakes to convene any general meeting of the Company, and to recommend that any such meeting adopt any resolution necessary, to amend the Articles of Association to eliminate any such conflict.

[Reminder of Page Intentionally Left Blank]

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EXHIBIT A

FORM OF DIRECTOR’S ACCEPTANCE LETTER

TO: FGL HOLDINGS (the “Company”)

Attn: The Secretary

I hereby accept and agree to my appointment or election as a Preference Share Director, in accordance with the Certificate of Designations of Series B Cumulative Convertible Preference Shares of the Company, dated [ ], 2017 (the “Certificate of Designations”). I hereby agree and acknowledge that my term of office shall immediately terminate in accordance with Section 12 of the Certificate of Designations without further action being required on my part.

I designate the following telephone and facsimile numbers and e-mail address for service of notice of all directors’ meetings. Notice by telephone facsimile or e-mail to either of the said numbers or e-mail address will constitute good and sufficient notice to myself and I agree to advise you of any change in these particulars.

Tel: [    ]

Fax: [    ]

E-mail: [    ]

Nationality: [    ]

I hereby authorize you to enter my name and address in the register of Directors and Officers of the Company as follows:

[Name]

[Address]

[Name]

A-1

EXHIBIT B

FORM OF

SERIES B CUMULATIVE CONVERTIBLE PREFERENCE SHARES

FACE OF SECURITY

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (AND THOSE ISSUABLE ON CONVERSION THEREOF) HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY U.S. STATE OR OTHER JURISDICTION AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT, AND IN ACCORDANCE WITH ALL APPLICABLE U.S., STATE AND OTHER SECURITIES LAWS. THIS CERTIFICATE IS ISSUED PURSUANT TO AND IS SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF AN INVESTMENT AGREEMENT AND A REGISTRATION RIGHTS AGREEMENT, EACH DATED AS OF [—], 2017 BETWEEN THE ISSUER OF THESE SECURITIES AND THE INVESTORS REFERRED TO THEREIN, COPIES OF WHICH ARE ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS CERTIFICATE (AND THOSE ISSUABLE ON CONVERSION THEREOF) MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENTS, AND ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENTS WILL BE VOID.

[IF GLOBAL PREFERENCE SHARES ARE ISSUED: UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL IN AS MUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, AND NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS REFERRED TO BELOW.]

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

B-1

Certificate Number	Number of Convertible Preference Shares

CUSIP NO.: [ ]

Series B Cumulative Convertible Preference Shares

(par value $0.0001 per share)

of

FGL HOLDINGS

FGL HOLDINGS, an exempted company incorporated and existing under the Companies Law (2016 Revision) of the Cayman Islands (the “Company”), hereby certifies that [            ] (the “Holder”) is the registered owner of [•] [             , or such number as is registered in the name of the Holder in the Company’s register of members maintained by the Registrar] fully paid and non-assessable preference shares of the Company designated the Series B Cumulative Convertible Preference Shares, with a par value of $0.0001 per share and a liquidation preference of US$1,000.00 (the “Convertible Preference Shares”).

The Convertible Preference Shares are subject to the Certificate of Designations and the amended and restated memorandum and articles of association of the Company and are transferable in accordance therewith. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Convertible Preference Shares represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designations dated [•], 2017 as the same may be amended from time to time (the “Certificate of Designations”). Capitalized terms used, but not defined herein, shall have the meaning given to them in the Certificate of Designations.

Reference is hereby made to select provisions of the Convertible Preference Shares set forth on the reverse hereof, and to the Certificate of Designations, which select provisions and the Certificate of Designations shall for all purposes have the same effect as if set forth at this place.

Upon receipt of this certificate, the Holder is bound by the Certificate of Designations and is entitled to the benefits thereunder.

Unless the Registrar has properly countersigned this certificate, the Convertible Preference Shares evidenced hereby shall not be entitled to any benefit under the Certificate of Designations or be valid or obligatory for any purpose.

Dated:

B-2

REVERSE OF SECURITY

Dividends on each of the Convertible Preference Shares shall be payable at the rate provided in the Certificate of Designations but only when, as and if declared by the Board of Directors as provided therein.

The Convertible Preference Shares shall be convertible in the manner and in accordance with the terms set forth in the Certificate of Designations.

The Convertible Preference Shares shall be redeemable at the option of the Company in the manner and in accordance with the terms set forth in the Certificate of Designations.

The Convertible Preference Shares carry voting rights as specified in the Certificate of Designations.

The Company shall furnish without charge to each holder who so requests the powers, designations, preferences and special rights of each class or series of share capital issued by the Company and the qualifications, limitations or restrictions on such powers, preferences and rights.

For value received,                                          hereby sell, assign and transfer unto

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE)

of the Convertible Preference Shares represented by the within Certificate, and such shares are subject to the Certificate of Designations and the memorandum of association and Articles of Association of the Company and are transferable in accordance therewith.

Dated:	20

Signature:

Signature:

Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate, in every particular, without alteration or enlargement, or any change whatever.

B-3

Exhibit C

Forms of Opinions of Maples and Calder and Skadden, Arps, Slate, Meagher & Flom LLP

Our ref             MUL/713181-000002/53120701v5

The Addressees named in the First Schedule

30 November 2017

Dear Sirs

FGL Holdings

We have acted as counsel as to Cayman Islands law to FGL Holdings (the "Company") in connection with the entry by the Company into the Transaction Document (as defined below) and the issuance of 6,138,000 ordinary shares of a par value of US$0.0001 each (together, the "Ordinary Shares") and 275,000 Series A cumulative convertible preferred shares of a par value of US$0.0001 (together, the "Preferred Shares" and, together with the Ordinary Shares, the "Securities").

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1.1	The certificate of incorporation dated 26 February 2016 and the amended and restated memorandum and articles of association of the Company as adopted on 8 August 2017 and to be effective on 30 November 2017 (the "Memorandum and Articles").

1.2	The written resolutions of the board of directors of the Company dated 29 November 2017 (the "Resolutions") and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.3	A certificate of good standing with respect to the Company issued by the Registrar of Companies (the "Certificate of Good Standing").

1.4	A certificate from a director of the Company a copy of which is attached to this opinion letter (the "Director's Certificate").

1.5	The Certificate of Designations of Series A Cumulative Convertible Preferred Shares (the "Certificate of Designations").

1.6	The transaction document listed in the Second Schedule (the "Transaction Document").

Maples and Calder

PO Box 309   Ugland House    Grand Cayman KY1-1104    Cayman Islands

Tel + 1 345 949 8066    Fax + 1 345 949 8080    maplesandcalder.com

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving the following opinions, we have relied (without further verification) upon the completeness and accuracy, as at the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	The Transaction Document has been or will be authorised and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.2	The Transaction Document is, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with its terms under laws of the State of New York (the "Relevant Law") and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.3	The choice of the Relevant Law as the governing law of the Transaction Document has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York (the "Relevant Jurisdiction") and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

2.4	Where the Transaction Document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered by all parties thereto in materially the same form as the last version provided to us and, where we have been provided with successive drafts of the Transaction Document marked to show changes to a previous draft, all such changes have been accurately marked.

2.5	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

2.6	All signatures, initials and seals are genuine.

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Transaction Document.

2.8	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Transaction Document.

2.9	No monies paid to or for the account of any party under the Transaction Document represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Law (2017 Revision) and the Terrorism Law (2017 Revision), respectively).

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2.10	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the register of mortgages and charges of the Company, or as contemplated by the Transaction Document.

2.11	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out below. Specifically, we have made no independent investigation of the Relevant Law.

2.12	The Court Register constitutes a complete record of the proceedings before the Grand Court as at the time of the Litigation Search (as those terms are defined below).

2.13	The Company will receive money or money's worth in consideration for the issue of the Ordinary Shares, and none of the Ordinary Shares were or will be issued for less than par value.

2.14	The Securities that will be issued pursuant to the Transaction Document will be duly registered, and will continue to be registered, in the Company's register of members (shareholders).

2.15	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Securities.

2.16	None of the parties to the Transaction Document (other than the Company) is a company incorporated, or a partnership or a foreign company or partnership registered, under applicable Cayman Islands law and all the activities of such parties in relation to the Transaction Document and any transactions entered into thereunder have not been and will not be carried on through a place of business in the Cayman Islands.

3	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The Company has all requisite power and authority under the Memorandum and Articles to enter into, execute and perform its obligations under the Transaction Document.

3.3	The execution and delivery of the Transaction Document do not, and the performance by the Company of its obligations under the Transaction Document will not, conflict with or result in a breach of any of the terms or provisions of the Memorandum and Articles or any law, public rule or regulation applicable to the Company currently in force in the Cayman Islands.

3.4	The execution, delivery and performance of the Transaction Document have been authorised by and on behalf of the Company and, upon the execution and unconditional delivery of the Transaction Document by a director of the Company or an officer of the Company for and on behalf of the Company, the Transaction Document will have been duly executed and delivered on behalf of the Company and will constitute the legal, valid and binding obligations of the Company enforceable in accordance with their terms.

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3.5	The Securities to be issued by the Company pursuant to the Transaction Document have been duly authorised for issue by the Company, and when issued by the Company against payment in full of the consideration, in accordance with the Transaction Document, the Memorandum and Articles and the Certificate of Designations and duly registered in the Company's register of members (shareholders), will be validly issued, fully-paid and non-assessable and are not subject to any pre-emptive or similar rights under the Companies Law (2016 Revision) of the Cayman Islands (the "Companies Law") or pursuant to the Memorandum and Articles or the Certificate of Designations.

3.6	No authorisations, consents, approvals, licences, validations or exemptions are required by law from any governmental authorities or agencies or other official bodies in the Cayman Islands in connection with:

(a)	the execution, creation or delivery of the Transaction Document by and on behalf of the Company;

(b)	subject to the payment of the appropriate stamp duty, enforcement of the Transaction Document against the Company; or

(c)	the performance by the Company of its obligations under the Transaction Document, including the issuance of the Securities or the payment of any amount under the Transaction Document.

3.7	No taxes, fees or charges (other than stamp duty) are payable (either by direct assessment or withholding) to the government or other taxing authority in the Cayman Islands under the laws of the Cayman Islands in respect of:

(a)	the execution or delivery of the Transaction Document;

(b)	the enforcement of the Transaction Document; or

(c)	payments made under, or pursuant to, the Transaction Document.

The Cayman Islands currently have no form of income, corporate or capital gains tax and no estate duty, inheritance tax or gift tax.

3.8	The courts of the Cayman Islands will observe and give effect to the choice of the Relevant Law as the governing law of the Transaction Document.

3.9	Based solely on our search of the Register of Writs and Other Originating Process (the "Court Register") maintained by the Clerk of the Court of the Grand Court of the Cayman Islands from the date of incorporation of the Company to the close of business (Cayman Islands time) on 29 November 2017 (the "Litigation Search"), the Court Register disclosed no writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim nor third party notice ("Originating Process") nor any amended Originating Process pending before the Grand Court of the Cayman Islands, in which the Company is identified as a defendant or respondent.

3.10	Although there is no statutory enforcement in the Cayman Islands of judgments obtained in the State of New York, a judgment obtained in such jurisdiction will be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

4

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty; and

(e)	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

3.11	It is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of the Transaction Document that any document be filed, recorded or enrolled with any governmental authority or agency or any official body in the Cayman Islands.

3.12	There is no exchange control legislation under Cayman Islands law and accordingly there are no exchange control regulations imposed under Cayman Islands law.

3.13	The submission by the Company in the Transaction Document to the exclusive jurisdiction of the Relevant Jurisdiction is legal, valid and binding on the Company assuming that the same is true under the Relevant Law and under the laws, rules and procedures applying in the Relevant Jurisdiction.

3.14	None of the parties to the Transaction Document (other than the Company) is or will be treated as resident, domiciled or carrying on or transacting business in the Cayman Islands solely by reason of the negotiation, preparation or execution of the Transaction Document.

3.15	None of the parties to the Transaction Document will be required to be licensed, qualified, or otherwise entitled to carry on business in the Cayman Islands in order to enforce their respective rights under the Transaction Document, or as a consequence of the execution, delivery and performance of the Transaction Document.

3.16	Based solely on our review of the Memorandum and Articles and the Director's Certificate, the authorised share capital of the Company will be US$90,000 divided into 800,000,000 Ordinary Shares of a par value of US$0.0001 each and 100,000,000 Preferred Shares of a par value of US$0.0001 each.

3.17	The rights, privileges and preferences of the Ordinary Shares are as set out in the Memorandum and Articles and the rights, privileges and preferences of the Preferred Shares are as set out in the Memorandum and Articles and the Certificate of Designations.

4	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1	The obligations assumed by the Company under the Transaction Document will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

5

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Document in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	any provision in the Transaction Document which is governed by Cayman Islands law purporting to impose obligations on a person who is not a party to the Transaction Document (a "third party") is unenforceable against that third party. Any provision in the Transaction Document which is governed by Cayman Islands law purporting to grant rights to a third party is unenforceable by that third party, except to the extent that the Transaction Document expressly provides that the third party may, in its own right, enforce such rights (subject to and in accordance with the Contracts (Rights of Third Parties) Law, 2014 of the Cayman Islands);

(k)	any provision of the Transaction Document which is governed by Cayman Islands law which expresses any matter to be determined by future agreement may be void or unenforceable;

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(l)	we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Document to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions; and

(m)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Transaction Document whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Law, including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company.

4.2	Applicable court fees will be payable in respect of the enforcement of the Transaction Document.

4.3	Cayman Islands stamp duty may be payable if the original Transaction Document is brought to or executed in the Cayman Islands.

4.4	To maintain the Company in good standing with the Registrar of Companies under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.5	The Company must make an entry in its register of mortgages and charges in respect of all mortgages and charges created under the Transaction Document in order to comply with section 54 of the Companies Law; failure by the Company to comply with this requirement does not operate to invalidate any mortgage or charge though it may be in the interests of the secured parties that the Company should comply with the statutory requirements.

4.6	Under the laws of the Cayman Islands any term of the Transaction Document which is governed by Cayman Islands law may be amended or waived orally or by the conduct of the parties thereto, notwithstanding any provision to the contrary contained in the relevant Transaction Document.

4.7	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of the Cayman Islands and/or restrictive measures adopted by the European Union Council for Common Foreign and Security Policy extended to the Cayman Islands by the Order of Her Majesty in Council.

4.8	A certificate, determination, calculation or designation of any party to the Transaction Document as to any matter provided therein might be held by a Cayman Islands court not to be conclusive final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error.

4.9	The Litigation Search of the Court Register would not reveal, amongst other things, an Originating Process filed with the Grand Court which, pursuant to the Grand Court Rules or best practice of the Clerk of the Courts' office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts' office).

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4.10	In principle the courts of the Cayman Islands will award costs and disbursements in litigation in accordance with the relevant contractual provisions but there remains some uncertainty as to the way in which the rules of the Grand Court will be applied in practice. Whilst it is clear that costs incurred prior to judgment can be recovered in accordance with the contract, it is likely that post-judgment costs (to the extent recoverable at all) will be subject to taxation in accordance with Grand Court Rules Order 62.

4.11	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Transaction Document and enforce the remainder of the Transaction Document or the transaction of which such provisions form a part, notwithstanding any express provisions in the Transaction Document in this regard.

4.12	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Transaction Document.

We express no view as to the commercial terms of the Transaction Document or whether such terms represent the intentions of the parties and make no comment with regard to warranties or representations that may be made by the Company.

The opinions in this opinion letter are strictly limited to the matters contained in the opinions section above and do not extend to any other matters. We have not been asked to review and we therefore have not reviewed any of the ancillary documents relating to the Transaction Document and express no opinion or observation upon the terms of any such document.

This opinion letter is addressed to and for the benefit solely of the addressees and may not be relied upon by any other person for any purpose, nor may it be transmitted or disclosed (in whole or part) to any other person without our prior written consent.

Yours faithfully

Maples and Calder

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First Schedule

Addressees

The Purchasers under the Transaction Document

9

Second Schedule

Transaction Document

The Investment Agreement between the Company and the Persons Listed on Annex 1 thereto.

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FGL Holdings

PO Box 309, Ugland House

Grand Cayman

KY1-1104

Cayman Islands

30 November 2017

To:	Maples and Calder
PO Box 309, Ugland House
Grand Cayman
KY1-1104
Cayman Islands

Dear Sirs

FGL Holdings (the "Company")

I, the undersigned, being an officer of the Company, am aware that you are being asked to provide an opinion letter (the "Opinion") in relation to certain aspects of Cayman Islands law. Unless otherwise defined herein, capitalised terms used in this certificate have the respective meanings given to them in the Opinion. I hereby certify that:

1	The Memorandum and Articles remain in full force and effect and are unamended.

2	The Resolutions were duly passed in the manner prescribed in the Memorandum and Articles (including, without limitation, with respect to the disclosure of interests (if any) by directors of the Company) and have not been amended, varied or revoked in any respect.

3	The shareholders of the Company (the "Shareholders") have not restricted the powers of the directors of the Company in any way.

4	The directors of the Company at the date of the Resolutions and at the date of this certificate were and are Chinh Chu, William Foley II, Richard Massey, James Quella and Keith Abell.

5	The minute book and corporate records of the Company as maintained at its registered office in the Cayman Islands and made available to you are complete and accurate in all material respects, and all minutes and resolutions filed therein represent a complete and accurate record of all meetings of the Shareholders and directors (or any committee thereof) of the Company (duly convened in accordance with the Memorandum and Articles) and all resolutions passed at the meetings or passed by written resolution or consent, as the case may be.

6	Prior to, at the time of, and immediately following the execution of the Transaction Document the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the Transaction Document for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

7	Each director of the Company considers the transactions contemplated by the Transaction Document to be of commercial benefit to the Company and has acted in good faith in the best interests of the Company, and for a proper purpose of the Company, in relation to the transactions which are the subject of the Opinion.

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8	To the best of my knowledge and belief, having made due inquiry, the Company is not the subject of legal, arbitral, administrative or other proceedings in any jurisdiction. Nor have the directors or Shareholders taken any steps to have the Company struck off or placed in liquidation, nor have any steps been taken to wind up the Company. Nor has any receiver been appointed over any of the Company's property or assets.

9	The Company is not a central bank, monetary authority or other sovereign entity of any state and is not a subsidiary, direct or indirect, of any sovereign entity or state.

10	The Company has no employees.

11	The authorised share capital of the Company is US$90,000 divided into 800,000,000 Ordinary Shares of a par value of US$0.0001 each and 100,000,000 Preferred Shares of a par value of US$0.0001 each.

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I confirm that you may continue to rely on this certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you in writing personally to the contrary.

Signature:

Name:

Title:	Director

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Exhibit D

Articles of Association and Amended Articles

THE COMPANIES LAW (2016 REVISION)

 OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

FGL Holdings

(adopted by special resolution dated 8 AUGUST 2017 and EFFECTIVE ON 30 NOVEMBER 2017)

THE COMPANIES LAW (2016 REVISION)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

FGL Holdings

(adopted by special resolution dated 8 AUGUST 2017 and EFFECTIVE ON 30 NOVEMBER 2017)

1	The name of the Company is FGL Holdings

2	The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member's shares.

5	The share capital of the Company is US$90,000 divided into 800,000,000 Ordinary Shares of a par value of US$0.0001 each and 100,000,000 Preferred Shares of a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Memorandum of Association bear the respective meanings given to them in the Articles of Association of the Company.

2

THE COMPANIES LAW (2016 REVISION)

 OF THE CAYMAN ISLANDS

 COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

 ARTICLES OF ASSOCIATION

OF

FGL Holdings

(adopted by special resolution dated 8 AUGUST 2017 and EFFECTIVE ON 30 NOVEMBER 2017)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Affiliate"	means, as to any person, any person which directly or indirectly controls, is controlled by, or is under common control with such person. For purposes of this definition, "control" of a person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by ownership of voting shares, by agreement or otherwise.

"Applicable Law"	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any Governmental Authority applicable to such person.

"Articles"	means these articles of association of the Company.

"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).

"Blackstone"	means Blackstone Group, L.P.

"Blackstone Group"	means: (a) Blackstone; (b) Blackstone Tactical Opportunities Fund II, L.P., an investment fund managed by Blackstone; (c) any investment fund or other collective investment vehicle whose general partner or managing member is owned, directly or indirectly, by Blackstone or one or more of Blackstone's subsidiaries; and (d) any Affiliate or Subsidiary of any of the foregoing (other than: (x) the Company; and (y) employees of the Company and Blackstone or either of their respective Subsidiaries).

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"Business Day"	means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City.

"Cause"	means a conviction for a criminal offence involving dishonesty or engaging in conduct which brings a Director or the Company into disrepute or which results in a material financial detriment to the Company.

"Code"	means the United States Internal Revenue Code of 1986, as amended from time to time, or any United States Federal statute from time to time in effect that has replaced such statute, and any reference in the Articles to a provision of the Code or a United States Treasury regulation promulgated thereunder means such provision or regulation as amended from time to time or any provision of a United States Federal law or any United States Treasury regulation, from time to time in effect that has replaced such provision or regulation.

"Company"	means the above named company.

"Controlled Share"	means an Ordinary Share owned by a US Person either: (a) directly, indirectly or constructively under Section 958 of the Code; or (b) beneficially within the meaning of Section 13(d)(3) of the Exchange Act.

"Directors"	means the directors for the time being of the Company.

"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

"Electronic Record"	has the same meaning as in the Electronic Transactions Law.

"Electronic Transactions Law"	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

"Equity Security"	means a Share, any security exercisable or convertible into or exchangeable for Shares and all options, warrants, and other rights to purchase or otherwise subscribe for Shares, including any share appreciation or similar rights, contractual or otherwise.

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"Exchange Act"	means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"FNF"	means Fidelity National Financial, Inc.

"FNF Group"	means: (a) FNF; (b) any subsidiary of FNF; (c) any investment fund or other investment vehicle whose general partner or managing member is owned, directly or indirectly, by FNF or one or more of FNF's Subsidiaries or Affiliates; (d) Fidelity National Financial Ventures, LLC; and (e) any affiliate, successor or officer of any of the foregoing.

"Governmental Authority"	means any Cayman Islands, United States Federal, state, county, city, local or foreign governmental, administrative or regulatory authority, commission, committee, agency or body (including any court, tribunal or arbitral body and any self-regulating authority such as the United States Financial Industry Regulatory Authority).

"Group"	shall have the meaning ascribed to it in Rule 13d-5 promulgated under the Exchange Act.

"Member"	has the same meaning as in the Statute.

"Memorandum"	means the memorandum of association of the Company.

"Minimum Member"	means a Member meeting the minimum requirements set forth for eligible members to submit proposals under Rule 14a-8 of the Exchange Act or any applicable rules thereunder as may be amended or promulgated thereunder from time to time.

"Ordinary Resolution"	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

"Ordinary Share"	means an ordinary share of a par value of US$0.0001 in the share capital of the Company.

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"Preferred Share"	means a preferred share of a par value of US$0.0001 in the share capital of the Company.

"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

"Registered Office"	means the registered office for the time being of the Company.

"Seal"	means the common seal of the Company and includes every duplicate seal.

"Share"	means an Ordinary Share or a Preferred Share in the Company and includes a fraction of a share in the Company.

"Special Resolution"	has the same meaning as in the Statute.

"Statute"	means the Companies Law (2016 Revision) of the Cayman Islands.

"Subscriber"	means the subscriber to the Memorandum.

"Subsidiary"	means, with respect to any person, any other person the majority of whose equity securities or shares or voting securities or shares able to appoint the board of directors or comparable governing body are directly or indirectly owned or controlled by such person.

"Total Voting Power"	means the total votes attributable to all issued Shares of the Company.

"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

"US Person"	means a United States person as defined in Section 957(c) of the Code.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

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(c)	"written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(d)	"shall" shall be construed as imperative and "may" shall be construed as permissive;

(e)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(f)	any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g)	the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(h)	headings are inserted for reference only and shall be ignored in construing the Articles;

(i)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(j)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(k)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(l)	the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect;

(m)	the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share; and

(n)	words importing "person" shall be construed in the broadest sense and means and includes a natural person, a partnership, a company, a corporation, an association, a joint share company, a limited liability company, a trust, a joint venture, an unincorporated organisation and any other entity and any government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.

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2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights. Notwithstanding the foregoing, the Subscriber shall have the power to:

(a)	issue one Ordinary Share to itself;

(b)	transfer that Ordinary Share by an instrument of transfer to any person; and

(c)	update the Register of Members in respect of the issue and transfer of that Ordinary Share.

3.2	The Company shall not issue Shares to bearer.

4	Rights Attaching to Shares

4.1	The voting rights of the Shares shall be subject to the following provisions:

(a)	except as provided in the other provisions of this Article, every Member of record owning Shares conferring the right to vote present in person or by proxy shall have one vote, or such other number of votes as may be specified in the terms of the issue and rights and privileges attaching to such Shares or in the Articles, for each such Share registered in such Member's name;

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(b)	if, as a result of giving effect to the foregoing provisions of this Article or otherwise, the votes conferred by the Controlled Shares, directly or indirectly or by attribution, to any US Person that owns (within the meaning of Section 958(a) of the Code) any Shares, would otherwise represent more than 9.5% of the Total Voting Power, the votes conferred by such Controlled Shares shall be reduced by whatever amount is necessary so that after any such reduction the votes conferred by the Controlled Shares to such US Person shall constitute 9.5% of the Total Voting Power (provided, however, that: (a) votes shall be reduced only in the Controlled Shares (other than Controlled Shares held directly by members of the Blackstone Group or members of the FNF Group); and (b) votes shall be reduced in Controlled Shares held directly by the members of the Blackstone Group or the FNF Group only if and to the extent that reductions in the vote of other Controlled Shares do not result in satisfaction of the 9.5% threshold set forth in this Article 4.1(b). Notwithstanding anything in the Articles to the contrary, nothing in this Article 4.1 will reduce the votes conferred by: (i) any Shares held directly by the members of the Blackstone Group, without the consent of a majority of the Blackstone Group shareholders (as determined based on their ownership of the Ordinary Shares); or (ii) any Shares held directly by a member of the FNF Group without the consent of the applicable member of the FNF Group;

(c)	any reduction in votes required by this Article 4.1(b) shall be effected beginning with the Controlled Shares of the US Person whose Controlled Shares have the largest number of votes and continuing, as required, with the Controlled Shares of each US Person whose Controlled Shares successively have a smaller number of votes (after giving effect to prior reductions), the reduction in votes conferred by the Controlled Shares shall be effected proportionately among all of the Controlled Shares of such US Person in accordance with the relative voting power of such Controlled Shares. If varying the order in which votes are reduced would result in a more equitable allocation of the reduction of votes as determined by the Directors, the Directors shall have the discretion to vary the order in which votes are reduced;

(d)	after all required reductions to the votes conferred by the Controlled Shares are effected pursuant to Article 4.1(c), the amount of any reduction in the votes of the Controlled Shares of each US Person effected by application of Articles 4.1(b) and (c) shall be reallocated among and conferred on the shares held directly by such US Person, proportionately in accordance with the reduction in voting power of such shares pursuant to Article 4.1(c), to the extent that so doing does not cause the votes conferred by the Controlled Shares, directly or indirectly or by attribution, to any US Person that owns (within the meaning of Section 958(c) of the Code) any Shares to exceed 9.5% of the Total Voting Power;

(e)	upon written notification by a Member to the Directors, the number of votes conferred by the total number of Shares held directly by such Member shall be reduced to that percentage of the Total Voting Power, as so designated by such Member (subject to acceptance of such reduction by the Directors in their sole discretion), so that (and to the extent that) such Member may meet any applicable insurance or other regulatory requirement or voting threshold or limitation that may be applicable to such Member or to evidence that such person's voting power is no greater than such threshold;

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(f)	notwithstanding the foregoing provisions of this Article, after having applied such provisions as best as they consider reasonably practicable, the Directors may make final adjustments to the aggregate number of votes conferred, directly or indirectly or by attribution, by the Controlled Shares on any US Person to the extent that the Directors reasonably determine, by affirmative majority vote of the Directors, that it is necessary to do so to avoid any adverse tax consequences or materially adverse legal or regulatory treatment to the Company, any of its Subsidiaries or any Member or its Affiliates. Such adjustments intended to implement the 9.5% limitation set forth in Article 4.1(b) shall be subject to the proviso contained in such Article 4.1(b), but adjustments intended to implement the limitation set forth in a notification pursuant to Article 4.1(e) shall not be subject to the proviso contained in Article 4.1(b); and

(g)	each Member shall provide the Company with such information as the Company may reasonably request so that the Company and the Directors may make determinations as to the ownership (direct or indirect or by attribution) of Controlled Shares to such Member or to any person to which Shares may be attributed as a result of the ownership of Shares by such Member. If a Member fails to provide a timely, complete and accurate response to any such request, the Directors may, upon an affirmative vote of a majority of the Directors and after a reasonable cure period, make adjustments to the aggregate number of votes conferred upon the Shares held by such Member.

4.2	Any US Person shall give notice to the Company in writing within ten days following the date that such person acquires actual knowledge that such person would hold directly or indirectly or by attribution Controlled Shares that would but for Article 4.1(b) represent more than 9.5% of the voting power of all Shares entitled to vote generally at an election of Directors.

4.3	Notwithstanding the foregoing, no person shall be liable to any other person or the Company for any losses or damages resulting from a Member's failure to respond to, or submission of incomplete or inaccurate information in response to, a request under Article 4.1(e) above or from such person's failure to give notice under Article 4.2. The Directors may rely on the information provided by a person under this Article in the satisfaction of its obligations under this Article. The Company may, but shall have no obligation to, provide notice to any person of any adjustment to its voting power that may result from the application of this Article.

5	Tax Restrictions

5.1	No Member or holder of Equity Securities that is a US Person (in all cases, excluding any member of the Blackstone Group and any member of the FNF Group), shall knowingly permit itself (or, to its actual knowledge, any direct or indirect beneficial owner thereof) to own (directly, indirectly or constructively pursuant to Section 958 of the Code) Equity Securities possessing fifty per cent (50%) or more of:

(a)	the total voting power of the Shares or Equity Securities; or

(b)	the total value of the Shares or Equity Securities.

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No Member or holder of Equity Securities (or, to its actual knowledge, any direct or indirect beneficial owner thereof) nor any "related person" (within the meaning of Section 953(c) of the Code) to such Member or holder of Equity Securities (or such owner) (in all cases, excluding any member of the Blackstone Group and any member of the FNF Group) shall make any investment, or enter into a transaction, that, to the actual knowledge of such Member at the time such Member, holder of Equity Securities, owner or related person becomes bound to make the investment or enter into the transaction, would cause such Member, holder of Equity Securities, owner or related person, or any other US Person to own (directly, indirectly or constructively pursuant to Section 958 of the Code) issued Shares or Equity Securities possessing fifty per cent (50%) or more of: (a) the total voting power of the Shares or Equity Securities; or (b) the total value of the Shares or Equity Securities.

5.2	In the event any Member or holder of Equity Securities that is a US Person (in all cases, excluding any member of the Blackstone Group and any member of the FNF Group) violates Article 5.1 (without regard to any knowledge qualifier therein), at the discretion of the Directors, such Member or holder of Equity Securities shall, and shall cause any direct or indirect beneficial owner of such Member or holder of Equity Securities and any “related person” (within the meaning of Section 953(c) of the Code) to such Member or holder of Equity Securities to:

(a)	sell some or all of its Equity Securities at fair market value (as determined by the Company and such Member or holder in good faith) as directed by the Directors; or

(b)	allow the Company to repurchase some or all of its Equity Securities at fair market value (as determined by the Company and such Member or holder in good faith).

Notwithstanding anything to the contrary herein, upon a breach of Article 5.1 (without regard to any knowledge qualifier therein), the breaching Member or holder of Equity Securities shall be required to take any reasonable action the Directors deem appropriate.

6	Register of Members

6.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

6.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

7	Closing Register of Members or Fixing Record Date

7.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

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7.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

7.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

8	Certificates for Shares

8.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to the Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

8.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

8.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

8.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

9	Transfer of Shares

9.1	Subject to Article 3.1, Shares are freely transferable.

9.2	The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

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10	Redemption, Repurchase and Surrender of Shares

10.1	Subject to the provisions of the Statute the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

10.2	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

10.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

10.4	The Directors may accept the surrender for no consideration of any fully paid Share.

11	Treasury Shares

11.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

11.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

12	Variation of Rights of Shares

12.1	Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

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12.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

12.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

13	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

14	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

15	Lien on Shares

15.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

15.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

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15.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

15.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

16	Call on Shares

16.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

16.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

16.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

16.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

16.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

16.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

16.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

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16.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

17	Forfeiture of Shares

17.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

17.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

17.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

17.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

17.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

17.6	The provisions of the Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

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18	Transmission of Shares

18.1	If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

18.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

18.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

19	Amendments of Memorandum and Articles of Association and Alteration of Capital

19.1	The Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

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(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

19.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

19.3	Subject to the provisions of the Statute and the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

20	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

21	General Meetings

21.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

21.2	The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o'clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

21.3	The Directors may call general meetings.

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22	Notice of General Meetings

22.1	At least five days' notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members having a right to attend and vote at the meeting, together holding not less than ninety five per cent. in par value of the Shares giving that right.

22.2	The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

23	Advance Notice for Business

23.1	At each annual general meeting, the Members shall appoint the Directors then subject to appointment in accordance with the procedures set forth in the Articles and subject to Applicable Law and the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted. At any such annual general meeting any other business properly brought before the annual general meeting may be transacted.

23.2	To be properly brought before an annual general meeting, business (other than nominations of Directors, which must be made in compliance with, and shall be exclusively governed by, Article 30) must be:

(a)	specified in the notice of the annual general meeting (or any supplement thereto) given to Members by or at the direction of the Directors in accordance with the Articles;

(b)	otherwise properly brought before the annual general meeting by or at the direction of the Directors; or

(c)	otherwise properly brought before the annual general meeting by a Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote at such annual general meeting; and

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(iii)	complies with the notice procedures set forth in this Article.

23.3	For any such business to be properly brought before any annual general meeting pursuant to Article 23.2(c), the Member must have given timely notice thereof in writing, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member's notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member's notice as described herein.

23.4	Any such notice of other business shall set forth as to each matter the Member proposes to bring before the annual general meeting:

(a)	a brief description of the business desired to be brought before the annual general meeting, the reasons for conducting such business at the annual general meeting and the text of any proposal regarding such business (including the text of any resolutions proposed for consideration and, if such business includes a proposal to amend the Articles, the text of the proposed amendment), which shall not exceed 1,000 words;

(b)	as to the Member giving notice and any beneficial owner on whose behalf the proposal is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and such beneficial owner on whose behalf the proposal is made;

(ii)	the class and number of Shares which are, directly or indirectly, owned beneficially or of record by any such Member and by such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)	a description of any agreement, arrangement or understanding (including, without limitation, any swap or other derivative or short positions, profit interests, options, hedging transactions, and securities lending or borrowing arrangement) to which such Member or any such beneficial owner or their respective Affiliates is, directly or indirectly, a party as at the date of such notice: (x) with respect to any Shares; or (y) the effect or intent of which is to mitigate loss to, manage the potential risk or benefit of share price changes (increases or decreases) for, or increase or decrease the voting power of such Member or beneficial owner or any of their Affiliates with respect to Shares or which may have payments based in whole or in part, directly or indirectly, on the value (or change in value) of any Shares (any agreement, arrangement or understanding of a type described in this Article 23.4(iii), a "Covered Arrangement"); and

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(iv)	a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the annual general meeting to propose such business;

(c)	a description of any direct or indirect material interest by security holdings or otherwise of the Member and of any beneficial owner on whose behalf the proposal is made, or their respective Affiliates, in such business (whether by holdings of securities, or by virtue of being a creditor or contractual counterparty of the Company or of a third party, or otherwise) and all agreements, arrangements and understandings between such Member or any such beneficial owner or their respective Affiliates and any other person or persons (naming such person or persons) in connection with the proposal of such business by such Member;

(d)	a representation whether the Member or the beneficial owner intends or is part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to approve or adopt the proposal; and/or

(ii)	otherwise to solicit proxies from Members in support of such proposal;

(e)	an undertaking by the Member and any beneficial owner on whose behalf the proposal is made to:

(i)	notify the Company in writing of the information set forth in Articles 23.4(b)(ii), (b)(iii) and (c) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) Business Days) following the later of the record date or the date notice of the record date is first disclosed by public announcement; and

(ii)	update such information thereafter within two (2) Business Days of any change in such information and, in any event, as at close of business on the day preceding the meeting date; and

(f)	any other information relating to such Member, any such beneficial owner and their respective Affiliates that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, such proposal pursuant to Section 14 of the Exchange Act, to the same extent as if the Shares were registered under the Exchange Act.

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23.5	Notwithstanding anything to the contrary, the notice requirements set forth herein with respect to the proposal of any business pursuant to this Article, other than nominations for Directors which must be made in compliance with, and shall be exclusively governed by, Article 30, shall be deemed satisfied by a Member if such Member has submitted a proposal to the Company in compliance with Rule 14a-8 of the Exchange Act and such Member's proposal has been included in a proxy statement that has been prepared by the Company to solicit proxies for the annual general meeting; provided, that such Member shall have provided the information required by Article 23.4; provided, further, that the information required by Article 23.4(b) may be satisfied by providing the information to the Company required pursuant to Rule 14a-8(b) of the Exchange Act.

23.6	Notwithstanding anything in the Articles to the contrary:

(a)	no other business brought by a Member (other than the nominations of Directors, which must be made in compliance with, and shall be exclusively governed by, Article 30) shall be conducted at any annual general meeting except in accordance with the procedures set forth in this Article; and

(b)	unless otherwise required by Applicable Law and the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to bring business before an annual general meeting in accordance with this Article does not: (x) timely provide the notifications contemplated by Article 23.4(e) above; or (y) timely appear in person or by proxy at the annual general meeting to present the proposed business, such business shall not be transacted, notwithstanding that proxies in respect of such business may have been received by the Company or any other person or entity.

23.7	Except as otherwise provided by Applicable Law or the Articles, the chairman of any annual general meeting shall have the power and duty to determine whether any business proposed to be brought before an annual general meeting was proposed in accordance with the foregoing procedures (including whether the Member solicited or did not so solicit, as the case may be, proxies in support of such Member's proposal in compliance with such Member's representation as required by Article 23.4(d)) and if any business is not proposed in compliance with this Article, to declare that such defective proposal shall be disregarded. The requirements of this Article shall apply to any business to be brought before an annual general meeting by a Member other than nominations of Directors (which must be made in compliance with, and shall be exclusively governed by, Article 30) and other than matters properly brought under Rule 14a-8 of the Exchange Act. For purposes of the Articles, "public announcement" shall mean:

(a)	prior to the initial public offering of the Company, notice of the annual general meeting given to Members by or at the direction of the Directors in accordance with the procedures set forth in the Articles; and

(b)	on and after the initial public offering of the Company, disclosure in a press release of the Company reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed or furnished by the Company with or to the United States Securities Exchange Commission pursuant to Section 13, 14 or 15(b) of the Exchange Act.

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23.8	Nothing in this Article shall be deemed to affect any rights of:

(a)	Members to request inclusion of proposals in the Company's proxy statement pursuant to applicable rules and regulations under the Exchange Act; or

(b)	the holders of any class of Preferred Shares, or any other class of Shares authorised to be issued by the Company, to make proposals pursuant to any applicable provisions thereof.

23.9	Notwithstanding the foregoing provisions of this Article, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Article, if applicable.

24	Proceedings at General Meetings

24.1	No business shall be transacted at any general meeting unless a quorum is present. The holders of a majority of the issued Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

24.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

24.3	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall be dissolved.

24.4	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman or co-chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman or co-chairman, if any, of the board of Directors shall preside as chairman or co-chairman at such general meeting. If there is no such chairman or co-chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

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24.5	If no Director is willing to act as chairman or co-chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

24.6	The chairman or co-chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

24.7	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

24.8	A resolution put to the vote of the meeting shall be decided on a poll.

24.9	A poll shall be taken as the chairman or co-chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

24.10	A poll demanded on the election of a chairman or co-chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

24.11	In the case of an equality of votes the chairman or each co-chairman, if any, shall be entitled to a second or casting vote.

25	Votes of Members

25.1	Subject to any rights or restrictions attached to any Shares, every Member present in any such manner shall have one vote for every Share of which he is the holder.

25.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

25.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

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25.4	No person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

25.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman or co-chairman whose decision shall be final and conclusive.

25.6	Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

25.7	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

26	Proxies

26.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

26.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

The chairman or co-chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman or co-chairman, shall be invalid.

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26.3	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

26.4	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

27	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

28	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

29	Directors

29.1	There shall be a board of Directors consisting of not less than one person provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The first Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Subscriber.

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29.2	The Directors shall be divided into three classes: Class A, Class B and Class C. The number of Directors in each class shall be as nearly equal as possible. Upon the adoption of the Articles, the existing Directors shall by resolution classify themselves as Class A, Class B or Class C Directors. The Class A Directors shall stand elected for a term expiring at the Company's third annual general meeting following effectiveness of the Articles, the Class B Directors shall stand elected for a term expiring at the Company's first annual general meeting following effectiveness of the Articles and the Class C Directors shall stand elected for a term expiring at the Company's second annual general meeting following effectiveness of the Articles. At each annual general meeting following effectiveness of the Articles, the class of Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after such election. Except as the Statute or other applicable law may otherwise require, in the interim between annual general meetings or extraordinary general meetings called for the election and/or the removal of one or more Directors and the filling of any vacancy in that connection, additional Directors and any vacancies in the board of Directors, including unfilled vacancies resulting from the removal of Directors for Cause, may be filled by the vote of a majority of the remaining Directors then in office, although less than a quorum (as defined in the Articles), or by the sole remaining Director. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A Director elected to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified. Holders of Shares may nominate persons for election as Director by sending a written notice addressed to the Company at the Registered Office by prepaid postal delivery, such notice to arrive at least twenty Business Days before the date of a general meeting at which the election of Directors is to be considered.

30	Nomination of Directors

30.1	Nominations of persons for election as Directors may be made at an annual general meeting only by:

(a)	the Directors; or

(b)	by any Member who:

(i)	is a Minimum Member at the time of giving of the notice provided for in this Article and at the time of the annual general meeting;

(ii)	is entitled to vote for the appointments at such annual general meeting; and

(iii)	complies with the notice procedures set forth in this Article (notwithstanding anything to the contrary set forth in the Articles, this Article 30.1(b) shall be the exclusive means for a Member to make nominations of persons for election of Directors at an annual general meeting).

30.2	Any Member entitled to vote for the elections may nominate a person or persons for election as Directors only if written notice of such Member's intent to make such nomination is given in accordance with the procedures set forth in this Article, either by personal delivery or express or registered mail (postage prepaid), to the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the one-year anniversary of the date of the annual general meeting for the immediately preceding year. However, in the event that the date of the annual general meeting is more than 30 days before or after such anniversary date, in order to be timely, a Member's notice must be received by the Company not later than the later of: (x) the close of business 90 days prior to the date of such annual general meeting; and (y) if the first public announcement of the date of such advanced or delayed annual general meeting is less than 100 days prior to such date, 10 days following the date of the first public announcement of the annual general meeting date. In no event shall the public announcement of an adjournment or postponement of an annual general meeting, or such adjournment or postponement, commence a new time period or otherwise extend any time period for the giving of a Member's notice as described herein. Members may nominate a person or persons (as the case may be) for election to the Directors only as provided in this Article and only for such class(es) as are specified in the notice of annual general meeting as being up for election at such annual general meeting.

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30.3	Each such notice of a Member's intent to make a nomination of a Director shall set forth:

(a)	as to the Member giving notice and any beneficial owner on whose behalf the nomination is made:

(i)	the name and address of such Member (as it appears in the Register of Members) and any such beneficial owner on whose behalf the nomination is made;

(ii)	the class and number of Shares which are, directly or indirectly, owned beneficially and of record by such Member and any such beneficial owner, respectively, or their respective Affiliates (naming such Affiliates), as at the date of such notice;

(iii)	a description of any Covered Arrangement to which such Member or beneficial owner, or their respective Affiliates, directly or indirectly, is a party as at the date of such notice;

(iv)	any other information relating to such Member and any such beneficial owner that would be required to be disclosed in a proxy statement in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act; and

(v)	a representation that the Member is a holder of record of Shares entitled to vote at such annual general meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in such Member's notice;

(b)	a description of all arrangements or understandings between the Member or any beneficial owner, or their respective Affiliates, and each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the Member;

(c)	a representation whether the Member or the beneficial owner is or intends to be part of a Group which intends:

(i)	to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Ordinary Shares (or other Shares) required to elect the Director or Directors nominated; and/or

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(ii)	otherwise to solicit proxies from Members in support of such nomination or nominations;

(d)	as to each person whom the Member proposes to nominate for election or re-election as a Director:

(i)	all information relating to such person as would have been required to be included in a proxy statement filed in connection with a solicitation of proxies for the election of Directors in a contested election pursuant to Section 14 of the Exchange Act;

(ii)	a description of any Covered Arrangement to which such nominee or any of his or her Affiliates is a party as at the date of such notice

(iii)	the written consent of each nominee to being named in the proxy statement as a nominee and to serving as a Director if so elected; and

(iv)	whether, if elected, the nominee intends to tender any advance resignation notice(s) requested by the Directors in connection with subsequent elections, such advance resignation to be contingent upon the nominee's failure to receive a majority vote and acceptance of such resignation by the Directors; and

(e)	an undertaking by the Member of record and each beneficial owner, if any, to (i) notify the Company in writing of the information set forth in Articles 30.3(a)(2), (a)(iii), (b) and (d) above as at the record date for the annual general meeting promptly (and, in any event, within five (5) Business Days) following the later of the record date or the date notice of the record date is first disclosed by public announcement and (ii) update such information thereafter within two (2) Business Days of any change in such information and, in any event, as at close of business on the day preceding the meeting date.

30.4	No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in the Articles. Except as otherwise provided by Applicable Law or the Articles, the chairman of any annual general meeting to elect Directors or the Directors may, if the facts warrant, determine that a nomination was not made in compliance with the foregoing procedure or if the Member solicits proxies in support of such Member's nominee(s) without such Member having made the representation required by Article 30.3 (c); and if the chairman or the Directors should so determine, it shall be so declared to the annual general meeting, and the defective nomination shall be disregarded. Notwithstanding anything in the Articles to the contrary, unless otherwise required by Applicable Law or the rules of any applicable stock exchange or quotation system on which Shares may be then listed or quoted, if a Member intending to make a nomination at an annual general meeting in accordance with this Article does not:

(a)	timely provide the notifications contemplated by of Article 30.3(e); or

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(b)	timely appear in person or by proxy at the annual general meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such nomination may have been received by the Company or any other person or entity.

30.5	Notwithstanding the foregoing provisions of this Article, any Member intending to make a nomination at an annual general meeting in accordance with this Article, and each related beneficial owner, if any, shall also comply with all requirements of the Exchange Act and the rules and regulations thereunder applicable to the same extent as if the Shares were registered under the Exchange Act with respect to the matters set forth in the Articles; provided, however, that any references in the Articles to the Exchange Act are not intended to and shall not limit the requirements applicable to nominations made or intended to be made in accordance with Article 30.1(b).

30.6	Nothing in this Article shall be deemed to affect any rights of the holders of any class of Preferred Shares, or any other class of Shares authorised to be issued by the Company, to appoint Directors pursuant to the terms thereof.

30.7	To be eligible to be a nominee for election or re-election as a Director pursuant to Article 30.1(b), a person must deliver (not later than the deadline prescribed for delivery of notice) to the Company a written questionnaire prepared by the Company with respect to the background and qualification of such person and the background of any other person or entity on whose behalf the nomination is being made (which questionnaire shall be provided by the Company upon written request) and a written representation and agreement (in the form provided by the Company upon written request) that such person:

(a)	is not and will not become a party to:

(i)	any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Company; or

(ii)	any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a Director, with such person's duties under Applicable Law;

(b)	is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed therein;

(c)	in such person's individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a Director, and will comply with, Applicable Law and corporate governance, conflict of interest, confidentiality and share ownership and trading policies and guidelines of the Company that are applicable to Directors generally; and

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(d)	if elected as a Director, will act in the best interests of the Company and not in the interest of any individual constituency. The nominating and governance committee shall review all such information submitted by the Member with respect to the proposed nominee and determine whether such nominee is eligible to act as a Director. The Company and the nominating and governance committee of the Directors may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent Director or that could be material to a reasonable Member's understanding of the independence, or lack thereof, of such nominee.

30.8	At the request of the Directors, any person nominated for election as a Director shall furnish to the Company the information that is required to be set forth in a Members' notice of nomination pursuant to this Article.

30.9	Any Member proposing to nominate a person or persons for election as Director shall be responsible for, and bear the costs associated with, soliciting votes from any other voting Member and distributing materials to such Members prior to the annual general meeting in accordance with the Articles and applicable rules of the United States Securities Exchange Commission. A Member shall include any person or persons such Member intends to nominate for election as Director in its own proxy statement and proxy card.

31	Powers of Directors

31.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

31.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

31.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

31.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

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32	Appointment and Removal of Directors

32.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director for Cause (and not otherwise).

32.2	The Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

33	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director for Cause (and not otherwise), either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

34	Proceedings of Directors

34.1	The quorum for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority if there are three or more Directors, shall be two if there are two Directors, and shall be one if there is only one Director.

34.2	Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman or, if there are co-chairman, each co-chairman, shall have a second or casting vote.

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34.3	A person may participate in a meeting of the Directors or committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman or co-chairman is located at the start of the meeting.

34.4	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

34.5	A Director may, or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days' notice in writing to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

34.6	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

34.7	The Directors may elect a chairman or co-chairman of their board and determine the period for which he is to hold office; but if no such chairman or co-chairman is elected, or if at any meeting the chairman or co-chairman is not present within fifteen minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

34.8	All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

34.9	A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

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35	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or co-chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

36	Directors' Interests

36.1	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

36.2	A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

36.3	A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

36.4	No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

36.5	A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

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37	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

38	Delegation of Directors' Powers

38.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

38.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

38.3	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

38.4	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

38.5	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chairman (or co-chairman) of the board of Directors, vice chairman of the board of Directors, one or more chief executive officers, presidents, a chief financial officer, a secretary, a treasurer, vice-presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries or any other officers as may be determined by the Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

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39	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

40	Remuneration of Directors

40.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

40.2	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

41	Seal

41.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

41.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

41.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

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42	Dividends, Distributions and Reserve

42.1	Subject to the Statute and this Article and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by the Statute.

42.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

42.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

42.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

42.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

42.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

42.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

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42.8	No Dividend or other distribution shall bear interest against the Company.

42.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

43	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

44	Books of Account

44.1	The Directors shall cause proper books of account to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Proper books of account shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

44.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

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44.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

45	Audit

45.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

45.2	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

45.3	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

46	Notices

46.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

46.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

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46.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

46.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

47	Winding Up

47.1	If the Company shall be wound up the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

47.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the sanction of a Special Resolution of the Company and any other sanction required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

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48	Indemnity and Insurance

48.1	Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, wilful neglect or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, wilful neglect or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud, wilful neglect or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

48.2	The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

48.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

49	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

50	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

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51	Mergers and Consolidations

The Company shall, with the approval of a Special Resolution, have the power to merge or consolidate with one or more constituent companies (as defined in the Statute), upon such terms as the Directors may determine.

52	Business Opportunities

52.1	In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as Directors and/or officers of the Company); and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Article are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Members in connection therewith.

52.2	To the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

52.3	Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a Director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge.

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52.4	To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

52.5	As used in this Article, the following definitions shall apply:

(a)	“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; and

(b)	“Investor Group” shall mean Blackstone Tactical Opportunities Fund II, L.P., CF Capital Growth, LLC, CC Capital Management LLC, GSO Capital Partners LP and Fidelity National Financial, Inc. and their respective Affiliates, and the respective successors and assigns of the foregoing.

53	Voting of Subsidiary Shares

53.1	Notwithstanding any other provision of the Articles to the contrary (but subject to Article 53.2), if the Company, in its capacity as a member or shareholder of any Subsidiary of the Company that is not a company or corporation organised under the laws of the United States of America or any state (or limited liability company organised under the laws of the United States of AMerica or any state that is taxable as a company or corporation for United States Federal income tax purposes) and that is not treated as a pass-through vehicle or disregarded entity for United States federal income tax purposes (unless such disregarded entity owns, directly or indirectly, any subsidiary organised under the laws of a jurisdiction outside the United States of America that is treated as a corporation for United States federal income tax purposes), is required or has the right to vote at a general meeting or special meeting of such Subsidiary (whether in person or by its attorney-in-fact or proxy) (or by written resolution in lieu of a general meeting or special meeting), and the subject matter of the vote is:

(a)	the appointment, removal or remuneration of directors of a non- United States Subsidiary of the Company; or

(b)	any other subject matter with respect to a non-United States Subsidiary of the Company that legally requires the approval of the shareholders of such non-United States Subsidiary of the Company, the Directors shall refer the subject matter of the vote to the Members and seek instruction from the Members entitled to vote generally at an election of Directors for the Company's corporate representative or proxy to vote with respect to the resolution proposed by such Subsidiary of the Company.

The Directors shall cause the Company's corporate representative or proxy to vote the Company's shares in such Subsidiary of the Company pro rata to the votes received at the general meeting of the Company, with votes for or against the directing resolution being taken, respectively, as an instruction for the Company's corporate representative or proxy to vote the appropriate proportion of its share for and the appropriate proportion of its shares against the resolution proposed by such Subsidiary of the Company. The Directors shall have authority to resolve any ambiguity. All votes referred to the Members pursuant to this Article shall give effect to and otherwise be subject to the voting power restrictions of Article 4.

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53.2	If the Directors, in their discretion, determine that the application of Article 53.1(b) with respect to a particular vote is not necessary to achieve the purposes of this Article, they may waive the application of Article 53.1(b) with respect to such vote.

54	Bye-laws or Articles of Association of Certain Subsidiaries

The Directors shall require that the bye-laws or articles of association or similar organisational documents of each Subsidiary of the Company that is not a company or corporation organised under the laws of the United States of AMerica or any state (or limited liability company organised under the laws of the United States of America or any state that is taxable as a corporation for United States Federal income tax purposes) and that is not treated as a pass-through vehicle or disregarded entity for United States federal income tax purposes (unless such disregarded entity owns, directly or indirectly, any subsidiary organized under the laws of a jurisdiction outside the United States that is treated as a corporation for United States federal income tax purposes) contain provisions substantially similar to Article 53 and this Article. The Company shall enter into agreements, as and when determined by the Directors, with each such Subsidiary of the Company, only if and to the extent reasonably necessary and permitted under Applicable Law, to effectuate or implement this Article.

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